UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ATLAS TECHNICAL CONSULTANTS, INC.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-16(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2023

ATLAS TECHNICAL CONSULTANTS, INC.
13215 Bee Cave Parkway, Building B, Suite 230
Austin, Texas 78738
          , 2023

Dear Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Atlas Technical Consultants, Inc. (the “Company”) to be held virtually on             , 2023, at virtualshareholdermeeting.com/ATCX2023SM at             , Central Time. You may attend the meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting virtualshareholdermeeting.com/ATCX2023SM. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of January 30, 2023 (the “Merger Agreement”), by and among GI Apple Midco LLC (“Parent”), GI Apple Merger Sub LLC (“Merger Sub”) and the Company and (ii) a proposal to adjourn the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger”).

Parent and Merger Sub are controlled by investment funds advised by GI Manager L.P. (“GI Partners”). Founded in 2001, GI Partners is a private investment firm with over 140 employees and offices in San Francisco, New York, Dallas, Chicago, Greenwich, Scottsdale, and London. The firm has assets under management totaling $35 billion and invests on behalf of leading institutional investors around the world through its private equity, real estate, and data infrastructure strategies. The private equity team invests primarily in companies in the healthcare, services, and software sectors.

Subject to the terms and conditions in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), you will be entitled to receive $12.25 in cash, without interest thereon and net of any required withholding of taxes, for each share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), including all shares of Class A Common Stock issued upon the exchange of Atlas TC Holdings, LLC’s common units and the surrender of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Class A Common Stock owned or held in treasury by the Company or owned by Parent or any of its subsidiaries and Company Common Stock owned by stockholders who have not voted in favor of the adoption of the Merger Agreement, or consented thereto in writing, and who have properly demanded appraisal rights pursuant to Delaware law as discussed in the section of this proxy statement captioned “The Merger — Appraisal Rights”), which represents a premium of approximately: (1) 124% to the closing price of the Company Common Stock on January 30, 2023, the last trading day prior to the Company’s announcement of the Merger, and (2) 121% to the 60-day volume weighted average closing price leading up to the announcement of the Merger.

The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, and declared that it is advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery by the Company of the Merger Agreement and the Limited Guarantee, dated as of January 30, 2023, described further in the accompanying proxy statement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. The Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person by virtual attendance, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual attendance by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares through a bank, broker or other nominee and want to vote in person by virtual attendance at the Special Meeting, you must obtain a “legal proxy.”

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote (present in person by virtual attendance or represented by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger at the Special Meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: ATCX.info@investor.morrowsodali.com

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Brian K. Ferraioli Chairman

The accompanying proxy statement is dated             , 2023 and, together with the enclosed form of proxy card, is first being mailed on or about             , 2023.

ATLAS TECHNICAL CONSULTANTS, INC.
13215 Bee Cave Parkway, Building B, Suite 230
Austin, Texas 78738

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON             , 2023

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), will be held virtually on             , 2023 at virtualshareholdermeeting.com/ATCX2023SM, at             , Central Time, for the following purposes:

1.      To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of January 30, 2023 (the “Merger Agreement”), by and among GI Apple Midco LLC (“Parent”), GI Apple Merger Sub LLC (“Merger Sub”) and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger”); and

2.      To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only stockholders of record as of the close of business on             , 2023, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person by virtual attendance, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting in person by virtual attendance and vote by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you have any questions or need any assistance voting, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 or by emailing ATCX.info@investor.morrowsodali.com.

By Order of the Board of Directors,

Brian K. Ferraioli Chairman

Dated:             , 2023

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON BY VIRTUAL ATTENDANCE, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before your proxy is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by virtual attendance by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person by virtual attendance at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote in person by virtual attendance by ballot at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the proposal to adjourn the Special Meeting.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: ATCX.info@investor.morrowsodali.com

i

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of GI Apple Merger Sub LLC with and into Atlas Technical Consultants, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain documents the Company files with the U.S. Securities and Exchange Commission (the “SEC”) without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Atlas,” the “Company,” “we,” “our,” “us” and similar words refer to Atlas Technical Consultants, Inc. Throughout this proxy statement, we refer to GI Apple Midco LLC as “Parent” and GI Apple Merger Sub LLC as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of January 30, 2023, by and among Parent, Merger Sub and the Company, as the “Merger Agreement,” our Class A common stock, par value $0.0001 per share, as “Class A Common Stock,” our Class B common stock, par value $0.0001 per share, as “Class B Common Stock” and, together with the Class A Common Stock, as “Company Common Stock” and the holders of Company Common Stock as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger

Atlas Technical Consultants, Inc.

Atlas Technical Consultants, Inc., a Delaware corporation, is an infrastructure and environmental solutions company and a provider of professional testing, inspection, engineering, environmental, program management and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education, industrial, healthcare and power markets. Atlas provides its services throughout the United States and its territories to a broad range of clients. Atlas has approximately 124 offices in 41 states, employs approximately 3,600 employees and is headquartered in Austin, Texas. The Class A Common Stock is listed on the NASDAQ Global Market (the “NASDAQ”) under the symbol “ATCX.”

GI Apple Midco LLC

Parent was formed on January 26, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

GI Apple Merger Sub LLC

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on January 26, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

Parent and Merger Sub are controlled by investment funds advised by GI Partners. Founded in 2001, GI Partners is a private investment firm with over 140 employees and offices in San Francisco, New York, Dallas, Chicago, Greenwich, Scottsdale, and London. The firm has assets under management totaling $35 billion and invests on behalf of leading institutional investors around the world through its private equity, real estate, and data infrastructure strategies. The private equity team invests primarily in companies in the healthcare, services, and software sectors.

In connection with the transactions contemplated by the Merger Agreement, GI Partners Fund VI LP, GI Partners Fund VI-A LP and GI Executive Fund VI LP (collectively, the “GI Funds”), funds affiliated with GI Partners, have provided Parent with an equity commitment in an aggregate amount in U.S. dollars equal to $1,068 million in cash

(the “Equity Commitment”). The Equity Commitment will be sufficient to fund a portion of the amounts required to be funded by Parent to pay the aggregate purchase price and the fees and expenses required to be paid at the closing of the Merger, as contemplated by, and subject to the terms and conditions of, the Merger Agreement and the Equity Commitment Letter (as defined below). For more information, please see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned direct subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, the Class A Common Stock will no longer be publicly traded, and will be delisted from the NASDAQ. In addition, the Company Common Stock will be deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger becomes effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration

The Company Common Stock

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each share of Class A Common Stock, including all shares of Class A Common Stock issued upon the exchange of Atlas TC Holdings, LLC’s (“ATCH”) common units (“Common Units”) and the surrender of corresponding shares of Class B Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (collectively, the “Excluded Shares”) that are (A) owned or held in treasury by the Company, (B) owned by Parent or any of its subsidiaries, (C) owned by stockholders who have not voted in favor of the adoption of the Merger Agreement, or consented thereto in writing, and who have properly exercised appraisal rights with respect to such shares in accordance with, and who have complied with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL” and, Section 262 of the DGCL, “Section 262”)) will be automatically cancelled, extinguished and converted into the right to receive an amount in cash equal to $12.25 (the “Per Share Price”), without interest thereon and net of any applicable withholding of taxes.

Prior to the closing of the Merger, Parent will designate a nationally recognized bank or trust company reasonably acceptable to the Company (the “Payment Agent”) to act as payment agent for the Merger. At or immediately prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (other than holders of Excluded Shares) become entitled pursuant the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Price, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”

Treatment of Company RSUs, Company PSUs and Company PSOs

The Merger Agreement provides for the following treatment of the Company’s equity awards as of the Effective Time:

•        each restricted stock unit of the Company (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, other than a Company RSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company RSU;

•        each award of performance-based restricted stock units of the Company (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, other than a Company PSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the number of shares of Company Common Stock subject to such Company PSU, with any performance vesting conditions deemed achieved at the greater of target and actual performance effective as of the Effective Time (up to a maximum of 137.5% of target), without any pro-ration;

•        each Company RSU and Company PSU issued during the calendar year in which the Effective Time occurs (each a “Current Year Award”) will automatically be cancelled and converted into and will become the conditional right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes (each, a “Cash Replacement Award”), equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Current Year Award. Each Cash Replacement Award will be subject to the same terms and conditions (including vesting terms and terms providing for the acceleration of vesting) that apply to the Current Year Award that it has replaced, other than the right to receive equity rather than cash upon vesting, and provided that, with respect to any Current Year Award that is a Company PSU, performance metrics will be deemed achieved at target performance as of the Effective Time, without any pro-ration (such that only time-based vesting conditions remain applicable); and

•        each award of a price-vested stock option to purchase shares of Company Common Stock (each, a “Company PSO”) that is outstanding and unexercised immediately prior to the Effective Time, with an exercise price per share less than the Per Share Price, whether vested or unvested, but with respect to which the performance-based vesting conditions would be achieved if the Per Share Price was equal to or greater than the “threshold stock price” under such Company PSO, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSO and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company PSO. Each Company PSO with an exercise price per share equal to or greater than the Per Share Price will automatically be cancelled without any cash payment being made in respect thereof.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Merger Consideration — Outstanding Company RSUs, Company PSUs and Company PSOs.”

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by the Company’s stockholders in exchange for shares of Company Common Stock in the Merger will be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes. Such receipt of cash by each stockholder that is a U.S. Holder (as defined under the caption, “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger by such stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

A stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Stockholders should read the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Appraisal Rights

If the Merger is consummated and certain conditions are met, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than such shares owned by Parent) and that are held by the Company’s stockholders who do not vote in favor of the adoption of the Merger Agreement, or consented thereto in writing, and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 (such shares, the “Dissenting Company Shares”). This means that stockholders may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262.

To exercise appraisal rights, stockholders must: (1) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of Company Common Stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced in Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”

Regulatory Approvals Required for the Merger

Under the Merger Agreement and as agreed by the parties, the Merger cannot be consummated until, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated, and until and the requisite approvals set forth on the Nuclear Consent Schedule regarding applicable federal and state nuclear regulatory laws have been obtained. For more information, please see the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger.”

On February 13, 2023, the Company made the necessary filings under the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”). The applicable waiting period under the HSR Act is expected to expire on March 15, 2023 at 11:59 p.m. Eastern Time.

Subsidiaries of the Company hold a number of radioactive materials licenses issued by the U.S. Nuclear Regulatory Commission (“NRC”) or Agreement States (as defined in the Atomic Energy Act of 1954, as amended), to which the NRC has delegated authority to regulate the use of radioactive material. The radioactive materials licenses authorize the various subsidiaries to use a certain type of gauge that contains a small amount of radioactive materials. As a general matter, radioactive materials licenses require the prior written approval from a nuclear regulator before they can be transferred, either directly or indirectly (e.g., through an upstream ownership change). On or before February 13, 2023, the Company and Parent jointly made certain license transfer related filings to the applicable NRC or Agreement State license issuers reflected on the Nuclear Consents Schedule, as necessary, requesting authorization for the indirect transfer of control of the radioactive materials licenses. These filings are being processed by the requested regulators and are expected to be received prior to closing the proposed transaction.

Closing Conditions

The obligations of the Company, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:

•        the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•        the expiration or termination of the applicable waiting period under the HSR Act and any timing agreement between a party and a Governmental Authority (as defined under the section of the proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Representations and Warranties”) not to consummate the Merger shall have expired or otherwise been terminated and the requisite approvals by applicable federal and state nuclear materials regulators;

•        the consummation of the Merger not being prohibited, restricted, enjoined or otherwise made illegal by any law, injunction or order issued by any Governmental Authority of competent jurisdiction;

•        the accuracy of the representations and warranties of the Company, Parent and Merger Sub in the Merger Agreement, in some respects subject to certain materiality qualifiers, as of the date of the Merger Agreement, the date of the closing of the Merger, or an earlier date if such representation or warranty expressly speaks as of such earlier date;

•        the performance in all material respects by the Company, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the closing of the Merger; and

•        since the date of the Merger Agreement, there shall not have been a material adverse effect on the Company since the date of the Merger Agreement that is continuing.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Conditions to the Closing of the Merger.”

Voting and Support Agreement

As an inducement to Parent and the Company entering into the Merger Agreement, on January 30, 2023, AS&M SPV, LLC, a Delaware limited liability company, and Arrow Environmental SPV, LLC, a Delaware limited liability company (together, the “Holders”), which collectively beneficially own, in the aggregate, approximately 43% of the outstanding Company Common Stock entered into a Voting and Support Agreement with the Company (the “Voting Agreement”), by and among the Company, Parent, Merger Sub and the Holders, pursuant to which each Holder has agreed to vote its shares in favor of the matters to be submitted to the Company’s stockholders in connection with the Merger, subject to the terms and conditions set forth in the Voting Agreement.

The Voting Agreement provides that if the Board of Directors of the Company (the “Board of Directors” or the “Board”) changes its recommendation with regard to the Company’s stockholders’ approval of the Merger Agreement, then the number of the Holders’ shares of Company Common Stock subject to the obligations under the Voting Agreement will be reduced such that the aggregate number of shares required to vote in favor of the Merger will be equal to at least the percentage of aggregate voting power with respect to all outstanding shares of Company Common Stock held by stockholders of the Company (excluding the Holder) voting in favor of approving the Merger Agreement, and transactions contemplated thereby, multiplied by such Holder’s shares of Company Common Stock subject to the obligations under the Voting Agreement.

Unless earlier terminated by the written consent of all parties, the Voting Agreement will terminate at the earliest of the date the Merger Agreement is validly terminated in accordance with its terms, the consummation of the Merger and the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the amount of the Per Share Price, changes the form of the Per Share Price or is otherwise materially adverse to the Holders.

The foregoing description of the Voting Agreement does not purport to be complete is subject to, and is qualified in its entirety by, the full text of the Voting Agreement, a copy of which is attached as Annex D to this proxy statement.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. It is anticipated that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $1,068 million in cash. In connection with the financing of the Merger, GI Partners Fund VI LP, a Delaware limited partnership, GI Partners Fund VI-A LP, a Delaware limited partnership, and GI Partners Executive Fund VI LP, a Delaware limited partnership (each, a “Fund” and, collectively, the “GI Funds”), Parent, Merger Sub and certain affiliates of Parent and Merger Sub have entered into an equity commitment letter, dated January 30, 2023 (the “Equity Commitment Letter”), in respect of the Equity Commitment.

In connection with the financing of the Merger, Merger Sub also has obtained a Commitment Letter (as amended from time to time in accordance with the Merger Agreement, the “Debt Commitment Letter”) from Owl Rock Capital Advisors LLC, Owl Rock Capital Corporation, Oak Hill Advisors, L.P., Silver Point Capital, L.P., Blackstone Alternative Credit Advisors LP, Blackstone Holdings Finance Co. L.L.C. and MidCap Financial Trust (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, senior secured credit facilities to fund a portion of the funds necessary to complete the Merger and the related transactions thereto (collectively, the “Facilities” and each, a “Facility”).

The Equity Commitment and unrestricted cash at the Company, together with any debt financing to be incurred or issued by Parent or its Subsidiaries in connection with funding the transactions contemplated by the Merger Agreement (the “Debt Financing”), will be sufficient (i) to fund the aggregate purchase price, (ii) to repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness and other amounts outstanding pursuant to the Company’s existing credit agreement, and (iii) to pay all fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement. Upon the terms and subject to the conditions of the Equity Commitment Letter, the Company has a contractual right to specifically enforce Parent’s obligations to cause the Equity Financing to be funded and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the Equity Financing (as defined in the Merger Agreement), in each case, subject to satisfaction of certain conditions. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Specific Performance.”

Pursuant to the Limited Guarantee, dated as of January 30, 2023 (the “Limited Guarantee”), delivered by the GI Funds in favor of the Company, the GI Funds have agreed to fund the following payment obligations of Parent and Merger Sub under the Merger Agreement, which are subject to an aggregate cap equal to the sum of all such payment obligations up to an aggregate liability of $56,750,000: (i) the $45,750,000 Parent Termination Fee (as defined below) if required, on the terms and subject to the limitations set forth in the Merger Agreement; (ii) any amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the Merger Agreement (the “Reimbursement Obligations”); and (iii) any amounts in respect of Enforcement Expenses. For more information about the Equity Commitment, Debt Financing and the Limited Guarantee, please see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

Required Stockholder Approval

The affirmative vote (present in person by virtual attendance or represented by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger at the Special Meeting is required to adopt the Merger Agreement. As of the Record Date (as defined below),              shares constitute a majority of the outstanding shares of Company Common Stock.

Approval of the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Company Common Stock present in person by virtual attendance or represented by proxy at the Special Meeting and entitled to vote on the subject matter. For more information, please see the section of this proxy statement captioned “The Special Meeting — Vote Required; Abstentions and Broker Non-Votes.”

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,              shares of Company Common Stock, representing approximately             % of the shares of Company Common Stock outstanding as of the Record Date and entitled to vote at the Special Meeting (and approximately             % of the shares of Company Common Stock outstanding and entitled to vote when taking into account Company RSUs, Company PSUs and Company PSOs held by our directors and executive officers). Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Company Common Stock: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the Adjournment Proposal.

The Special Meeting

Date, Time and Place

A special meeting of the Company’s stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held virtually on             , 2023 at virtualshareholdermeeting.com/ATCX2023SM, at             , Central Time (the “Special Meeting”).

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Company Common Stock at the close of business on             , 2023 (the “Record Date”). Each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were              shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of Company Common Stock outstanding as of the Record Date entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting.

Recommendation of the Company’s Board of Directors

After considering various factors described in this proxy statement under the caption, “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” the Board: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, and declared that it is advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the Limited Guarantee by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting.

The Board of Directors recommends that the Company’s stockholders vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Prior to the adoption of the Merger Agreement by stockholders, under certain circumstances, the Board of Directors may withhold, withdraw or modify the foregoing recommendation if it determines in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with its directors’ fiduciary duties to stockholders under applicable law. However, the Board of Directors cannot withhold, withdraw or modify the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a specified number of days to enable Parent to adjust the terms and conditions of the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee in such a manner that would obviate the need to effect a Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — The Board of Directors’ Recommendation; Board Recommendation Change”).

The termination of the Merger Agreement by Parent following a Board Recommendation Change will result in the payment by the Company of a termination fee to Parent in the amount of $20,300,000. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — The Board of Directors’ Recommendation; Board Recommendation Change.”

Opinion of the Company’s Financial Advisor

In connection with the Merger, Atlas’ financial advisor, BofA Securities, Inc. (“BofA Securities”), delivered a written opinion, dated January 30, 2023, to the Board of Directors as to the fairness, from a financial point of view and as of that date, of the Per Share Price to be received by holders of Class A Common Stock (other than GI Partners, L.L.C., Parent, Merger Sub and their respective affiliates). The full text of BofA Securities’ written opinion, dated January 30, 2023, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities delivered its opinion for the benefit and use of the Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the Merger (other than the Per Share Price to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Atlas or in which Atlas might engage or as to the underlying business decision of Atlas to proceed with or effect the Merger. BofA Securities expresses no opinion or recommendation as to how any securityholder should vote or act in connection with the Merger or any other matter.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, the Company’s stockholders should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed or were contemplated at the time. These interests include, among others:

•        accelerated vesting and cash out, at the Effective Time, of certain equity-based awards held by our executive officers and members of our Board of Directors immediately prior to the Effective Time, as more fully described below in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Company RSUs, Company PSUs and Company PSOs”;

•        grants of time-based vesting cash awards in replacement of certain equity-based awards held by our executive officers and members of our Board of Directors immediately prior to the Effective Time, as more fully described below in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Company RSUs, Company PSUs and Company PSOs”;

•        the eligibility of certain of our executive officers to receive, in the event of a qualifying termination of employment, severance payments and benefits under an employment agreement between such executive officer and the Company, as more fully described below in the sections of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”; and

•        continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as more fully described below in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Insurance and Indemnification of Directors and Executive Officers.”

If the proposal to adopt the Merger Agreement is approved, the shares of Company Common Stock held by the Company’s directors and executive officers will be treated in the same manner as outstanding shares of the Company Common Stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Merger Consideration.”

Alternative Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement, the Company is subject to certain “no-shop” obligations (“no-shop obligations”) that prohibit the Company from, among other things: (1) soliciting, initiating, proposing or knowingly inducing the making, submission or announcement of, or knowingly encouraging, facilitating or assisting, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnishing to any third party any non-public information relating to the Company and its subsidiaries or afford to any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case that would reasonably be expected to induce the making, submission or announcement of, or to knowingly encouraging, facilitating or assisting an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participating or engaging in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or inquiry, other than to inform such third parties of the Company’s obligations under the Merger Agreement; (iv) approving, endorsing or recommending any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) entering into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (as defined under the caption “Proposal 1: Adoption of the Merger Agreement — The “No-Shop” Period — No Solicitation of Offers”).

In addition, under certain circumstances and notwithstanding these restrictions, prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company and the Board of Directors and their respective representatives may (i) participate or engage in discussions or negotiations with, (ii) subject to an Acceptable Confidentiality Agreement, furnish any non-public information relating to the Company or its subsidiaries to any person or its representatives that has made or delivered to the Company a bona fide Acquisition Proposal, and (iii) otherwise facilitate such Acquisition Proposal or assist such person with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from a material breach of the Company’s obligations, as described in the immediately preceding paragraph) if (and only if) the Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably likely lead to a Superior Proposal and (after consultation with its outside legal counsel) the failure to take such actions in respect of the Acquisition Proposal would be inconsistent with the Board’s fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — The “No-Shop” Period — No Solicitation of Offers.”

Termination of the Merger Agreement

In addition to the circumstances described above, Parent and the Company have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual written agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., New York City time, on July 31, 2023 (the “Termination Date”), and if the Company’s stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof).

In the event the Merger Agreement is terminated (i) by the Company or Parent because the Merger is not consummated by the Termination Date, (ii) by the Company or Parent because the Company stockholder approval is not obtained or (iii) by Parent due to an uncured material breach by the Company of its representations, warranties, covenants or agreements set forth in the Merger Agreement and, (x) in the event of a termination, pursuant to subsection (ii) an Acquisition Proposal has been publicly announced or disclosed or made to the Company or the Board and not publicly withdrawn or publicly abandoned or (y) in the event of a termination pursuant to subsections (i) or (iii) an Acquisition Proposal has been publicly announced or disclosed or otherwise communicated to the Company or the Board and not withdrawn, and within 12 months after the date of such termination the Company consummates an Acquisition Proposal or enters into an agreement providing for an Acquisition Proposal that is subsequently consummated, then the Company will be obligated to pay Parent a termination fee of $20,300,000 (the “Company Termination Fee”). Further, if the Merger Agreement is terminated by Parent due to a change in recommendation by the Board before the Merger is approved by the Company’s stockholders, or pursuant to clauses (i) and (ii) of the preceding sentence at a time when

Parent had the right to terminate the Merger Agreement due to a change in its recommendation of the Merger by the Board before the Merger is approved by the Company’s stockholders, the Company will be obligated to pay Parent the Company Termination Fee.

The Company is entitled to terminate the Merger Agreement and receive a termination fee of $45,750,000 from Parent (the “Parent Termination Fee”), due to an uncured material breach by the Parent of its representations, warranties, covenants or agreements set forth in the Merger Agreement or if all the conditions to Closing are satisfied or waived and Parent fails to consummate the Merger.

Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Termination Fees.”

Effect on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

i.       the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Common Stock pursuant to the Merger Agreement;

ii.      (A) the Company will remain an independent public company, (B) the Class A Common Stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act, and (C) the Company will continue to file periodic reports with the SEC; and

iii.     the Company is obligated to pay the Company Termination Fee if the Merger Agreement is terminated (i) by the Company or Parent because the Merger is not consummated by the Termination Date, (ii) by the Company or Parent because the Company stockholder approval is not obtained or (iii) by Parent due to an uncured material breach by the Company of its representations, warranties, covenants or agreements set forth in the Merger Agreement and, in each case prior to such termination but after the date of the Merger Agreement, an Acquisition Proposal has been publicly disclosed or communicated to the Company stockholders and not withdrawn or otherwise abandoned prior to such termination, and within 12 months after the date of such termination the Company consummates an Acquisition Proposal or enters into an agreement providing for an Acquisition Proposal that is subsequently consummated. Further, if the Merger Agreement is terminated by Parent due to a change in recommendation by the Board, before the Merger is approved by stockholders, or pursuant to clauses (i) and (ii) of the preceding sentence at a time when Parent had the right to terminate the Merger Agreement due to a change in its recommendation of the Merger by the Board before the Merger is approved by the Company’s stockholders, the Company will be obligated to pay Parent the Company Termination Fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Termination Fees.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the documents we file with the SEC without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:     What is the proposed transaction and what effects will it have on the Company?

A:     The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. As a result of the Merger, the Company will become a direct wholly owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Class A Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Class A Common Stock.

Q:     Why am I receiving these materials?

A:     The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Company Common Stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:     When and where is the Special Meeting?

A:     The Special Meeting will take place virtually on           , 2023 at virtualshareholdermeeting.com/ATCX2023SM, at           , Central Time.

Q:     What am I being asked to vote on at the Special Meeting?

A:     You are being asked to vote on the following proposals:

•        to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned direct subsidiary of Parent; and

•        to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:     Who is entitled to vote at the Special Meeting?

A:     Stockholders of Company Common Stock as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each such stockholder shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share of Company Common Stock owned at the close of business on the Record Date.

Q:     May I attend the Special Meeting and vote in person by virtual attendance?

A:     Yes. All stockholders of Company Common Stock as of the Record Date may attend the Special Meeting and vote in person by virtual attendance. Instructions for voting by telephone or through the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, have your proxy card available so you can input the required information from the card, and log onto the Internet website address shown on the proxy card. When you log onto the Internet website address, you will receive instructions on how to vote your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately.

Even if you plan to attend the Special Meeting in person by virtual attendance, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual attendance by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person by virtual attendance at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:     How do I attend the virtual Special Meeting?

A:     If you are a registered stockholder, you will receive a proxy card from Morrow Sodali LLC (“Morrow”). The form contains instructions on how to attend the virtual Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Morrow at (800) 662-5200 (stockholders) or (203) 658-9400 (banks and brokers), or email ATCX.info@investor.morrowsodali.com.

You can pre-register to attend the virtual Special Meeting starting on             , 2023 at            a.m., Central Time (five business days prior to the meeting date). Enter the URL address into your browser virtualshareholdermeeting.com/ATCX2023SM, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. The ability to ask questions related to the Merger and proposals to be voted at the meeting will remain open via live webcast throughout the meeting, subject to time constraints. At the start of the Special Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Special Meeting.

Stockholders who hold their investments through a bank or broker, will need to contact Morrow to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Morrow will issue you a guest control number with proof of ownership. In either case you must contact Morrow for specific instructions on how to receive the control number. Morrow can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to Internet, you can listen only to the meeting by dialing             (or            if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number            . Please note that you will not be able to vote or ask questions at the Special Meeting if you choose to participate telephonically.

If you encounter any difficulties accessing the Special Meeting during the check-in or during the meeting, please contact Broadridge Financial Solutions by using the support link, or other contact information, provided on the meeting website.

Q:     What will I receive if the Merger is completed?

A:     Upon completion of the Merger, you will be entitled to receive the Per Share Price, without interest thereon and net of any applicable withholding of taxes, for each share of Class A Common Stock, including all shares of Class A Common Stock issued upon the exchange of Atlas TC Holdings, LLC’s (“ATCH”) common units (“Common Units”) and the surrender of Class B Common Stock, issued and outstanding immediately prior to the Effective Time that you own, unless you have properly exercised and not withdrawn your appraisal rights, and followed the procedures in the manner prescribed by Section 262. For example, if you own 100 shares of Company Common Stock, you will receive $1,225.00 in cash in exchange for your shares of Company Common Stock, without any interest, and net of any applicable withholding of taxes.

If you own shares of Class B Common Stock and corresponding Common Units, and have not previously redeemed them for Class A Shares, the Company will redeem your shares of Class B Common Stock and corresponding Common Units for shares of Class A Common Stock as of immediately prior to the Effective Time.

Q:     How does the Per Share Price compare to the market price of Class A Common Stock prior to announcement of the Merger?

A:     The Per Share Price represents a premium of approximately 124% to the closing share price of Class A Common Stock on January 30, 2023, the last trading day prior to the announcement of the Merger, a premium of approximately 121% to the 60-day volume weighted average closing price leading up to the announcement of the Merger.

Q:     What are the U.S. federal income tax consequences of the Merger?

A:     The receipt of cash by the Company’s stockholders in exchange for shares of Company Common Stock in the Merger will be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes. Such receipt of cash by each stockholder that is a U.S. Holder (as defined under the caption, “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition gain or loss in the amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger by such stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

A stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

For a more complete description of the U.S. federal income tax consequences of the Merger, stockholders should read the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

This proxy statement contains a discussion of the material U.S. federal income tax consequences of the Merger. This discussion does not address any non-U.S. tax consequences, nor does it pertain to state or local income or other tax consequences. You should consult your own tax advisors regarding the particular U.S. federal income tax consequences of the Merger to you in light of your particular circumstances, as well as the particular tax consequences to you of the Merger under any state, local or non-U.S. income or other tax laws.

Q:     What vote is required to adopt the Merger Agreement?

A:     The affirmative vote (present in person by virtual attendance or represented by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger at the Special Meeting is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote in person by virtual attendance by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:     What happens if the Merger is not completed?

A:     If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

i.       the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Common Stock pursuant to the Merger Agreement;

ii.      (A) the Company will remain an independent public company, (B) the Class A Common Stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act, and (C) the Company will continue to file periodic reports with the SEC; and

iii.     the Company is obligated to pay the Company Termination Fee if the Merger Agreement is terminated (i) by the Company or Parent because the Merger is not consummated by 11:59 p.m., New York City time, on the Termination Date, (ii) by the Company or Parent because the Company stockholder approval is not obtained or (iii) by Parent due to an uncured material breach by the Company of its representations, warranties, covenants or agreements set forth in the Merger Agreement and, in each case prior to such termination but after the date of the Merger Agreement, an Acquisition Proposal has been publicly disclosed or communicated to the Company stockholders and not withdrawn or otherwise abandoned prior to such termination, and within 12 months after the date of such termination the Company consummates an Acquisition Proposal or enters into an agreement providing for an Acquisition Proposal that is subsequently consummated. Further, if the Merger Agreement is terminated by Parent due to a change in recommendation by the Board, before the Merger is approved by stockholders, or pursuant to clauses (i) and (ii) of the preceding sentence at a time when Parent had the right to terminate the Merger Agreement due to a change in its recommendation of the Merger by the Board before the Merger is approved by the Company’s stockholders, the Company will be obligated to pay Parent the Company Termination Fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Termination Fees.”

Q:     How does the Board of Directors recommend that I vote?

A:     The Board of Directors recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, and (ii) “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies.

Q:     Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:     The Company’s stockholders should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed or were contemplated at the time. These interests include, among others:

•        accelerated vesting and cash out, at the Effective Time, of certain equity-based awards held by our executive officers and members of our Board of Directors immediately prior to the Effective Time, as more fully described below in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Company RSUs, Company PSUs and Company PSOs”;

•        grants of time-based vesting cash awards in replacement of certain equity-based awards held by our executive officers and members of our Board of Directors immediately prior to the Effective Time, as more fully described below in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Company RSUs, Company PSUs and Company PSOs”

•        the eligibility of certain of our executive officers to receive, in the event of a qualifying termination of employment, severance payments and benefits under an employment agreement between such executive officer and the Company, as more fully described below in the sections of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”; and

•        continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as more fully described below in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Insurance and Indemnification of Directors and Executive Officers.”

If the proposal to adopt the Merger Agreement is approved, the shares of Company Common Stock held by the Company’s directors and executive officers will be treated in the same manner as outstanding shares of the Company Common Stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Merger Consideration.”

Q:     What will the holders of Company RSUs, Company PSUs and Company PSOs receive in the Merger?

A:     The Merger Agreement provides that at the Effective Time:

•        each Company RSU that is outstanding immediately prior to the Effective Time, other than a Company RSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company RSU;

•        each Company PSU that is outstanding immediately prior to the Effective Time, other than a Company PSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the number of shares of Company Common Stock subject to such Company PSU, with any performance vesting conditions deemed achieved at the greater of target and actual performance effective as of the Effective Time (up to a maximum of 137.5% of target), without any pro-ration;

•        each Current Year Award will automatically be cancelled and converted into a Cash Replacement Award equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Current Year Award. Each Cash Replacement Award will be subject to the same terms and conditions (including vesting terms and terms providing for the acceleration of vesting) that apply to the Current Year Award that it has replaced, other than the right to receive equity rather than cash upon vesting, and provided that, with respect to any Current Year Award that is a Company PSU, performance metrics will be deemed achieved at target performance as of the Effective Time, without any pro-ration (such that only time-based vesting conditions remain applicable); and

•        each Company PSO that is outstanding and unexercised immediately prior to the Effective Time, with an exercise price per share less than the Per Share Price, whether vested or unvested, but with respect to which the performance-based vesting conditions would be achieved if the Per Share Price was equal to or greater than the “threshold stock price” under such Company PSO, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSO and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company PSO. Each Company PSO with an exercise price per share equal to or greater than the Per Share Price will automatically be cancelled without any cash payment being made in respect thereof.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Merger Consideration — Outstanding Company RSUs, Company PSUs and Company PSOs.”

Q:     What do I need to do now?

A:     You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:     Should I surrender my shares now?

A:     No. After the Merger is completed, the Payment Agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of Company Common Stock represented by such holder’s book-entry shares for the Per Share Price.

Q:     What happens if I sell or otherwise transfer my shares of Company Common Stock after the Record Date but before the Special Meeting?

A:     The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Per Share Price, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting, if applicable. Even if you sell or otherwise transfer your shares of Company Common Stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by the Company or its representatives.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person by virtual attendance at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:     How may I vote?

A:     If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with Continental Stock Transfer & Trust Company, our transfer agent), there are four ways to vote:

•        by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•        by visiting the Internet at the address on your proxy card;

•        by calling toll-free (within the United States or Canada) at the phone number on your proxy card; or

•        by attending the Special Meeting and voting in person by virtual attendance by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to grant your proxy, and to confirm that your voting instructions have been properly recorded when granting your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares or granting your proxy, if you grant your proxy electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person by virtual attendance, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Company Common Stock in person by virtual attendance by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by virtual attendance by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:     If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:     No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the Adjournment Proposal.

Q:     May I change my vote after I have mailed my signed and dated proxy card?

A:     Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•        signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•        submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•        delivering a written notice of revocation to Bradford Twombly, Assistant Corporate Secretary, Atlas Technical Consultants, Inc., 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738; or

•        attending the Special Meeting and voting in person by virtual attendance by ballot.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person by virtual attendance at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:     What is a quorum?

A:     The holders of a majority of the shares of Company Common Stock outstanding as of the Record Date entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting.

Q:     How are votes counted?

A:     For the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

For the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies. Broker non-votes, if any, will have no effect on the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies.

Q:     What is a proxy?

A:     A proxy is your legal designation of another person to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” Brian Ferraioli and Bradford Twombly are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:     If a stockholder gives a proxy, how are the shares voted?

A:     Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     The Company has engaged Morrow to assist in the solicitation of proxies for the Special Meeting at a cost of approximately $             plus certain expenses. The Company will also indemnify Morrow against losses arising out of its provision of these services on its behalf. In addition, the Company may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by the Company’s directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:     What should I do if I receive more than one set of voting materials?

A:     Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:     Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Per Share Price for my shares of Company Common Stock?

A:     If the Merger is consummated and certain conditions are met, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than such shares owned by Parent) and that are held by the Company’s stockholders who do not vote in favor of the adoption of the Merger Agreement, or consented thereto in writing, and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their Dissenting Company Shares under Section 262. This means that stockholders may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”

Q:     Where can I find the voting results of the Special Meeting?

A:     If available, the Company may announce preliminary voting results at the conclusion of the Special Meeting. The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:     When do you expect the Merger to be completed?

A:     We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger during the second quarter of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:     Who can help answer my questions?

A:     If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902

Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: ATCX.info@investor.morrowsodali.com

FORWARD-LOOKING STATEMENTS

Information set forth in this proxy statement, including statements as to the expected timing, completion, and effects of the proposed transactions contemplated by the Merger Agreement, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the fact that they use words such as “may,” “will,” “could,” “should,” “would,” “expect,” “anticipate,” “intend,” “estimate,” “believe” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements may include, but are not limited to:

•        statements about the anticipated benefits of the Merger, including future financial and operating results;

•        expected synergies and cost savings related to the Merger;

•        the plans, objectives, expectations and intentions of Atlas, Parent and the combined company;

•        the expected timing of the completion of the Merger;

•        the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto;

•        the ability to recognize the anticipated benefits of our past acquisitions, which may be affected by, among other things, competition;

•        the ability of Atlas to grow and manage growth profitably, maintain relationships with customers and suppliers and retain management and key employees;

•        changes adversely affecting the business in which we are engaged;

•        changes in applicable laws or regulations;

•        statements about the filings and approvals relating to the Merger;

•        the possibility that Atlas may be adversely affected by other economic, business, and/or competitive factors; and

•        other statements that are not historical facts.

Such statements are based upon the current beliefs, assumptions and expectations of the management of Atlas or Parent, as applicable, and the information available to them as of the date of filing of this proxy statement. The Company cautions investors not to place undue reliance on expectations regarding future results, levels of activity, performance, achievements or other forward-looking statements. The information contained in this proxy statement is provided by the Company as of the date hereof, and, unless required by law, the Company does not undertake and specifically disclaims any obligation to update these forward-looking statements contained in this document as a result of new information, future events or otherwise. All forward looking statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Atlas nor Parent, nor any of their respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the risk that Atlas’s stockholders may not adopt the Merger Agreement;

•        the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

•        risks that any of the closing conditions to the Merger may not be satisfied or waived in a timely manner;

•        risks related to disruption of management time from ongoing business operations due to the Merger;

•        the effect of the announcement of the Merger on the ability of Atlas to retain customers and retain and hire key personnel and maintain relationships with its suppliers and other business partners, and on Atlas’ operating results and businesses generally; and

•        the risk that potential litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability and transaction costs.

Discussions of additional risks and uncertainties are and will be contained in the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in subsequent Quarterly Reports on Form 10-Q filed with the SEC. You can obtain copies of the Company’s filings with the SEC for free at the SEC’s website (www.sec.gov).

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting virtually on          , 2023 at virtualshareholdermeeting.com/ATCX2023SM, at             , Central Time.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; and (2) adjourn the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting. Stockholders may make arrangements for such inspection by contacting Bradford Twombly, Assistant Corporate Secretary, Atlas Technical Consultants, Inc., 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

As of the Record Date, there were              shares of Company Common Stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the shares of Company Common Stock entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote (present in person by virtual attendance or represented by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger at the Special Meeting is required to adopt the Merger Agreement. As of the Record Date,              shares of Company Common Stock constitute a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

Approval of the Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Company Common Stock present in person by virtual attendance or represented by proxy at the Special Meeting.

If a stockholder abstains from voting, that abstention will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting in person by virtual attendance or are represented by proxy and abstain from voting, the abstention will have the same effect as a vote “AGAINST” the proposal to approve any Adjournment Proposal.

Each “broker non-vote” (if any) will count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the outcome of any Adjournment Proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes” will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the special meeting is considered “non-routine”.

Shares Held by the Company’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,            shares of Company Common Stock, representing approximately            % of the shares of Company Common Stock outstanding as of the Record Date and entitled to vote at the Special Meeting (and approximately            % of the shares of Company Common Stock outstanding and entitled to vote when taking into account Company RSUs, and Company PSUs held by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Company Common Stock: (1) “FOR” adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person by virtual attendance at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person by virtual attendance. If you attend the Special Meeting and vote in person by virtual attendance by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; and (2) “FOR” any Adjournment Proposal.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person by virtual attendance with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person by virtual attendance with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Adjournment Proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•        signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•        submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•        delivering a written notice of revocation to Bradford Twombly, Assistant Corporate Secretary, Atlas Technical Consultants, Inc., 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738; or

•        attending the Special Meeting and voting in person by virtual attendance by ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person by virtual attendance or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person by virtual attendance at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

After careful consideration, and after considering various factors described under the caption, “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, and declared that it is advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the Limited Guarantee by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting.

Accordingly, the Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by the Company. We have retained Morrow, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $             plus reasonable out-of-pocket expenses. We will also indemnify Morrow against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated during the second quarter of 2023.

Appraisal Rights

If the Merger is consummated and certain conditions are met, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than such shares owned by Parent) and that are held by the Company’s stockholders who do not vote in favor of the adoption of the Merger Agreement, or consented thereto in writing, and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their Dissenting Company Shares. This means that stockholders may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262.

To exercise appraisal rights, stockholders must: (1) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of Company Common Stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced in Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Delisting and Deregistration of Class A Common Stock

If the Merger is completed, the shares of Class A Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and shares of Class A Common Stock will no longer be publicly traded.

Other Matters

Pursuant to the Company’s bylaws, the business to be conducted at the Special Meeting is limited exclusively to the matters set forth in the Notice of Special Meeting of Stockholders that accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on             , 2023

The proxy statement is available at https://ir.atlascorporation.com.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if the stockholders have the same last name. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a stockholder of record, you may contact Investor Relations at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738 or (512) 851-1507. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902

Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: ATCX.info@investor.morrowsodali.com

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Atlas Technical Consultants, Inc.
13215 Bee Cave Parkway Building B, Suite 230
Austin, Texas 78738
(512) 851-1501

Atlas Technical Consultants, Inc., a Delaware corporation, is an infrastructure and environmental solutions company and a provider of professional testing, inspection, engineering, environmental, program management and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education, industrial, healthcare and power markets. Atlas provides its services throughout the United States and its territories to a broad range of clients. Atlas has approximately 124 offices in 41 states, employs approximately 3,600 employees and is headquartered in Austin, Texas. The Class A Common Stock is listed on the NASDAQ Global Market (the “NASDAQ”) under the symbol “ATCX.”

GI Apple Midco LLC
c/o GI Partners
Four Embarcadero Center, Suite 3200
San Francisco, CA 94111
(415) 688-4800

Parent was formed on January 26, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

GI Apple Merger Sub LLC
c/o GI Partners
Four Embarcadero Center, Suite 3200
San Francisco, CA 94111
(415) 688-4800

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on January 26, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

Parent and Merger Sub are controlled by investment funds advised by GI Partners. Founded in 2001, GI Partners is a private investment firm with over 140 employees and offices in San Francisco, New York, Dallas, Chicago, Greenwich, Scottsdale, and London. The firm has assets under management totaling $35 billion and invests on behalf of leading institutional investors around the world through its private equity, real estate, and data infrastructure strategies. The private equity team invests primarily in companies in the healthcare, services, and software sectors.

In connection with the transactions contemplated by the Merger Agreement, the GI Funds, funds affiliated with GI Partners, have provided Parent with the Equity Commitment. The Equity Commitment will be sufficient to fund a portion of the amounts required to be funded by Parent to pay the aggregate purchase price and the fees and expenses required to be paid at the closing of the Merger, as contemplated by, and subject to the terms and conditions of, the Merger Agreement and the Equity Commitment Letter (as defined below). For more information, please see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. As a result of the Merger, the Class A Common Stock will no longer be publicly traded, and will be delisted from the NASDAQ. In addition, the Class A Common Stock will be deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

i.       the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Common Stock pursuant to the Merger Agreement;

ii.      (A) the Company will remain an independent public company, (B) the Class A Common Stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act, and (C) the Company will continue to file periodic reports with the SEC;

iii.     we anticipate that stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, inability to achieve synergies and cost savings in connection with prior or future acquisitions, hiring and retaining qualified personnel, maintaining adequate utilization of workforce, ability to deliver on growth strategy, failure to maintain a safe work site, cyclicality of client demand, ability to enter into new contracts and those contracts’ performance, non-payment of late payment by clients, unavailability or cancellation of third-party insurance, catastrophic events, competitive landscape of the industry, potential for cost overruns, disruption of government funding, inability to comply with complex procurement rules and regulations, inability to provide certain services due to conflicts of interest, failure to maintain an effective system of internal control, impairment of goodwill, rising inflation, interest rates and construction costs, pending and future litigation, judicial determinations in favor of limiting the ability of public agencies to contract with private firms to perform government employee functions, restrictive covenants in our credit agreements, variable rate indebtedness, and various environmental, health and safety laws;

iv.      the price of the Class A Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of the Class A Common Stock would return to the price at which it trades as of the date of this proxy statement; and

v.       in the event the Merger Agreement is terminated (i) by the Company or Parent because the Merger is not consummated by the Termination Date, (ii) by the Company or Parent because the Company stockholder approval is not obtained or (iii) by Parent due to an uncured material breach by the Company of its representations, warranties, covenants or agreements set forth in the Merger Agreement and (x) in the event of a termination pursuant to subsection (ii) an Acquisition Proposal has been publicly announced, disclosed or made to the Company or the Board and not publicly withdrawn or publicly abandoned or (y) in the event of a termination pursuant to subsections (i) or (iii) an Acquisition Proposal has been publicly announced or disclosed to the Company or the Board and not withdrawn, and within 12 months after the date of such termination the Company consummates an Acquisition Proposal or enters into an agreement providing for an Acquisition Proposal that is subsequently consummated, then the Company will be obligated to pay Parent the Company Termination Fee. Further, if the Merger Agreement is terminated by Parent due to a change in recommendation by the Board, or pursuant to clauses (i) and (ii) of the preceding sentence at a time when Parent had the right to terminate the Merger Agreement due to a change in its recommendation of the Merger by the Board before the Merger is approved by the Company’s stockholders, the Company will be obligated to pay Parent the Company Termination Fee. The Company is entitled to terminate the Merger Agreement and receive the Parent Termination Fee, due to an uncured material breach by the Parent of its representations, warranties, covenants or agreements set forth in the Merger Agreement or if all the conditions to Closing are satisfied or waived and Parent fails to consummate the Merger.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each share of Class A Common Stock, including all shares of Class A Common Stock issued upon the exchange of Common Units and the surrender of Class B Common Stock, issued and outstanding immediately prior to the Effective Time (other than Company Common Stock owned or held in treasury by the Company or owned by Parent or any of its subsidiaries and Company Common Stock owned by stockholders who have properly exercised appraisal rights pursuant to Delaware law) will be automatically converted into the right to receive the Per Share Price in an amount in cash equal to $12.25, without interest thereon and net of any applicable withholding of taxes.

At or immediately prior to the Effective Time, Parent will deposit (or cause to be deposited) with a Payment Agent cash sufficient to pay the aggregate consideration to which holders of Company Common Stock (other than stockholders who have not voted in favor of the adoption of the Merger Agreement, or consented thereto in writing, and who have properly exercised appraisal rights with respect to such shares in accordance with, and who have complied with, Section 262) become entitled pursuant to the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Price, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “— Appraisal Rights.”

If you hold shares of Class B Common Stock, the Company will redeem your shares of Class B Common Stock and the corresponding Common Units you own for shares of Class A Common Stock as of immediately prior to the Effective Time.

Background of the Merger

On an ongoing basis, the Company and the Board, with the assistance of the Company’s legal and financial advisors, have reviewed and evaluated strategic opportunities, financial condition and performance, capital structure, and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, remaining as a stand-alone entity, acquisitions of professional testing, inspection, engineering, environmental and consulting services companies, dispositions of one or more of the Company’s businesses and other transactions.

As part of these ongoing evaluations and in evaluation of earlier unsolicited proposals in respect of a sale-of-the-company transaction, the Board periodically met, together with the Company’s management and BofA Securities, to discuss strategic opportunities and alternatives that might be available to the Company. The Board selected BofA Securities to assist with the Company’s evaluation of strategic opportunities, including the merger, based on BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with the Company’s business.

On May 5, 2022, the Board held a regularly scheduled meeting via videoconference with Company senior management and representatives of each of BofA Securities and the Company’s then-outside counsel, in attendance. At this meeting, among other things, representatives from the Company’s then-outside counsel reviewed with the Board its fiduciary duties generally and in the context of a potential sale of the Company. The discussions covered a wide range of topics and addressed, among other matters, macroeconomic factors and factors specific to the Company’s business that have affected or could affect the Company’s performance, potential acquisitions and investments of various sizes, initiatives to improve operational efficiency, risks to achieving the Company’s strategic plan and the historical performance of the Company’s stock price and market perception. BofA Securities reviewed with the Board certain preliminary financial information regarding the Company based on the Company’s then-current strategic plan, the state of the environmental and infrastructure industry generally, the Company’s share price performance, potential drivers of growth and potential strategic alternatives available to the Company, including continuing to operate as a standalone public company, the status and likelihood of utilizing the capital markets to improve the Company’s capital structure and a potential sale of the Company. With respect to a potential sale of the Company, BofA Securities provided the Board with its views as to the characteristics of potential bidders that would likely have both the interest and financial capability to engage in a potential acquisition of the Company. BofA Securities highlighted both financial investors, including large infrastructure investors, as well as strategic buyers, noting likely interest, financial capability and potential impediments or challenges associated with such parties pursuing a potential acquisition of the Company. At the conclusion of the meeting, after a discussion, the Board elected to continue to assess a potential sale of the Company based on the perspective that potential counterparties may view the Company as an attractive platform for growth, including exploring the perception of direct lenders that were viewed as likely lenders to bidders seeking debt financing to fund an acquisition of the Company. Following these discussions, and in furtherance of the Board’s efforts to broadly assess value-maximizing alternatives available to the Company, the Board instructed members of the Company’s senior management to begin a more formal review of potential strategic alternatives with the assistance of BofA Securities for the Board’s evaluation at the next regularly scheduled meeting of the Board.

In June 2022, the Board instructed representatives of the Company’s executive management team to engage Kirkland & Ellis LLP (“Kirkland”) as outside counsel for the Company in connection with the assessment of a potential strategic transaction.

On September 21, 2022, the Company formally engaged BofA Securities to act as financial advisor in connection with a potential sale of the Company.

In late September 2022, a representative of a private equity firm focused on middle market acquisitions (“Party A”) contacted Mr. Brian Ferraioli, Chairman of the Board, and offered to acquire the Company for $10.00 to $11.50 per share in all cash, subject to its internal review, but Mr. Ferraioli noted that any interest in respect thereof should be pursued via the formal process that would be established by the Company.

In early October 2022, representatives of Bernhard Capital Partners, affiliates of which beneficially own approximately 43% of the outstanding Company Common Stock, received a call from Party A during which Party A expressed interest in exploring a possible acquisition of the Company. Bernhard Capital Partners recommended to Party A that Party A contact Mr. Ferraioli to discuss the same.

On October 6, 2022, the Board held a meeting via videoconference, with representatives of each of Kirkland, BofA Securities and Potter Anderson & Corroon LLP (“Potter Anderson”), the Company’s outside Delaware legal counsel, in attendance. At this meeting, among other things, representatives of Kirkland and Potter Anderson reviewed with the Board its fiduciary duties generally and in the context of a potential sale of the Company and the necessity for confidentiality in the process. The Board also discussed the status of the Company’s exploration of potential strategic alternatives, including the expression of interest to acquire the Company made by Party A to Bernhard Capital Partners, perspectives from its advisors that refinancing the capital structure of the Company had a low probability of success to raise sufficient amounts of new, less expensive capital to strengthen the Company’s balance sheet to a level that would permit the Company to invest in future opportunities for growth, and the performance of the Company and the infrastructure environment generally, as well as the strategic options available to the Company, including remaining as a standalone company, maximizing return of capital to its stockholders and a sale process for the Company. Following this meeting, the Board then held an executive session with only the Board in attendance. Promptly following the conclusion of the executive session, the Board directed members of the Company’s senior management to commence a sale process for the Company with the assistance of BofA Securities, including contacting other potential acquisition parties, in light of the Board’s belief that a sale-of-the-company transaction could enhance stockholder value as compared to improving the Company’s capital structure and continuing to execute the business plan, including acquisitive transactions. Over the course of the following weeks, members of the Company’s senior management initiated and prepared for the sale process with the assistance of BofA Securities as directed by the Board.

On October 7, 2022, Mr. Ferraioli contacted a representative of Party A to inform Party A of the Company’s intention to commence a formal process in respect of a proposed sale of the Company and a representative of Party A informed Mr. Ferraioli that its range of indicative pricing had narrowed to $10.50 to $11.50 per share in cash. Three days later, on October 10, 2022, GI Partners reached out to representatives of Bernhard Capital Partners to similarly express its interest in exploring a possible acquisition of the Company and Bernhard Capital Partners conveyed GI Partners’ interest to Mr. Ferraioli, who then instructed BofA Securities to include GI Partners in the sale process.

From October 2022 through early November 2022, representatives of BofA Securities, on behalf of the Company and consistent with the Board’s directives, began to formally contact prospective buyers. Thirty-eight prospective bidders were contacted, including (1) GI Partners, (2) Party A, (3) a global private equity and alternative asset management firm (“Party B”), (4) a global alternative asset management firm (“Party C”), (5) a private equity firm focused on U.S. investments, including an existing investment in the engineering and consulting services business (“Party D”), (6) a European-headquartered private equity firm with global investments (“Party E”), (7) a publicly-traded engineering services company (“Party F”), (8) a private equity and alternative assets investment firm (“Party G”) and (9) a private equity firm with control investments focused in middle market companies (“Party H”). Of the parties contacted by BofA Securities on behalf of the Company, twenty-eight prospective bidders, including GI Partners, Party A, Party B, Party C, Party D, Party E, Party F, Party G and Party H, expressed interest and executed confidentiality agreements.

In early October, the Company, through BofA Securities, made available to each potential bidder that had executed a confidentiality agreement, via an electronic data room, a letter setting forth in greater detail the procedures for the sale process and requesting that initial indications of interest be submitted by November 17, 2022 should such bidder wish to continue exploring a potential acquisition of the Company.

Over the course of October 2022 and early November 2022, each of the potential bidders that signed a confidentiality agreement conducted due diligence and was provided with a “confidential information package” containing details of the Company’s operations and a financial model. A GI Partners party executed its confidentiality agreement with the Company on November 11, 2022.

By November 17, 2022, the previously expressed deadline for submission of indications of interest, the Company received indications of interest from each of GI Partners, Party A, Party B, Party C, Party D, Party E, Party G and Party H.

On November 18, 2023, representatives of BofA Securities reviewed with Mr. Ferraioli and Mr. L. Joe Boyer, the Chief Executive Officer and a director of the Company, the pricing terms of the initial indications of interest received to date, of which there were eight, reflecting indicative prices per share of Company Common Stock between $7.50 and $10.50 per share. BofA Securities and Messrs. Ferraioli and Boyer discussed informing certain bidders that they would need to increase their valuation in order to be invited into the next round of the sale process. Mr. Ferraioli instructed representatives of BofA Securities to reengage with each of Party B, Party C, and Party E to attempt to raise their respective proposals, or refine their indicative valuation ranges, as applicable, to valuations representing at least $10.00 per share of Company Common Stock in order to participate in the next phase of the competitive process. Later that same day, Party F submitted the ninth indication of interest to the Company.

On November 19, 2022, Party C indicated to representatives of BofA Securities it would not raise its proposal and reaffirmed its initial proposal of between $8.50 and $9.00 per share of Company Common Stock. On November 21, 2022, Party B indicated it would raise its proposal, initially expressed as a range of $9.00 to $9.25 per share, to $10.00 per share of Company Common Stock and Party E confirmed its proposal of $10.00 per share of Company Common Stock. On November 23, 2022, Party D resubmitted its original proposal of $11.00 per share.

On November 28, 2022, Party F submitted a revised proposal representing a proposed valuation of $12.00 per share of Company Common Stock payable in shares of Party F’s publicly-traded stock. Party F later confirmed that Party F’s proposal was contingent upon the Company’s debtholders receiving stock of Party F in exchange for outstanding debt as part of the proposed sale of the Company.

That same day, the Board convened a special meeting via videoconference to discuss with members of the Company’s senior management and representatives of each of BofA Securities and Kirkland the status of the sale process, the engagement with the bidders to date and selected feedback given by bidders. By this point, written preliminary indications of interest had been submitted by eight bidders to acquire the Company in an all-cash transaction and one bidder to acquire the Company in a stock-for-stock exchange. The all-cash indications of interest, each of which was preliminary in nature and made subject to further due diligence, included valuations of the Company at per share prices between $8.00 and $11.00 per share of Company Common Stock in cash and were subject to, among other qualifications, completing due diligence and obtaining financing commitments. The stock-for-stock exchange with a valuation of $12.00 per share of Company Common Stock reflected in Party F’s indication of interest was separately evaluated on its merits given its proposed exchange of the Company existing debt for shares of Party F’s stock. The Board determined that given the low probability that any lender would accept publicly traded stock in satisfaction of outstanding debt, a transaction with Party F was unlikely to be consummated on such terms and that Party F should not receive additional confidential information of the Company given the low probability of success. Following discussion among the Board, the Board supported the inclusion of GI Partners, Party A, Party B, Party D and Party E into the next round of the sale process of the Company, noting that each of Party C, Party F, Party G and Party H’s proposals were at least $1.00 per share of Company Common Stock below the lowest bidder that was advanced to the next round. Shortly following the meeting of the Board, on behalf of Company and consistent with the Board’s directives, representatives of BofA Securities informed GI Partners, Party A, Party B, Party D and Party E that they would be included in the next round of the sale process and informed Party C, Party G and Party H that they were not invited to continue participating in the process because their proposals reflected valuations lower than $10.00 per share of Company Common Stock. On behalf of the Company and consistent with the Board’s directives, representatives of BofA Securities also informed Party F that it was not invited to continue participating in the sale process.

During the weeks of November 28, 2022 and December 5, 2022, members of the Company’s senior management hosted dinners and management presentations on the Company’s business and operations with each of GI Partners, Party A, Party B, Party D and Party E.

On December 20, 2022, the Company, through BofA Securities, sent to each of GI Partners, Party A, Party B, Party D and Party E a letter specifying the procedures for the next round of the sale process and requesting an initial mark-up of the form of merger agreement provided by Kirkland made available via electronic data room concurrently therewith by January 17, 2023 and for definitive proposals to be submitted by January 26, 2023. The draft merger agreement provided to GI Partners, Party A, Party B, Party D and Party E contemplated, among other things, a transaction that would not be conditioned upon the purchaser’s debt financing, that Bernhard Capital Partners would deliver a voting agreement (which would step down in the event of a Board Recommendation Change) and provided for the ability of the Company to terminate the merger agreement to accept a superior proposal, a Company termination fee equal to 3.0% of the equity value implied by the per share price for the Company Common Stock in the transaction and a Parent termination fee equal to 7.0% of the enterprise value implied by the per share price for the Company Common Stock.

Throughout December 2022 and January 2023, members of the Company’s management team participated in various financial and legal due diligence sessions, attended by representatives of the Company’s legal and financial advisors, with representatives of each of GI Partners, Party B, Party D and Party E and their respective legal and financial advisors.

In mid-January 2023 and prior to the deadline set by the Company for the submission of proposals, each of Party A and Party D notified representatives of BofA Securities that it no longer intended to pursue a transaction with the Company. Party A cited that the Company did not fit Party A’s portfolio and Party D cited that it did not believe it would be able to raise capital in time to be competitive in the process.

On January 17, 2023, GI Partners submitted a revised draft of the merger agreement, which contemplated, among other things, a fully equity-backstopped transaction that was not contingent on GI Partners’ debt financing, a Company termination fee equal to 3.5% of the equity value implied by the per share price for the Company Common Stock in the transaction and a Parent termination fee equal to 5.0% of the equity value implied by the per share price for the Company Common Stock in the transaction. That same day, Party B submitted a revised draft of the merger agreement, which contemplated, among other things, a transaction backed by both equity and debt commitments with extensions to closing to obtain debt financing, heightened conditionality with respect to satisfaction of stipulated conditions to closing, a Company termination fee equal to 4.0% of the equity value implied by the per share price for the Company Common Stock in the transaction and a Parent termination fee equal to 6.0% of the enterprise value implied by the per share price for the Company Common Stock in the transaction.

On January 18, 2023, each of GI Partners, Party B and Party E received access via the Company’s datasite to an initial draft of the Company Disclosure Letter.

On January 23, 2023, representatives of Kirkland provided feedback on the drafts of the merger agreement submitted by GI Partners and Party B and asked that GI Partners and Party B submit revised drafts of the merger agreement as part of the definitive proposals to be submitted by such bidders on or before January 26, 2023.

On January 24, 2023, representatives of Kirkland and representatives of Party E’s outside legal counsel convened via teleconference to discuss the draft merger agreement provided to Party E, including with respect to Party E’s outside counsel’s review of structure, financing and certain deal protection provisions.

On January 25, 2023, representatives of Kirkland provided a draft voting agreement to representatives of Mayer Brown LLP (“Mayer Brown”), outside counsel to Bernhard Capital Partners, reflecting, among other matters, a proposed agreement for certain affiliates of Bernhard Capital Partners to vote in favor of all matters in furtherance of the transaction, an unconditional waiver of appraisal rights, and that the obligation to vote in favor of the Transaction would be reduced in proportion to the shares voted in favor of the merger by the other stockholders of the Company upon the occurrence of a Board Recommendation Change.

On January 26, 2023, Party E submitted its final proposal, which included a per share price of $10.00 per share of Company Common Stock. Along with this final proposal, Party E submitted its initial revised draft of the merger agreement, which contemplated, among other things, a transaction backed by both equity and debt financing (and provided a highly confident debt financing letter) and that certain other aspects of the transaction, including timing, treatment of equity incentives and the Company and Parent termination fees were to be discussed between the parties.

That same day, Party B submitted its final proposal, which included a per share price of $10.35 per share of Company Common Stock (“Party B’s final proposal of January 26”). Along with its final proposal, Party B sent a revised draft of the merger agreement, which was substantially consistent with the transaction documents that Party B’s outside legal advisors had provided to the Company on January 17, 2023.

Also on January 26, 2023, GI Partners submitted its final proposal, which included a per share price of $12.00 per share of Company Common Stock, representing an increase of $1.75 per share relative to its indication of interest submitted on January 17 and an implied premium of 129% to the closing price of Class A Common Stock on January 25, 2023. Parent also delivered a revised draft of the merger agreement, which was on substantially similar terms to the draft submitted on January 17, 2023, but also requested a proposed construct whereby certain stockholders holding, in the aggregate, greater than 50% of the outstanding shares of Company Common Stock on a fully diluted basis would provide a written consent to constitute the requisite stockholder approval of the Company necessary to adopt the merger agreement following the execution of the merger agreement (the “Proposed Written Consent”), and included a form of exclusivity letter agreement and specified that GI Partners’ indicative per share price of $12.00 per share of Company Common Stock was contingent on the Company entering into exclusivity with GI Partners in respect of the Transaction.

No other final proposals were received by the Company.

During the evening of January 27, 2023, the Board met via videoconference with members of the Company’s senior management, with representatives of each of BofA Securities, Kirkland and Potter Anderson in attendance. Representatives of Kirkland and Potter Anderson reviewed with the Board its fiduciary duties, including those in connection with considering a request to enter into exclusivity with a bidder and the necessity for confidentiality in the process and it was noted Mr. R. Foster Duncan had agreed to recuse himself from discussions of the strategic review process as it relates specifically to GI Partners. Mr. Duncan explained to the Board that his recusal arose out of the desire to avoid the appearance of potential conflict, out of an abundance of caution, given the fact that he has a familial relationship with a partner at GI Partners who was not a member of GI Partners’ private equity investment committee and was not involved in the transaction but was aware of GI Partners’ expression of interest. BofA Securities updated the Board regarding the communications with GI Partners, Party B and Party E since the last Board meeting and provided an overview of each remaining bidder’s revised proposals, including the relative increase of each bidder’s proposed per share price for the Company Common Stock since such bidder’s initial indication of interest and that GI Partners’ indicative proposal of $12.00 per share of Company Common Stock was contingent on the Board’s agreement to enter into exclusivity with GI Partners in respect of the transaction by the end of that same day. Representatives of Kirkland reviewed with the Board the Proposed Written Consent. At the request of the Board, representatives of Kirkland reviewed the terms of the exclusivity agreement submitted by GI Partners. Following discussion among the Board, the Board concluded that entering into exclusivity with GI Partners, but only for the approximate three-day period ended January 30, 2023, in pursuit of finalizing a transaction with GI Partners on the basis of its proposal, including its final proposed price of $12.00 per share of Company Common Stock was in the best interests of the Company and its stockholders. As a result, the Board authorized the Company’s senior management to have the Company enter into exclusivity with a subsidiary of GI Partners and to work with GI Partners to seek to finalize a definitive agreement. The Board also instructed representatives of Kirkland to contact representatives of Mayer Brown and Bernhard Capital Partners, as well as representatives of certain other significant stockholders that would be required to sign any Proposed Written Consent, to determine the feasibility of utilizing a written consent stockholder approval structure.

Immediately following the Board meeting on January 27, 2023, on behalf of the Company and consistent with the Board’s directives, representatives of BofA Securities called representatives of GI Partners to inform them that the Board had determined to work toward finalizing a definitive agreement with GI Partners on an exclusive basis until January 30, 2023. Later that evening, after the parties’ respective legal advisors had negotiated and finalized the draft exclusivity letter agreement, the Company entered into an exclusivity letter agreement with a GI Partners party (the “Exclusivity Agreement”), pursuant to which the Company agreed to negotiate with GI Partners on an exclusive basis until 11:59 p.m. Eastern Time on January 30, 2023. Pursuant to and in accordance with the terms of the Exclusivity Agreement, Party B and Party E were not contacted.

On January 28, 2023, representatives of Kirkland sent representatives of Ropes & Gray LLP (“Ropes & Gray”), outside counsel to GI Partners, a revised draft of the merger agreement, which contemplated, among other things, acceptance of the Proposed Written Consent construct, a Company termination fee of 3.0% of the enterprise value implied by the per share price for the Company Common Stock in the transaction and a Parent termination fee of 6.0% of the enterprise value implied by the per share price for the Company Common Stock in the transaction, modifying Parent’s closing condition with respect to the Company’s representations and warranties to narrow the circumstances in which Parent would not be obligated to consummate the merger and providing that filing fees in connection with any regulatory or antitrust matters were to be borne by Parent.

On January 28, 2023, the Board, through BofA Securities, received an unsolicited proposal from Party B, which contemplated an increase to the per share price for Company Common Stock to Party B’s final proposal of January 26, from $10.35 per share to $12.00 per share and a change in its proposed financing structure to a full equity backstop (“Party B’s proposal of January 28”). That same day, Party B sent a revised draft of the merger agreement to representatives of Kirkland that reflected the per share price of $12.00 and a full equity backstop, but was otherwise unchanged from the prior draft including, among other features of its draft of January 17th, heightened conditionality with respect to satisfaction of stipulated conditions to closing relative to the draft provided by GI Partners. Pursuant to and in accordance with the terms of the Exclusivity Agreement, the Company did not respond to Party B’s proposal of January 28.

On January 29, 2023, representatives of Kirkland received a revised draft of the merger agreement from representatives of Ropes & Gray, which contemplated, among other things, maintaining the Proposed Written Consent construct, a Company termination fee of 4.0% of the equity value implied by the per share price for the Class A Common Stock in the transaction and a Parent termination fee of 8.0% of the equity value implied by the per share price for the Company Common Stock in the transaction. That same day, representatives of Kirkland conveyed a draft of the voting agreement from Mayer Brown to representatives of Ropes & Gray, which included that, upon the occurrence of a Board Recommendation Change, the obligation to vote in favor of the adoption of the Merger Agreement would be reduced so that the proportion of the Company Common Stock of the stockholder parties thereto required to be voted in favor of the transaction equaled the proportion of the shares voted for the merger by the other stockholders of the Company.

On January 29, 2023, following receipt of the revised draft of the merger agreement from representatives of Ropes & Gray and, at the direction of Mr. Ferraioli, representatives of Kirkland contacted representatives of Ropes & Gray to convey that the Company had received an unsolicited offer, that the Company was no longer willing to consider the Proposed Written Consent construct and that GI Partners should consider an increase to its proposed per share price. At the direction of Mr. Ferraioli, BofA Securities similarly contacted representatives of GI Partners to communicate the same and that, to be considered competitive, GI Partners should increase its per share offering price by at least $1.00 or more per share above the $12.00 per share of Company Common Stock.

Later that day, immediately prior to the meeting of the Board, representatives of Ropes & Gray contacted representatives of Kirkland to convey that the GI Partners did not intend to increase its per share price above $12.00 per share of Company Common Stock. Representatives of Ropes & Gray also conveyed GI Partners’ insistence that GI Partners would no longer pursue a transaction with the Company if a definitive agreement were not executed by the expiration of the exclusivity period.

On the evening of January 29, 2023, the Board met via videoconference with members of the Company’s senior management and representatives of each of BofA Securities, Kirkland and Potter Anderson in attendance. Representatives of Kirkland and Potter Anderson reviewed with the Board its fiduciary duties, including in the context of a potential sale of the Company, and the necessity for confidentiality in the process. At the request of the Board and prior to such meeting, representatives of BofA Securities provided the Board with an overview of certain relationships of BofA Securities with GI Partners and Party B, which had been updated from prior disclosures provided to the Board on January 10, 2023 with respect to GI Partners, Party B and certain other participants in the sale process. The Board concluded that the matters disclosed therein would not impact BofA Securities’ ability to act effectively as financial advisor to the Company or the Company’s decision to continue to retain BofA Securities. The Board proceeded to discuss the events since the Board’s last meeting on January 27, 2023, including the unsolicited proposal received from Party B which increased the price per share of Company Common Stock to $12.00. BofA Securities then discussed with the Board certain preliminary financial aspects of the per share price of $12.00 per share of Company Common Stock proposed by GI Partners. Representatives of Kirkland discussed with the Board that, in light of Party B’s proposal of January 28, that the Proposed Written Consent could be viewed as preclusive of alternative transactions arising after signing. The Board determined that representatives of BofA Securities and Kirkland should, first, convey to GI Partners that the Proposed Written Consent construct was no longer viable for the Company in light of an unsolicited offer from an unnamed participant in the process. After that meeting, on behalf of the Company and consistent with the Board’s directives, representatives of BofA Securities and Kirkland communicated that message to representatives of GI Partners.

Also on January 29, 2023, the Board, through BofA Securities, received an unsolicited affirmation of Party B’s January 28th proposal from Party B, with the update that Party B had the ability to increase its $12.00 per share offer from the price communicated in Party B’s proposal of January 28 and conveyed Party B’s belief that Party B could expeditiously execute a merger agreement following the engagement of the Company’s and Party B’s outside legal advisors (“Party B’s proposal of January 29”). Pursuant to and in accordance with the terms of the Exclusivity Agreement, the Company did not respond to Party B’s proposal of January 29.

Also on January 29, 2023, representatives of GI Partners and Ropes & Gray, on the one hand, and representatives of the Company and Kirkland, on the other convened a meeting to discuss certain legal due diligence matters that the Company provided to GI Partners during the exclusivity period.

On January 30, 2023, immediately prior to the meeting of the Board described below, representatives of Ropes & Gray conveyed to representatives of Kirkland that GI Partners continued to view the Proposed Written Consent as an important aspect of its proposal to the extent it provided meaningful deal protection and that GI Partners did not intend to increase its proposal above $12.00 per share of Company Common Stock but that GI Partners would consider increasing the Parent termination fee, without any corresponding increase to the Company termination fee. Representatives of Ropes & Gray again reiterated that GI Partners would no longer pursue a transaction with the Company if a definitive agreement were not executed by the expiration of the exclusivity period.

Also on January 30, 2023, representatives of GI Partners and Ropes & Gray, on the one hand, and representatives of the Company and Kirkland, on the other, convened a meeting to discuss certain additional legal due diligence matters.

Also on January 30, 2023, the Board, through BofA Securities, received a further unsolicited proposal from Party B, which contemplated an increase to the per share price for Company Common Stock to Party B’s proposal of January 28, from $12.00 per share to $12.25 per share (“Party B’s proposal of January 30”). Pursuant to and in accordance with the terms of the Exclusivity Agreement, the Company did not respond to Party B’s proposal of January 30.

On January 30, 2023, the Board met via video conference with members of Company’s senior management and representatives of each of BofA Securities, Kirkland and Potter Anderson in attendance. Representatives of BofA Securities updated the Board regarding events since the Board’s last meeting on January 29, 2023 including in respect of the unsolicited proposal from Party B increasing its proposed per share price for Company Common Stock to $12.25 per share. At this meeting, the Board discussed the risk-adjusted relative economic values of each of GI Partners’ and Party B’s proposals, including on the one hand, the likelihood of the potentially positive increase to the per share price that could be sought if the Board waited until exclusivity expired with GI Partners in order to engage with Party B and, on the other hand, the perceived risk that Party B’s representatives had not yet conducted legal and commercial due diligence on certain matters disclosed to GI Partners during the exclusivity period, the relatively small percentage increase of Party B’s proposal of January 30 as a relative indicator that Party B may not be able to produce a materially better price, the transactability of the definitive documentation as currently negotiated with GI Partners relative to the time it would take to negotiate with Party B, as well as the insistence by GI Partners that GI Partners would no longer pursue a transaction with the Company if a definitive agreement were not executed by the expiration of the exclusivity period. Representatives of Kirkland noted Kirkland’s discussion with representatives of Ropes & Gray just prior to this meeting of the Board. The Board discussed its strategy with respect to the opportunity to maximize the consideration reasonably available to the Company and determined that a counterproposal of $12.50 would retain GI Partners’ engagement in the process while seeking to enhance further value for the Company’s stockholders, even if not achieved. After further discussion, the Board determined that representatives of BofA Securities and Kirkland should reiterate that the Proposed Written Consent construct was no longer viable for the Company, but that affiliates of Bernhard Capital Partners had agreed to provide a voting and support agreement in favor of the transaction, and that the Board was prepared to expeditiously finalize and execute definitive transaction documentation with the GI Partners at a per share price of $12.50 per share and directed representatives of Kirkland to revise the Merger Agreement.

Immediately following the Board meeting on January 30, 2023, on behalf of the Company and consistent with the Board’s directives, representatives of Kirkland communicated the Company’s counterproposal to representatives of Ropes & Gray, which contemplated, among other things, an increase of the proposed per share price for Company Common Stock to $12.50 per share. Representatives of Kirkland later returned a draft of the Merger Agreement to representatives of Ropes & Gray reflecting, among other things, that affiliates of Bernhard Capital Partners would provide a voting and support agreement, the Company would not have the ability to terminate the transaction in order to enter into a transaction that would constitute a superior proposal even if there was a Board Recommendation Change, and that the Company termination fee would be 4.0% of the equity value implied by the per share price of the Class A Common Stock in the transaction and the Parent termination fee would be 8.0% of the equity value implied by the per share price for the Company Common Stock in the transaction. Representatives of Kirkland separately conveyed that the Board viewed the proposed set of deal protections to be reasonable and proportionate and a viable alternative to the Proposed Written Consent.

With exclusivity set to expire later that same day, representatives of GI Partners conveyed to representatives of the Company that, subject to ongoing review of the draft merger agreement provided by representatives of Kirkland, GI Partners had received internal approval to transact on the terms proposed in the latest draft of the merger agreement and a per share price of $12.25 in cash, including additional detail supporting GI Partners’ valuation of the Company in light of its legal and commercial due diligence efforts during the exclusivity period.

Following this communication, the Board called a special meeting of the Board to meet via video conference with members of the Company’s senior management and representatives of each of BofA Securities, Kirkland and Potter Anderson in attendance. At this time, the Board determined that Mr. Duncan should rejoin discussions regarding GI Partners because there was a transaction reasonably available to the Company and the transaction involving GI Partners was before the Board independently of Mr. Duncan’s relationship with GI Partners. Mr. Duncan again disclosed and explained the details of such relationship to the Board. The Board determined Mr. Duncan’s familial relationship with a partner a GI Partners did not present any material conflict of interest. A representative of Kirkland provided the Board with a summary of the transaction documents and an update on the near final draft of the merger agreement, including a summary of the material changes to the merger agreement since the meeting of the Board on January 29, 2023 with reference to the termination fees payable by each of the Company and Parent under certain circumstances. At the request of the Board, BofA Securities reviewed with the Board its financial analysis of the Per Share Price with the Board and rendered an oral opinion, confirmed by delivery of a written opinion dated January 30, 2023, to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in the opinion, the Per Share Price to be received by holders of Class A Common Stock (other than GI Partners, L.L.C., Parent, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders. A representative of Kirkland then described the resolutions before the Board. After further discussion and consideration of the factors described under the section of this proxy statement captioned “— Recommendation of the Board and Reasons for the Merger” by the Board, the Board unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger, in accordance with the DGCL and the DLLCA upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement; (iii) resolved to recommend that the Company Stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

Following the approval of the Board of the Merger and the Merger Agreement, on January 30, 2023, the parties executed the Merger Agreement and the other documentation related to the proposed transaction. Concurrently with the execution of the Merger Agreement, Parent delivered executed equity financing commitment letters providing for the committed equity financing required for the Merger, together with executed debt financing letters providing for its committed debt financing.

On January 31, 2023, prior to commencement of trading of the Company’s Class A Common Stock on the NYSE, the Company and GI Partners issued a joint press release announcing the proposed transaction.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

After careful consideration, the Board of Directors unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company stockholders (the “Board Recommendation”).

The Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” any Adjournment Proposal.

Reasons for the Merger

The Board recommends that you vote “FOR” the merger proposal.

At a meeting of the Board held on January 30, 2023, the Board unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger, in accordance with the DGCL and the DLLCA upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement; (iii) resolved to recommend that the Company Stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

When you consider the Board’s recommendation, you should be aware that the Company’s directors may have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in the section captioned “Adoption of the Merger Agreement (Proposal 1)— Interests of the Company Directors and Executive Officers in the Merger.”

In evaluating the Merger, the Board consulted with the Company’s senior management and the Company’s legal and financial and legal advisors and, in the course of reaching its decision, the Board reviewed a significant amount of information and considered a number of potentially positive factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including, among others, the following (not necessarily in order of relative importance):

•        Merger consideration.    The Board considered the $12.25 per share in cash to be paid as merger consideration in relation to (i) the Board’s estimate of the current and future value of the Company as an independent entity and (ii) the market price of the Company’s common stock on January 30, 2023, the last trading day prior to initial media speculation that the Company was considering a possible transaction.

•        Premium.    The Board considered that the $12.25 per share in cash to be paid as merger consideration represents a premium of approximately 124% over the $5.47 per share closing price of Company’s stock on January 30, 2023, the last trading day prior to initial media speculation that Company was considering a possible transaction.

•        Cash consideration.    The Board considered the fact that the merger consideration would be paid solely in cash, which enables our stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk.

•        Company’s current condition.    The Board considered information with respect to the Company’s financial condition, results of operations, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, regulatory, economic and market conditions, trends and cycles.

•        Company’s future prospects.    The Board considered the Company’s future prospects if the Company were to remain independent, including the competitive landscape and the business, financial and execution risks, the Company’s relationships with customers and suppliers, and the risks associated with continued independence discussed below.

•        Risks associated with continued independence.    While the Board remained supportive of Company management’s strategic plan and optimistic about the Company’s prospects on a standalone basis, it also considered the risks associated with operating as a standalone company, including the potential execution risks associated with the strategic plan, the achievability of meeting financial projections and the potential risk associated with the possibility that even if the strategic plan were successfully executed, the market may not reflect such execution in the Company’s stock price. The Board also considered risks associated with the Company’s ability to realize potential acquisition and investment opportunities at favorable valuations in light of the rapid growth of infrastructure investment funds in recent years and their lower cost of capital compared to other investors. The Board also considered risks associated with laws and regulations affecting the industry. The Board concluded that the merger consideration enabled Company stockholders to realize a substantial portion of the Company’s potential future value, including the value of potential acquisition and investment opportunities as a company controlled by an infrastructure investment fund with access to a lower cost of capital, without the market or execution risks associated with continued independence.

•        Economic conditions.    The Board considered the current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions both in the near term and the long term, which could reduce the Company’s net revenue or profitability.

•        Competitive process.    The Board considered the fact that GI Partners’ proposed purchase price of $12.25 per share resulted from a competitive bid process with strategic and financial buyers, including multiple increases in the value of the consideration offered by GI Partners and other participants, the value of consideration offered by the other participants in the process, and the risks associated with a transaction with each such participant.

•        Negotiations with GI Partners and other prospective buyers.    The Board considered the benefits that the Company and its advisors were able to obtain during our extensive negotiations with GI Partners and other prospective buyers and that the merger agreement was the product of extensive arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to the Company and its stockholders.

•        Timing of GI Partners’ offer.    The Board considered the timing of the merger and the risk that if the Company did not accept GI Partners’ offer at the time that it did, which offer GI Partners had indicated was the highest price it would propose and that GI Partners would no longer pursue a transaction with the Company after the end of the exclusivity period, the Board might not have had another opportunity to do so.

•        Opinion of the Company’s Financial Advisor.    The Board considered the opinion, dated January 30, 2023, of BofA Securities to the Board as to the fairness, from a financial point of view and as of that date, of the Per Share Price to be received by holders of Class A Common Stock (other than GI Partners, L.L.C., Parent, Merger Sub and their respective affiliates), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, as more fully described under the section of this proxy statement captioned “— Opinion of the Company’s Financial Advisor” and the full text of which is attached to this proxy statement as Annex B.

•        Merger agreement.    The Board considered, in consultation with its counsel, the terms of the merger agreement, including:

•        the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•        the fact that the consummation of the merger is not conditioned on Parent’s ability to obtain financing;

•        the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course between the execution of the merger agreement and the consummation of the merger;

•        the obligation of Parent to pay the Company a Parent termination fee of $45,750,000, representing 8.0% of the equity value implied by the per share price for the Class A Common Stock in the transaction, including the guarantee thereof pursuant to the terms and conditions of the Limited Guarantee, if a Parent Breach Termination (as defined below) occurs, a Parent Closing Failure Termination (as defined below) occurs, or the Merger Agreement is terminated because the Merger has not been consummated by the Termination Date and at such time the Company could have terminated the Merger Agreement due to a Parent Breach Termination or a Parent Closing Failure Termination;

•        the fact that the definition of “material adverse effect” has a number of customary exceptions and is generally a very high standard as applied by courts;

•        the right of the Company and the Board to respond to a competing superior proposal from any bidder prior to obtaining the Company stockholder approval if the Board determines in good faith, after consultation with its outside legal counsel and financial advisor(s), that such acquisition proposal constitutes a superior proposal;

•        the belief of the Board that, although the termination fee provisions might have the effect of discouraging competing third-party proposals, such provisions are customary for transactions of this type, and its belief that the $20,300,000 Company termination fee, representing 4% of the equity value implied by the per share price for the Company Common Stock in the transaction, was reasonable in the context of comparable transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals;

•        the Board’s right to change its recommendation in connection with a superior proposal or an intervening event prior to obtaining the Company stockholder approval if the Board has determined in good faith, after consultation with its outside legal counsel, that the failure to make such change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, subject to certain notice requirements and “matching rights” in favor of Parent, as well as Parent’s right to terminate the merger agreement and receive payment of the Company termination fee; and

•        the Company’s right, under specified circumstances, to specifically enforce Parent’s obligations under the merger agreement, including Parent’s obligation to enforce the equity commitment letters in order to consummate the merger.

•        Financing.    The Board considered the fact that Parent has obtained committed debt financing for the transaction from the Commitment Parties, and that Parent has obtained committed equity financing from the GI Funds for the full amount of equity required in connection with such committed debt financing, as well as the fact that Parent must use commercially reasonable efforts to consummate the debt financing and the equity financing and that such funding provides an amount sufficient to cover the aggregate merger consideration, all fees and expenses required to be paid by Parent, Merger Sub and the surviving corporation in connection with the merger and the financing, the refinancing of any outstanding indebtedness of the Company and all other payment obligations of Parent, Merger Sub and the surviving corporation in connection therewith.

•        Likelihood of consummation.    The Board considered the likelihood that the merger would be completed, in light of, among other things, the conditions to the merger and the absence of a financing condition, the relative likelihood of obtaining required regulatory approvals, and the remedies available to the Company under the Merger Agreement, as well as the level of commitment by Parent to obtain the applicable consents imposed by regulators in connection with securing such approvals, including the commitment to propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of the Company or its subsidiaries or any interest therein, to the extent such transaction would not have a materially adverse effect.

•        GI Partners’ reputation.    The Board considered the favorable business reputation and capabilities of GI Partners and its management, and GI Partners’ general ability to complete acquisition transactions.

•        Appraisal rights.    The Board considered the fact that stockholders who do not vote to adopt the merger agreement and who comply with the requirements of the DGCL will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the DGCL.

In the course of reaching its decision, the Board also considered a number of potentially negative factors with respect to the merger and the other transactions contemplated by the merger agreement including, among others, the following (not necessarily in the order of relative importance):

•        Participation in future gains.    The Board considered the fact that the Company will no longer exist as an independent public company and the Company stockholders will forgo any future increase in the Company’s value that might result from the Company’s earnings or possible growth as an independent company. The Board was optimistic about the Company’s prospects on a standalone basis, but concluded that the premium reflected in the merger consideration constituted fair compensation for the loss of the potential stockholder benefits that could be realized by the Company’s strategic plan particularly on a risk-adjusted basis and in light of the achievability of the Company’s financial projections.

•        Regulatory risk.    The Board considered the risk that the completion of necessary regulatory reviews, the completion of which is beyond the Company’s control, may be delayed, conditioned or denied.

•        Risks associated with a failure to consummate the merger.    The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied and as a result the possibility that the merger might not be completed, and the fact that any Parent termination fee may not fully compensate the Company for the costs of non-consummation in the circumstances in which it is payable. The Board noted the fact that, if the merger is not completed, (i) the Company will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to the Company’s operations, diversion of management and employee attention, employee attrition and a potentially negative effect on the Company’s business and customer relationships, (ii) depending on the circumstances that caused the merger not to be completed, it is likely that the price of the Company’s common stock will decline, potentially significantly, and (iii) the market’s perception of the Company could be adversely affected.

•        Restrictions on the operation of the Company’s business.    The Board considered the restrictions on the conduct of the Company’s business prior to the completion of the merger, including restrictions on realizing certain business opportunities or taking certain actions with respect to the Company’s operations the Company would otherwise take absent the pending merger.

•        Non-solicitation provision.    The Board considered the fact that the merger agreement precludes the Company from actively soliciting alternative proposals and the restrictions on the right of the Board to make a Board Recommendation Change (including in connection with a termination of the Merger Agreement by Parent as a result of a Board Recommendation Change, and the payment by the Company to Parent of the Company termination fee).

•        Stockholder vote.    The Board considered that the Company’s obligation to hold a stockholder vote on the adoption of the Merger Agreement and ability to terminate the Merger Agreement would not be affected by a Board Recommendation Change or an Acquisition Proposal.

•        Termination fee.    The Board considered the possibility that the $20,300,000 Company termination fee payable to Parent in certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals.

•        Parent termination fee.    The Board considered the fact that the Company’s monetary remedy in connection with a breach of the merger agreement by Parent or Merger Sub is limited to the amount of the $45,750,000, plus reasonable and documented out-of-pocket costs and expenses up to $10,000,000 in connection with enforcing the payment of the Parent termination fee, and may not be sufficient to compensate the Company for losses suffered as a result of a breach or termination of the merger agreement by Parent or Merger Sub.

•        Tax treatment.    The Board considered the fact that any gains arising from the receipt of the merger consideration would generally be taxable to the Company stockholders that are U.S. holders for U.S. federal income tax purposes.

•        Stockholder Litigation.    The Board considered the impact on the Company of potential stockholder litigation in connection with the merger.

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board unanimously determined that the Merger, Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the merger, but includes the material positive factors and material negative factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the unanimous decision to approve and declare advisable and fair to and in the best interests of the Company and its stockholders, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement in light of the factors described above and other factors that the members of the Board believed were appropriate.

Portions of this explanation of Company’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Management Projections

The Company’s management prepared certain non-public financial projections as to the potential future performance of the Company for the calendar years 2022 through 2027. These projections, a base case projections (the “Base Case Projections”) and an illustrative growth/M&A case (the “Illustrative Growth/M&A Case Projections” and, together with the Base Case Projections, the “Management Projections”), were developed by the Company’s management in September 2022 and presented to the Board of Directors on January 30, 2023. The Illustrative Growth/M&A Case Projections included various assumptions of the Company’s management regarding mergers and acquisitions and other growth initiatives for the Company that could be undertaken by a potential acquiror, whereas the Base Case Projections were prepared to reflect assumptions of the Company’s management regarding the Company’s potential future performance on a standalone basis. Both the Base Case Projections and the Illustrative Growth/M&A Case Projections were provided to the Board of Directors, BofA Securities and certain potential acquirors, including GI Partners, in connection with the Company’s sale process. Based on the assessments of the Company’s management as to the achievability by the Company on a standalone basis of the financial results reflected in the Base Case Projections and the Illustrative Growth/M&A Case Projections, the Board of Directors focused on the Base Case Projections in its evaluation of the Merger and BofA Securities was directed to use and rely upon the Base Case Projections for purposes of its financial analyses and opinion as described in the section of this proxy statement captioned “— Opinion of the Company’s Financial Advisor.”

Base Case Projections

	2022E	2023E	2024E	2025E	2026E
	(in millions)
Gross Revenue	603	645	687	729	759
Net Revenue	483	523	557	591	615
Gross Margin	282	301	323	344	359
Adj. EBITDA(1)	87	98	110	123	132
Capex	(7)	(8)	(8)	(8)	(9)

____________

(1)      Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization before stock-based compensation expense and other one-time expenses.

In the Base Case Projections, (i) net revenue is projected to increase at a compounded annual growth rate (“CAGR”) of 5.7% from 2022 to 2027 based on conversion of gross revenue to net revenue in the projected period consistent with historical results, (ii) Adjusted EBITDA is projected to increase at a CAGR of 9.3% from 2022 to 2027 based on the following assumptions: (A) consolidated gross margins increasing in the range of mid-40%; (B) the inclusion of $1.8 million of Adjusted EBITDA from acquisitions commenced in 2022; and (C) the exclusion from Adjusted EBITDA of stock-based compensation expense and one-time expenses, and (iii) total capital expenditures are assumed to be approximately $49 million from 2022 to 2027.

Illustrative Growth/M&A Case Projections

	2022E	2023E		2024E		2025E		2026E
Gross Revenue	603	706		868		1,041		1,210
Net Revenue	483	572		703		844		981
Gross Margin	282	330		407		491		571
Adj. EBITDA(1)	87	108		139		173		204
Capex	(7)	(8	)(2)	(10	)(2)	(12	)(2)	(14	)(2)

____________

(1)      Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization before stock-based compensation expense and other one-time expenses.

(2)      Excludes M&A-related Capex.

In the Illustrative Growth/M&A Case Projections, (i) net revenue is projected to increase at a CAGR of 19.4% from 2022 to 2026 based on projected annual acquisitions totaling $125 million per year beginning in 2023, (ii) Adjusted EBITDA is projected to increase at a CAGR of 23.8% from 2022 to 2026 based on the following assumptions: (A) consolidated gross margins increasing in the range of upper-40%; (B) the inclusion of $1.8 million of Adjusted EBITDA from acquisitions commenced in 2022; and (C) the exclusion from Adjusted EBITDA of stock-based compensation expense and one-time expenses, (iii) total capital expenditures are assumed to be approximately $51 million from 2022 to 2026 and (iv) management assumed growth related to potential future investments and bolt-on M&A activity for a potential acquiror.

In contrast to the Illustrative Growth/M&A Case Projections, the Base Case Projections were developed by the Company’s management without giving effect to the Merger or the other transactions contemplated by the Merger Agreement or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger or costs related to other transactions contemplated by the Merger Agreement. Furthermore, the Base Case Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed in that context.

While the Company has from time to time provided full-year financial guidance in its regular earnings press releases and other investor materials, the Company’s management team has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results given the uncertainty of the underlying assumptions and estimates. The Management Projections are included herein because they were provided to the Board of Directors and the Company’s financial advisor in connection with the Merger and were made available to Parent in connection with its due diligence review of the Company. The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of the Company’s management, the Management Projections were reasonably prepared by the Company’s management on bases reflecting the best available information at the time of preparation and judgments of the Company’s management of the future financial performance of the Company under the assumptions reflected therein and other matters covered thereby. However, the information contained in the Management Projections is not fact and should not be relied upon as necessarily indicative of actual future results.

Although the Management Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are inherently uncertain and many of which are beyond the Company’s control. The Management Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Management Projections cover several years and such information by its nature becomes less predictive with each successive year. In addition, the Management Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change. The Management Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections should not be regarded as an indication that the Company, the Board of Directors or any of their respective officers, directors, affiliates, advisors or other representatives or anyone who received this information then considered, or now considers, them necessarily predictive of actual future events, and this information should not be relied upon as such. The inclusion of the Management Projections herein should not be deemed an admission or representation by the Company that the Company views such Management Projections as material information. No representation is made by the Company or any other person regarding the Company’s ultimate performance compared to the Management Projections. The Management Projections should be evaluated, if at all, in conjunction with the historical consolidated financial statements and other information contained in the Company public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections.

Neither the Company’s independent auditor nor any other independent accountant has compiled, examined, or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Adjusted EBITDA and Capex contained in the Management Projections set forth above, are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The summary of such information above is included solely to give stockholders access to the information that was made available to the Board of Directors, the Company’s financial advisor and Parent, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the Company Common Stock.

In addition, the Management Projections have not been updated or revised to reflect information or results after the date on which they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be inappropriate.

Opinion of the Company’s Financial Advisor

Atlas engaged BofA Securities as its financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Atlas selected BofA Securities to act as its financial advisor in connection with the Merger on the basis of BofA Securities’ experience in similar transactions, its reputation in the investment community and its familiarity with Atlas’ business.

At the January 30, 2023 meeting of the Board of Directors held to evaluate the Merger, BofA Securities rendered an oral opinion, confirmed by delivery of a written opinion dated January 30, 2023, to the Board of Directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in the opinion, the Per Share Price to be received by holders of Class A Common Stock (other than GI Partners, L.L.C., Parent, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion, dated January 30, 2023, delivered to the Board of Directors is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by BofA Securities in rendering its opinion. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion for the benefit and use of the Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the Merger (other than the Per Share Price to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Atlas or in which Atlas might engage or as to the underlying business decision of Atlas to proceed with or effect the Merger. BofA Securities expresses no opinion or recommendation as to how any securityholder should vote or act in connection with the Merger or any other matter.

In connection with its opinion, BofA Securities, among other things:

(i)     reviewed certain publicly available business and financial information relating to Atlas;

(ii)    reviewed certain internal financial and operating information with respect to the business, operations and prospects of Atlas furnished to or discussed with BofA Securities by the management of Atlas, including certain financial forecasts and estimates relating to Atlas prepared by the management of Atlas reflecting a standalone plan for Atlas (referred to in this section as the “base case”) and an additional scenario reflecting an illustrative growth/M&A case (referred to in this section as the “illustrative growth/M&A case”), and discussed with the management of Atlas its assessments as to the relative likelihood of achieving the future financial results reflected in the base case and the illustrative growth/M&A case;

(iii)   discussed the past and current business, operations, financial condition and prospects of Atlas with members of the senior management of Atlas;

(iv)   reviewed the trading history for Class A Common Stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

(v)    compared certain financial and stock market information of Atlas with similar information of other companies BofA Securities deemed relevant;

(vi)   compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(vii)  considered the results of BofA Securities’ efforts on behalf of Atlas to solicit, at the direction of Atlas, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Atlas;

(viii) reviewed an execution version, dated as of January 30, 2023, of the Merger Agreement; and

(ix)   performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and relied upon the assurances of the management of Atlas that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the financial forecasts and other estimates relating to Atlas that BofA Securities was directed to utilize in its analyses, BofA Securities was advised by the management of Atlas, and BofA Securities assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Atlas as to the future financial performance of Atlas under the scenarios reflected therein and the other matters covered thereby and, based on the assessments of the management of Atlas as to the relative likelihood of achieving the future financial results reflected in the base case and the illustrative growth/M&A case, BofA Securities relied, at the direction of Atlas, on the base case for purposes of its analyses and opinion.

At the direction of Atlas, BofA Securities relied upon the assessments of the management of Atlas as to, among other things, (i) the potential impact on Atlas of certain market, cyclical, competitive, macroeconomic and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the engineering and consulting services industry, including the infrastructure and environmental solutions sector thereof and the public and private sector clients served by Atlas, (ii) implications for Atlas of the global COVID-19 pandemic, (iii) matters relating to prior acquisitions of Atlas, including with respect to the integration thereof, any continuing obligations in connection therewith and assets, liabilities and financial and other aspects involved, and (iv) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees and other personnel, clients, subcontractors and other commercial relationships of Atlas. BofA Securities assumed, with the consent of Atlas, that there would be no developments with respect to any such matters that would be meaningful in any respect to BofA Securities’ analyses or opinion.

BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of Atlas or any other entity, nor did BofA Securities make any physical inspection of the properties or assets of Atlas or any other entity. BofA Securities was not requested to make, and did not make, an independent evaluation of, and BofA Securities expressed no opinion or view as to, any pending or potential litigation, claims or governmental, regulatory or other proceedings, actions or investigations or possible unasserted claims or other contingent liabilities affecting Atlas or any other entity. BofA Securities did not evaluate the solvency or fair value of Atlas or any other entity under any state, federal, foreign or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Atlas, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements or amendments or modifications, will be imposed or occur that would have an adverse effect on Atlas or the Merger or that otherwise would be meaningful in any respect to BofA Securities’ analyses or opinion. BofA Securities also assumed, at the direction of Atlas, that the final executed Merger Agreement would not differ in any material respect from the execution version reviewed by BofA Securities.

BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the Merger (other than the Per Share Price to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, any terms, aspects or implications of any voting and support agreement, call option with respect to common units of ATCH, surrender and cancellation of Class B Common Stock or related issuances of Class A Common Stock or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Per Share Price to holders of Class A Common Stock (other than as specified in such opinion), without regard to individual circumstances of specific holders, including as to any rights, preferences, restrictions or limitations (whether by virtue of voting, control, liquidity, contractual arrangements or otherwise), that may distinguish such holders or the securities held by such holders, and BofA Securities’ opinion did not in any way address proportionate allocation or relative fairness. BofA Securities expressed no opinion or view with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, BofA Securities expressed no opinion or view with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation or other consideration to any of the officers, directors or employees of any party to the Merger or any related entities, or class of such persons, relative to the Per Share Price or otherwise. Furthermore, BofA Securities expressed no opinion or view as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Atlas or in which Atlas might engage or as to the underlying business decision of Atlas to proceed with or effect the Merger. BofA Securities also expressed no opinion or view with respect to accounting, tax, legal, regulatory or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Atlas or any other entity or the Merger, as to which BofA Securities understood such advice was obtained as deemed necessary from qualified professionals, and BofA Securities relied, at the direction of Atlas, upon the assessments of representatives of Atlas as to such matters. In addition, BofA Securities expressed no opinion or recommendation as to how any securityholder should vote or act in connection with the Merger or any other matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of BofA Securities’ opinion. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described in this summary, Atlas imposed no other instructions or limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

In connection with its opinion, BofA Securities performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below and certain factors considered is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion and analyses are not readily susceptible to summary description. BofA Securities believes that the analyses and factors summarized below must be considered as a whole and in context. BofA Securities further believes that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion.

In performing its financial analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Atlas. The estimates of the future performance of Atlas and other estimates in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Per Share Price to be received by holders of Class A Common Stock (other than GI Partners, L.L.C., Parent, Merger Sub and their respective affiliates) and were provided to the Board of Directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of BofA Securities regarding the actual value of Atlas or otherwise.

The type and amount of consideration payable in the Merger was determined through negotiations between Atlas, on the one hand, and GI Partners, L.L.C., on the other hand, rather than by any financial advisor, and was approved by the Board of Directors. The decision of Atlas to enter into the Merger Agreement was solely that of the Board of Directors. BofA Securities’ opinion and analyses were only one of many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors, Atlas management or any other person with respect to the Merger or the consideration payable in the Merger.

Financial Analyses

The discussion set forth below under this section of this proxy statement captioned “— Financial Analyses” is a summary of the material financial analyses provided by BofA Securities in connection with its opinion, dated January 30, 2023, to the Board of Directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities. Future results may differ from those described and such differences may be material. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. For purposes of the financial analyses described below, the term “adjusted EBITDA” refers to earnings before interest, taxes, depreciation and amortization before stock-based compensation expense and other one-time expenses. Implied per share equity value reference ranges derived from the analyses, and selected publicly available Wall Street research analysts’ reports, described below have been rounded to the nearest $0.25.

Selected Public Companies Analysis.    BofA Securities reviewed publicly available financial and stock market information of Atlas and the following seven selected publicly traded companies with operations in the engineering and consulting services industry that BofA Securities considered generally relevant for purposes of analysis (collectively, the “selected companies”):

•        AECOM

•        Bowman Consulting Group Ltd.

•        Jacobs Solutions Inc.

•        Montrose Environmental Group, Inc.

•        NV5 Global, Inc.

•        Parsons Corporation

•        Tetra Tech, Inc.

BofA Securities reviewed, among other information, enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on January 27, 2023 plus total debt, preferred equity and non-controlling interests less cash and cash equivalents, as multiples of calendar year 2023 and calendar year 2024 estimated adjusted EBITDA. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Atlas was based on Atlas management’s base case forecasts and estimates, public filings and other publicly available information.

The overall low to high calendar year 2023 and calendar year 2024 estimated adjusted EBITDA multiples observed for the selected companies were 9.6x to 25.4x (with an overall median of 13.0x and a median focusing on AECOM, Bowman Consulting Group Ltd., Jacobs Solutions Inc., NV5 Global, Inc. and Parsons Corporation of 12.7x) and 8.4x to 21.2x (with an overall median of 12.1x and a median focusing on AECOM, Bowman Consulting Group Ltd., Jacobs Solutions Inc., NV5 Global, Inc. and Parsons Corporation of 11.7x). BofA Securities noted that the calendar year 2023 and calendar year 2024 estimated adjusted EBITDA multiples observed for Atlas were 7.8x and 6.9x, respectively. BofA Securities then applied a selected range of calendar year 2023 and calendar year 2024 estimated adjusted EBITDA multiples derived from the selected companies of 7.8x to 12.7x and 6.9x to 11.7x, respectively, to corresponding data of Atlas.

This analysis indicated the following approximate implied per share equity value reference ranges for Atlas, as compared to the Per Share Price:

Implied Equity Value Per Share Reference Ranges Based On:		Per Share Price
2023E Adjusted EBITDA	2024E Adjusted EBITDA
$5.50 – $17.25	$5.50 – $18.25	$12.25

No company used in this analysis is identical or directly comparable to Atlas. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Atlas was compared.

Selected Precedent Transactions Analysis.    BofA Securities reviewed publicly available financial information relating to the following 17 selected transactions involving target companies or businesses with operations in the engineering and consulting services industry that BofA Securities considered generally relevant for purposes of analysis (collectively, the “selected transactions”):

Announcement Date	Acquiror	Target
September 2022	• Tetra Tech, Inc.	• RPS Group plc
July 2022	• ARCADIS N.V.	• IBI Group Inc.
June 2022	• WSP Global Inc.	• John Wood Group PLC (Environment & Infrastructure business)
December 2020	• WSP Global Inc.	• Enterra Holdings Ltd. (Golder Associates)
November 2022	• Jacobs Solutions Inc.	• PA Consulting Group Limited (65% interest)
August 2019	• Jacobs Solutions Inc.	• John Wood Group PLC (Wood Nuclear business)
July 2018	• WSP Global Inc.	• Berger Group Holdings, Inc.
August 2017	• WSP Global Inc.	• Opus International Consultants Limited
August 2017	• Jacobs Solutions Inc.	• CH2M HILL Companies Ltd.
April 2017	• SNC-Lavalin Group Inc.	• WS Atkins plc
March 2017	• New Mountain Partners IV, L.P.	• TRC Companies, Inc.
March 2017	• John Wood Group PLC	• Amec Foster Wheeler plc
March 2016	• Stantec Inc.	• MWH Global, Inc.
October 2015	• Intertek Group plc	• Professional Service Industries, Inc.
August 2015	• WSP Global Inc.	• MMM Group Limited
June 2015	• Sweco AB	• Grontmij N.V.
September 2014	• WSP Global Inc.	• Parsons Brinckerhoff Group Inc.

BofA Securities reviewed, among other information and to the extent publicly available, transaction values, calculated as the enterprise values implied for the target companies or businesses based on the consideration payable in the selected transactions, as a multiple of the most recently disclosed latest 12 months adjusted EBITDA of the target company or business as of the applicable announcement dates of the selected transactions. Financial data for the selected transactions were based on public filings and other publicly available information. Financial data of Atlas was based on Atlas management’s base case forecasts and estimates, public filings and other publicly available information.

The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 7.6x to 16.0x (with a median of 10.5x). BofA Securities then applied a selected range of latest 12 months adjusted EBITDA multiples derived from the selected transactions of 7.6x to 10.5x to the latest 12 months estimated adjusted EBITDA (as of March 31, 2023) of Atlas.

This analysis indicated the following approximate implied per share equity value reference range for Atlas, as compared to the Per Share Price:

Approximate Implied Equity Value Per Share Reference Range	Per Share Price
$3.50 – $9.75	$12.25

No company, business or transaction used in this analysis is identical or directly comparable to Atlas or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, businesses or transactions to which Atlas and the Merger were compared.

Discounted Cash Flow Analysis.    BofA Securities performed a discounted cash flow analysis of Atlas by calculating the estimated present value (as of March 31, 2023) of the standalone unlevered, after-tax free cash flows that Atlas was forecasted to generate during the last three quarters of the fiscal year ending December 31, 2023 through the full fiscal year ending December 31, 2027 based on Atlas management’s base case forecasts and estimates. For purposes of this analysis, stock-based compensation was treated as a cash expense and potential net operating loss carryforwards of Atlas per the management of Atlas were taken into account. BofA Securities calculated terminal values for Atlas by applying to Atlas’ fiscal year ending December 31, 2027 estimated unlevered, after-tax free cash flows a selected range of perpetuity growth rates of 2.0% to 3.0%. The cash flows and terminal values were then discounted to present value (as of March 31, 2023) using a selected range of discount rates of 8.9% to 10.9%. This analysis indicated the following approximate implied per share equity value reference range for Atlas, as compared to the Per Share Price:

Approximate Implied Equity Value Per Share Reference Range	Per Share Price
$9.50 – $19.50	$12.25

Certain Additional Information

BofA Securities observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including the following:

•        the historical trading performance of Class A Common Stock during the 52-week period ended January 27, 2023, which indicated low and high closing prices during such period of $4.79 per share and $12.96 per share, respectively; and

•        stock price targets for Atlas as reflected in selected publicly available Wall Street research analysts’ reports, which indicated low and high stock price targets of $7.50 per share and $22.00 per share, respectively, on an undiscounted basis and approximately $6.75 per share and $20.00 per share, respectively, on a discounted basis.

Miscellaneous

Atlas has agreed to pay BofA Securities for its services as financial advisor to Atlas in connection with the Merger an aggregate fee currently estimated to be approximately $10.5 million, of which a portion was payable upon delivery of BofA Securities’ opinion and approximately $8 million is contingent upon consummation of the Merger. Atlas also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under U.S. federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of (i) Atlas and certain of its affiliates, (ii) Bernhard Capital Partners Management, LP (“Bernhard Capital Partners”), a significant stockholder of Atlas, and certain of its affiliates and portfolio companies and (iii) GI Partners, L.L.C. and certain of its affiliates and portfolio companies.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bernhard Capital Partners and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lead arranger for a syndicated loan of a portfolio company of Bernhard Capital Partners, (ii) having acted or acting as a manager and arranger for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Bernhard Capital Partners and/or certain of its affiliates and portfolio companies, and (iii) having provided or providing certain treasury management products and services to Bernhard Capital Partners and/or certain of its affiliates and portfolio companies. From January 1, 2021 through December 31, 2022, BofA Securities and its affiliates derived aggregate revenues from Bernhard Capital Partners and/or certain of its affiliates and portfolio companies of approximately $5 million for investment banking, corporate banking and global markets services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to GI Partners, L.L.C. and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including having acted as financial advisor to a portfolio company of GI Partners, L.L.C. in connection with a sale transaction. From January 1, 2021 through December 31, 2022, BofA Securities and its affiliates derived aggregate revenues from GI Partners, L.L.C. and/or certain of its affiliates and portfolio companies of approximately $2.5 million for investment banking, corporate banking and global markets services.

Voting and Support Agreement

As an inducement to Parent and the Company entering into the Merger Agreement, on January 30, 2023, the Holders, which collectively beneficially own, in the aggregate, approximately 43% of the outstanding Company Common Stock entered into the Voting Agreement, by and among the Company, Parent, Merger Sub and the Holders, pursuant to which each Holder has agreed to vote its shares in favor of the matters to be submitted to the Company’s stockholders in connection with the Merger, subject to the terms and conditions set forth in the Voting Agreement.

The Voting Agreement provides that if the Board changes its recommendation with regard to the Company’s stockholders’ approval of the Merger Agreement, then the number of the Holders’ shares of Company Common Stock subject to the obligations under the Voting Agreement will be reduced such that the aggregate number of shares required to be voted in favor of the Merger will be equal to at least the percentage of aggregate voting power with respect to all outstanding shares of Company Common Stock held by stockholders of the Company (excluding the Holder) voting in favor of approving the Merger Agreement, and transactions contemplated thereby, multiplied by such Holder’s shares of Company Common Stock subject to the obligations under the Voting Agreement.

Unless earlier terminated by the written consent of all parties, the Voting Agreement will terminate at the earliest of the date the Merger Agreement is validly terminated in accordance with its terms, the consummation of the Merger and the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the amount of the Per Share Price, changes the form of the Per Share Price or is otherwise materially adverse to the Holders.

The foregoing description of the Voting Agreement does not purport to be complete is subject to, and is qualified in its entirety by, the full text of the Voting Agreement, a copy of which is attached as Annex D to this proxy statement.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed or were contemplated at the time. These interests are described in more detail and, where applicable, are quantified in the narrative below.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company or one or more of its affiliates following the Effective Time. Prior to and following the closing of the Merger, however, certain of our executive officers may have discussions with, and following the closing of the Merger, may enter into agreements with, Parent, its subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that the Surviving Corporation and its subsidiaries shall, and Parent shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill, in all respects, the obligations of the Company and any of its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its subsidiaries prior to the Effective Time), on the other hand, with respect to such acts or omissions occurring at or prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation, contribution and the advancement of expenses that are at least as favorable as the indemnification, exculpation, contribution and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance on terms that are equivalent to the Company’s current directors’ and officers’ insurance policies, for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such annual premiums exceed 350% of the aggregate annual premiums paid by the Company in the last full fiscal year, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost not exceeding such amount. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Indemnification and Insurance.”

Treatment of Company RSUs, Company PSUs and Company PSOs

As described under the caption “Proposal 1: Adoption of the Merger Agreement — Merger Consideration — Outstanding Company RSUs, Company PSUs and Company PSOs,” outstanding Company equity-based awards will be treated as follows at the Effective Time:

•        each Company RSU that is outstanding immediately prior to the Effective Time, other than a Company RSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company RSU;

•        each Company PSU that is outstanding immediately prior to the Effective Time, other than a Company PSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the number of shares of Company Common Stock subject to such Company PSU, with any performance vesting conditions deemed achieved at the greater of target and actual performance effective as of the Effective Time (up to a maximum of 137.5% of target), without any pro-ration;

•        each Current Year Award will automatically be cancelled and converted into a Cash Replacement Award equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Current Year Award. Each Cash Replacement Award will be subject to the same terms and conditions (including vesting terms and terms providing for the acceleration of vesting) that apply to the Current Year Award that it has replaced, other than the right to receive equity rather than cash upon vesting, and provided that, with respect to any Current Year Award that is a Company PSU, performance metrics will be deemed achieved at target performance as of the Effective Time, without any pro-ration (such that only time-based vesting conditions remain applicable); and

•        each Company PSO that is outstanding and unexercised immediately prior to the Effective Time, with an exercise price per share less than the Per Share Price, whether vested or unvested, but with respect to which the performance-based vesting conditions would be achieved if the Per Share Price was equal to or greater than the “threshold stock price” under such Company PSO, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSO and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company PSO. Each Company PSO with an exercise price per share equal to or greater than the Per Share Price will automatically be cancelled without any cash payment being made in respect thereof.

Summary of Outstanding Equity Awards

The table below sets forth, for each of the Company’s executive officers and non-executive directors, (i) the number of outstanding unvested Company RSUs and (ii) the number of outstanding unvested Company PSUs (assuming target achievement of the applicable performance goals), held by such executive officer or non-executive director (as applicable), in each case, as of February 13, 2023, the latest practicable date to determine such amounts before the filing of this proxy statement. As the Per Share Price is below the “threshold stock price” for vesting of the Company PSOs, none of the Company PSOs held by the Company’s executive officers will vest in connection with the consummation of the Merger. Accordingly, no Company PSOs are included in the table below as all such Company PSOs will be cancelled upon consummation of the Merger without any cash payment being made in respect thereof. These numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the Effective Time occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the Effective Time.

The table below also sets forth, for each of the Company’s executive officers and non-executive directors, (i) the amount payable at the closing of the Merger in respect of the outstanding unvested Company RSUs, and Company PSUs, in each case, based on the treatment of such awards as described above as of February 13, 2023. The amounts are calculated: (i) by multiplying the number of shares of Company Common Stock subject to such Company RSU or Company PSU, as applicable, by the Per Share Price. As described above under “— Treatment of Company RSUs, Company PSUs and Company PSOs,” pursuant to the Merger Agreement, performance-based vesting conditions for each Company PSU that is outstanding immediately prior to the Effective Time, other than a Company PSU that is a Current Year Award, will be deemed achieved at the greater of target levels of performance and actual levels of performance (up to a maximum of 137.5% of target) effective as of the Effective Time; accordingly, because the number of outstanding Company PSUs in the table below assumes target levels of achievement with respect to applicable performance goals, the value of such amounts payable in respect of the Company PSUs could be greater than the amounts reflected in the table. For the avoidance of doubt, the table below does not set forth or take into account any Current Year Awards that may be granted to the Company’s executive officers and non-executive directors during the calendar year in which the Effective Time occurs, which Current Year Awards, to the extent granted, will be converted to Cash Replacement Awards in accordance with the Merger Agreement.

Name	Company RSUs (#)	Value of Company RSUs ($)	Company PSUs (#)	Value of Company PSUs ($)	Total Merger Consideration for Equity Awards ($)
Executive Officers
L. Joe Boyer	115,801	$1,418,562	147,197	$1,803,163	$3,221,726
David D. Quinn, Sr.	42,302	$518,199.50	40,889	$500,890.30	$1,019,090
Kenneth J. Burns, Jr.	22,806	$279,373.50	25,027	$306,580.80	$585,954.30
Walter G. Powell	23,827	$291,880.75	20,445	$250,451.25	$542,332
John Alex Mollere	13,782	$168,829.50	13,406	$164,223.50	$333,053
Jonathan Parnell	25,742	$315,339.50	25,036	$306,691	$622,030.50

Non- Executive Directors
Brian Ferraioli	16,529	$202,480.25	—	—	$202,480.25
R. Foster Duncan	9,183	$112,491.75	—	—	$112,491.75
Leonard K. Lemoine	9,183	$112,491.75	—	—	$112,491.75
Daniel G. Weiss	9,183	$112,491.75	—	—	$112,491.75
Thomas H. Henley	9,183	$112,491.75	—	—	$112,491.75
Raquel G. Richmond	—	—	—	—	—
Collis Temple III	—	—	—	—	—

Employment Agreements

The Company has entered into employment agreements with each of its executive officers, the relevant terms of which are summarized below. Capitalized terms appearing in the following descriptions but not defined therein are as defined in the applicable employment agreement. The below summary is qualified in all respects by reference to the underlying employment agreement.

L. Joe Boyer

Mr. Boyer is party to an employment agreement with Atlas Technical Consultants LLC, effective August 12, 2019, as amended by Amendment No. 1 to Employment Agreement, dated as of December 17, 2021 (collectively, the “Boyer Agreement”), pursuant to which he serves as Chief Executive Officer of the Company. The initial term of the Boyer Agreement is three years, with automatic one-year renewals thereafter unless either party provides notice of nonrenewal to the other party at least ninety (90) days prior to the end of the then-current term, or otherwise terminates the agreement in accordance with its terms. Under the Boyer Agreement, if Mr. Boyer’s employment is terminated due to his death, “Permanent Disability”, termination by the Company through non-renewal at the end of the then-current term or termination without “Cause”, or by Mr. Boyer for “Good Reason” (as such terms are defined in the Boyer Agreement, and as described below) (each, an “Involuntary Termination”), he will be entitled to (i) a lump sum payment equal to (a) 2.0x then-current base salary; (b) 1.0x target annual bonus; and (c) a pro-rated annual bonus for the year in which termination occurs, based on actual performance (determined as of the end of the performance period); (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards vesting (1) based on actual performance (determined as of his termination date) in the event of termination due to death or Permanent Disability or (2) at the greater of (x) the target or (y) actual performance (determined as of his termination date) in the event of any other Involuntary Termination); and (iii) to the extent permissible under the Company’s group health plan and subject to Mr. Boyer’s timely election of continuation coverage under the federal law known as “COBRA,” continuation of health benefits coverage at the Company’s expense for up to two years.

If Mr. Boyer incurs an Involuntary Termination in the 90-day period prior to, or the during the two-year period following, a change in control (as defined in the Company’s 2019 Omnibus Incentive Plan), he will be entitled to receive (in lieu of the severance described above) (i) a lump sum payment equal to (a) 2.5x then-current base salary; (b) 1.5x target annual bonus; and (c) a pro-rated annual bonus for the year in which termination occurs, based on actual Company performance (determined as of the end of the performance period); (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards vesting at the greater of (x) the target or (y) actual performance (determined as of the change in control date)); and (iii) to the extent permissible under the Company’s group health plan and subject to Mr. Boyer’s timely election of continuation coverage under the federal law known as “COBRA,” continuation of health benefits at the Company’s expense for up to 30 months. All severance benefits under the Boyer Agreement are contingent on Mr. Boyer signing and not revoking a release of claims as well as his compliance with all other terms of the Boyer Agreement.

“Cause” is defined in the Boyer Agreement as Mr. Boyer’s (i) act(s) of gross negligence or willful misconduct in the course of his employment, (ii) willful and continued failure or refusal to materially perform his duties or responsibilities or to follow the lawful directives of the Board of Directors or its designee (other than as a result of death or Permanent Disability), (iii) willful misappropriation (or attempted willful misappropriation) of any assets or business opportunities of the Company or any its subsidiaries of affiliates, (iv) conviction of or pleading guilty or nolo contendere to any felony or any crime involving moral turpitude, (v) material failure to cooperate in any material way with any audit or investigation of the business or financial practices of the Company or any of its affiliates or subsidiaries, (vi) commitment of (or attempting to commit) any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of the Company or any of its affiliates or subsidiaries that results in material economic harm to the Company or any of its affiliates or subsidiaries, (vii) material breach of the Boyer Agreement or any other non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant provisions relating to the Company or any of its affiliates or subsidiaries by which he may be bound, or (viii) material violation of the Company’s code of conduct or other written policy which is reasonably likely to be materially damaging to the Company or any of its affiliates or subsidiaries.

“Good Reason” is defined in the Boyer Agreement as, without Mr. Boyer’s consent, (i) a material diminution in his title, duties or responsibilities, (ii) a material reduction in his annual base salary or target annual bonus (in each case, as adjusted upwards (if applicable) in accordance with the terms of the Boyer Agreement), (iii) the relocation of his principal place of employment by more than 25 miles from its current location or (iv) any other material breach of a provision of the Boyer Agreement by the Company.

“Permanent Disability” is defined in the Boyer Agreement as any physical or mental disability or infirmity of Mr. Boyer that prevents or, in the good faith determination of the Board of Directors, would be reasonably likely to prevent, the performance of Mr. Boyer’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.

Other Executive Officers

Each of the Company’s executive officers other than Mr. Boyer are party to an employment agreement with Atlas Technical Consultants LLC (each an “Executive Agreement”). Under the Executive Agreements, if the executive is terminated by the Company without “Cause” or by the executive for “Good Reason” (as such terms are defined in each Executive Agreement, as described below), the executive will be entitled to (i) 12-months’ then-current base salary continuation; (ii) a pro-rated annual bonus for the year in which termination occurs, based on actual Company performance (determined as of the end of the performance period) (items (i) and (ii), collectively, the “Executive Severance”); (iii) to the extent permissible under the Company’s group health plan and subject to the executive’s timely election of continuation coverage under the federal law known as “COBRA,” up to 12 months of COBRA premiums (capped at the employer-portion of active employee premiums); and (iv) accelerated vesting of (a) all unvested time-based equity awards if the termination occurs on or before the one year anniversary of the effective date of the Executive Agreement; (b) 2/3 of any unvested time-based equity awards if the termination occurs on or before the two years anniversary of the effective date of the Executive Agreement; and (c) 1/3 of any unvested time-based equity awards if the termination occurs after two years of the effective date of the Executive Agreement; and (d) a prorated number of any performance-based awards based on the days completed in the applicable performance period vesting at the greater of (i) the target or (ii) actual performance (determined as of the termination date). In the event of an executive’s termination due to his death or “Permanent Disability” (as such term is defined in each Executive Agreement, as described below), such executive will be entitled to the Executive Severance.

If an executive’s employment is terminated by the Company without cause or by the executive for “Good Reason” within the 90 days prior to, or during the two-year period following, a change in control (as defined in the Company’s 2019 Omnibus Incentive Plan), the executive will be entitled to receive (in lieu of the severance described above) (i) the Executive Severance; (ii) to the extent permissible under the Company’s group health plan and subject to the executive’s timely election of continuation coverage under the federal law known as “COBRA,” up to 12 months of COBRA premiums (capped at the employer-portion of active employee premiums) and (iii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards vesting at the greater of (x) the target or (y) actual performance (determined as of the change in control date)).

If an executive’s employment is terminated due to non-renewal by the Company, the executive will receive accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). All severance benefits under the Executive Agreements are contingent on the executive signing and not revoking a release of claims as well as the executive’s compliance with the terms of the Executive Agreement, and the terms of the executive’s Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”).

“Cause” is defined in the Executive Agreements as the executive’s (i) act(s) of gross negligence or willful misconduct in the course of the executive’s employment, (ii) willful failure or refusal to perform the executive’s duties or responsibilities or to follow the lawful directives of the Chief Executive Officer or its designee (other than as a result of death or Permanent Disability), (iii) misappropriation (or attempted willful misappropriation) of any assets or business opportunities of the Company or any its subsidiaries of affiliates, (iv) commission of, indictment for, conviction of or pleading guilty or nolo contendere to any felony or any crime involving moral turpitude, (v) failure to cooperate in any material way with any audit or investigation of the business or financial practices of the Company or any of its affiliates or subsidiaries, (vi) commitment of (or attempting to commit) any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of the Company or any of its affiliates or subsidiaries, (vii) breach of the Executive Agreement, the Non-Interference Agreement, or any other non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant provisions relating to the Company or any of its affiliates or subsidiaries by which the executive may be bound, or any other agreement between the executive and the Company or any of its affiliates or subsidiaries, (viii) material violation of the Company’s code of conduct or other written policy or (ix) deliberate misconduct which is reasonably likely to be materially damaging to the Company or any of its affiliates or subsidiaries.

“Good Reason” is defined in the Executive Agreements as, without the executive’s consent, (i) a material and ongoing diminution in the executive’s title, duties or responsibilities, measured as of the date of the Executive Agreement, (ii) the relocation of the executive’s principal place of employment by more than 25 miles from its current location or (iii) any other material breach of a provision of the Executive Agreement by the Company.

“Permanent Disability” is defined in the Executive Agreements as any physical or mental disability or infirmity of the executives that prevents or, in the good faith determination of the Board of Directors, would be reasonably likely to prevent, the performance of the executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.

280G Mitigation Actions

While the Company may take certain actions, consistent with the confidential disclosure letter to the Merger Agreement, to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the Board of Directors has not yet approved any specific actions to mitigate any impact of Section 280G of the Code on the Company and any disqualified individuals. The Boyer Agreement includes a “better of” provision under Section 280G of the Code under which the amount of any payments that would otherwise constitute parachute payments will be reduced to the extent necessary to avoid the imposition of any excise tax, unless providing Mr. Boyer with the full amount of such payments (after taking into account any excise and other taxes) will result in a greater payment amount to Mr. Boyer (in which case Mr. Boyer will receive the full amount of such payments).

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

It is anticipated that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $1,068 million in cash.

The Equity Commitment, and unrestricted cash at the Company, together with any Debt Financing, will be sufficient (i) to fund the aggregate purchase price, (ii) to repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness and other amounts outstanding pursuant to the Company’s existing credit agreement, and (iii) to pay all fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement. Upon the terms and subject to the conditions of the Equity Commitment Letter, the Company has a contractual right to specifically enforce Parent’s obligations to cause the Equity Financing (as defined in the Merger Agreement) to be funded and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the Equity Financing, in each case, subject to satisfaction of certain conditions. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Specific Performance.”

Equity Financing

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. It is anticipated that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $1,068 million in cash. In connection with the financing of the Merger, the GI Funds, Parent, Merger Sub and certain affiliates of Parent and Merger Sub have entered into the Equity Commitment Letter, in respect of the Equity Commitment.

Debt Financing

In connection with the financing of the Merger, Merger Sub also has obtained the Debt Commitment Letter from the Commitment Parties, pursuant to which the Commitment Parties have committed to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, senior secured credit facilities to fund a portion of the funds necessary to complete the Merger and the related transactions thereto.

Limited Guarantee

Pursuant to the Limited Guarantee, delivered by the GI Funds in favor of the Company, the GI Funds have agreed to fund the following payment obligations of Parent and Merger Sub under the Merger Agreement, which are subject to an aggregate cap equal to the sum of all such payment obligations up to an aggregate liability of $56,750,000: (i) the $45,750,000 Parent Termination Fee (as defined below) if required, on the terms and subject to the limitations set forth in the Merger Agreement; (ii) any amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the Merger Agreement (the “Reimbursement Obligations”); and (iii) any amounts in respect of certain out-of-pocket costs and expenses (including attorneys’ fees) related to the Company’s efforts to obtain payment of the Parent Termination Fee, as specified in the Merger Agreement (“Enforcement Expenses”).

Subject to specified exceptions, the Limited Guarantee will terminate upon the earliest of: (i) the consummation of the Merger, (ii) the valid termination of the Merger Agreement under circumstances in which Parent would not be obligated to pay or cause to be paid the Parent Termination Fee, (iii) the six-month anniversary of the valid termination of the Merger Agreement under circumstances in which the Company has a one-way termination right or in the event, the Company asserts a legal claim under the Limited Guarantee, in which case the Limited Guarantee will terminate upon a final, non-appealable resolution of the such claim and (iv) the full payment by the GI Funds of their respective obligations (if any) under the Parent Termination Fee or Reimbursement Obligations.

Closing and Effective Time

The closing of the Merger will take place no later than (a) the third business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “Proposal 1: Adoption of the Merger Agreement — Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (b) such other time, location or date as Parent, Merger Sub and the Company mutually agree in writing; provided, however that the closing of the Merger cannot occur before March 31, 2023.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of Company Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Company Common Stock unless otherwise expressly noted herein. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, holders of shares of Company Common Stock who: (1) submit a written demand for appraisal of their shares; (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company Common Stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate merger consideration in respect of the shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the Company’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Price described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, the Company believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:

•        the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•        the stockholder must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•        the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•        the stockholder (or any person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Merger Agreement or abstain from voting its shares.

Filing Written Demand

Any holder of shares of Company Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of Company Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or to abstain from voting on the adoption of the Merger Agreement. Voting against the adoption of the Merger Agreement or abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will not, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal is in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand for appraisal. A stockholder’s failure to make the written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of the Company stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock must be executed by or on behalf of the holder of record, and must reasonably inform the Company of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Atlas Technical Consultants, Inc.
Attention: Bradford Twombly, Assistant Corporate Secretary
13215 Bee Cave Parkway, Building B, Suite 230
Austin, Texas 78738

Any holder of shares of Company Common Stock who has delivered a written demand to the Company and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Price within 60 days after the Effective Time. If an appraisal proceeding is commenced and the Company, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Price being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of Company Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Company Common Stock who has complied with Section 262 and is entitled to appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any holders of shares of Company Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure of a holder of Company Common Stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of Company Common Stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Company Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of Company Common Stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither the Company nor Parent anticipates offering more than the Per Share Price to any stockholder exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Per Share Price. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Price, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Price in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Company Common Stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger and the Per Share Price, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) whose shares of Company Common Stock are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis of all potential U.S. federal income tax effects. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of shares of Company Common Stock. No rulings from the IRS regarding the matters discussed below have been or will be sought by the Company. There can be no assurance that the IRS will not assert or a court will not take a position contrary to that discussed below regarding the U.S. federal income tax consequences of the Merger.

This summary is general in nature and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. This discussion is limited to holders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate or gift taxation, the alternative minimum tax, or the Medicare net investment income surtax) that may be relevant or applicable to a particular holder in connection with the Merger.

In addition, this summary does not address consequences relevant to holders subject to special rules, including, without limitation:

•        banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity); insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or U.S. expatriates and former citizens or long-term residents of the United States;

•        controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax;

•        holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•        holders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;

•        holders that received their shares of Company Common Stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants (including under any of the Company equity plans);

•        holders that received their shares of Company Common Stock in connection with the transactions contemplated by the Merger Agreement;

•        holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•        U.S. Holders whose “functional currency” is not the U.S. dollar;

•        holders who hold their Company Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; or

•        holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Company Common Stock being taken into account in an “applicable financial statement” (as defined in the Code).

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of Company Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares, as adjusted for certain corporate actions. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of Company Common Stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•        such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

•        the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Company Common Stock (the “Relevant Period”) and, if shares of Company Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than 5% of the Company Common Stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that timely furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) timely provides a certification of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form)

or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under those rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” (as specially defined under those rules) unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The IRS has issued proposed Treasury Regulations that eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Company Common Stock under FATCA. Pursuant to the preamble of these proposed Treasury Regulations, any withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn.

Holders of Company Common Stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of Company Common Stock pursuant to the Merger.

Regulatory Approvals Required for the Merger

General

The Company (to the extent required), Parent and the Company have agreed to (and to cause their respective affiliates, as applicable to) file with the “FTC” and the “DOJ” a Notification and Report Form relating to the Merger Agreement and the Merger as required by the HSR Act within ten business days following the date of the Merger Agreement, and, subject to certain limitations, to take all action necessary, proper or advisable to cause the expiration or termination of the applicable waiting period pursuant to the HSR Act and obtain all clearances, consents, approvals, or waivers pursuant to the HSR Act or any applicable antitrust law, in each case as promptly as practicable and, in any event, prior to the Termination Date.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the FTC and the DOJ, and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act is 30 calendar days, unless the waiting period is terminated earlier or extended by a second request for additional information and documentary material. The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until the Company and Parent file a Notification and Report Form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Parent made the necessary filings with the FTC and the DOJ on February 13, 2023. The applicable waiting period under the HSR Act is expected to expire on March 15, 2023 at 11:59 p.m. Eastern Time.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Nuclear Regulatory Authorizations

Subsidiaries of the Company hold a number of radioactive materials licenses issued by the U.S. Nuclear Regulatory Commission (“NRC”) or Agreement States (as defined in the Atomic Energy Act of 1954, as amended), to which the NRC has delegated authority to regulate the use of radioactive material. The radioactive materials licenses authorize the various subsidiaries to use a certain type of gauge that contains a small amount of radioactive materials. As a general matter, radioactive materials licenses require the prior written approval from a nuclear regulator before they can be transferred, either directly or indirectly (e.g., through an upstream ownership change). On or before February 13, 2023, the Company and Parent jointly made certain license transfer related filings to the applicable NRC or Agreement State license issuers reflected on the Nuclear Consents Schedule, as necessary, requesting authorization for the indirect transfer of control of the radioactive materials licenses. These filings are being processed by the requested regulators and are expected to be received prior to closing the proposed transaction.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates, (2) were made solely for the benefit of the parties to the Merger Agreement and (3) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk among the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and a wholly owned direct subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A attached to the Merger Agreement and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation), until thereafter amended. Following the completion of the Merger, the Class A Common Stock will be delisted from the NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time

The closing of the Merger will take place no later than (a) the third business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “— Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (b) such other time, location or date as Parent, Merger Sub and the Company mutually agree in writing; provided, however that the closing of the Merger can only occur after March 31, 2023. On the date of the closing of the Merger, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Merger Consideration

Company Common Stock

At the Effective Time, and without any action required by any stockholder, each share of Class A Common Stock, including all shares of Class A Common Stock issued upon the exchange of Common Units and the surrender of Class B Common Stock, issued and outstanding immediately prior to the Effective Time, (other than Excluded Shares, which include, for example, shares of Company Common Stock owned by stockholders who have properly exercised their statutory rights of appraisal under Section 262) outstanding as of immediately prior to the Effective Time will be automatically cancelled, extinguished and converted into the right to receive the Per Share Price, without interest thereon.

Shares of Class B Common Stock and corresponding Common Units will be redeemed by the Company in exchange for shares of Class A Common Stock as of immediately prior to the Effective Time.

Outstanding Company RSUs, Company PSUs and Company PSOs

The Merger Agreement provides that outstanding equity awards of the Company will be treated as follows at the Effective Time:

•        each Company RSU that is outstanding immediately prior to the Effective Time, other than a Company RSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company RSU;

•        each Company PSU that is outstanding immediately prior to the Effective Time, other than a Company PSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the number of shares of Company Common Stock subject to such Company PSU, with any performance vesting conditions deemed achieved at the greater of target and actual performance effective as of the Effective Time (up to a maximum of 137.5% of target), without any pro-ration;

•        each Current Year Award will automatically be cancelled and converted into a Cash Replacement Award, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Current Year Award. Each Cash Replacement Award will be subject to the same terms and conditions (including vesting terms and terms providing for the acceleration of vesting) that apply to the Current Year Award that it has replaced, other than the right to receive equity rather than cash upon vesting, and provided that, with respect to any Current Year Award that is a Company PSU, performance metrics will be deemed achieved at target performance as of the Effective Time, without any pro-ration (such that only time-based vesting conditions remain applicable); and

•        each Company PSO that is outstanding and unexercised immediately prior to the Effective Time, with an exercise price per share less than the Per Share Price, whether vested or unvested, but with respect to which the performance-based vesting conditions would be achieved if the Per Share Price was equal to or greater than the “threshold stock price” under such Company PSO, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSO and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company PSO. Each Company PSO with an exercise price per share equal to or greater than the Per Share Price will automatically be cancelled without any cash payment being made in respect thereof.

Consideration payable to holders of Company RSUs, Company PSUs and Company PSOs (in each case, other than Current Year Awards, collectively, the “Equity Awards”) will be made as promptly as reasonably practicable, but no later than the next regular payday of the Company or Surviving Corporation that is at least five business days after the closing date, net of any required withholding of taxes through the Company’s or Surviving Corporation’s payroll system or payroll provider. Any payments made in respect of a Cash Replacement Award will become payable with respect to a portion of such Cash Replacement Award only to the extent that such portion becomes vested by its terms (subject to any Current Year Award that is a Company PSU being deemed achieved at target performance as of the Effective Time, without any pro-ration), and in such event will be paid to the holder thereof by the Company or the Surviving Corporation, through the Company’s or Surviving Corporation’s payroll system or payroll provider, on the Company’s or Surviving Corporation’s next regular payday that is at least three business days after the applicable vesting date. For the avoidance of doubt, in the event that a Cash Replacement Award, or portion thereof, does not vest and is therefore forfeited by its terms, then no payment (or other consideration) will be owed with respect to such Cash Replacement Award or portion thereof.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate the Payment Agent. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Payment Agent cash sufficient to pay the aggregate consideration to which holders of Company Common Stock (other than holders of Dissenting Company Shares) become entitled pursuant to the Merger Agreement.

Promptly following the Effective Time (and in any event within three business days), the Payment Agent will send to each holder of record of one or more certificates that represent issued and outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of Company Common Stock represented by such holder’s certificates in exchange for the Per Share Price payable in respect of such shares. No holder of record of uncertificated shares of Company Common Stock will be required to deliver a certificate or an executed letter of transmittal to the Payment Agent in order to receive the Per Share Price payable in respect of such shares.

If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Company Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Per Share Price. Any cash deposited with the Payment Agent that remains unclaimed five years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any holder (and their successors, assigns or personal representatives) previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, circumstance, event, effect, or development that, (A) individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (B) would reasonably be expected to prevent the consummation by the Company of the Merger prior to the Termination Date; provided that, for purposes of clause (A), none of the following, and no change, circumstance, event, effect, or development arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect under clause (A) above has occurred or would occur (subject to the limitations set forth below):

(i)        general economic conditions, or conditions in the global, international. regional or local economy generally;

(ii)       conditions in the financial markets, credit markets, currency markets, capital markets or other markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)      conditions in the industries in which the Company and its subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its subsidiaries conduct business;

(iv)      any change in commodity prices, including natural gas prices;

(v)       regulatory, legislative or political conditions;

(vi)      any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), sabotage, rebellion, insurrection, cyber-attack, terrorism (including cyberterrorism) or military actions, including any escalation or worsening of the foregoing or any threats thereof;

(vii)     earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs and other force majeure events, including any escalation or worsening of any of the foregoing;

(viii)    the negotiation, execution, delivery or performance of the Merger Agreement or the announcement of the Merger Agreement or the pendency of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with customers, suppliers, lenders, lessors, business or joint venture partners, employees (including any such resulting employee attrition), regulators, any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or mediation or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational (“Governmental Authorities”), vendors or other third party, except in relation to specified representations regarding non-contravention and employee benefits;

(ix)      the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to the Merger Agreement, including the failure of the Company or any subsidiary to take any action that is specifically prohibited by the terms of the Merger Agreement to the extent Parent unreasonably fails to give its consent in response to a written request;

(x)       any action taken or refrained from being taken, in each case to the extent Parent has expressly approved, consented to or requested in writing following January 30, 2023;

(xi)      changes or proposed changes in GAAP or other accounting standards or in any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, policy, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute (collectively, “Laws”) (or the enforcement or interpretation of any of the foregoing by a Governmental Authority) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law by any Governmental Authority;

(xii)     any epidemics, pandemics (including COVID-19, any evolutions or mutations thereof and any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by an applicable Governmental Authority), including any escalation or worsening of any of the foregoing;

(xiii)    any changes in the price or trading volume of the Company Common Stock or to the Company’s credit ratings, in each case of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the exceptions to the definition of Company Material Adverse Effect);

(xiv)    any failure, in and of itself, by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in clause (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded);

(xv)     the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xvi)    the identity of, or any facts or circumstances relating to, the Merger Sub and Parent or their respective affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business, or the respective plans or intentions of the foregoing, with respect to the Company and its business; and

(xvii)   any breach of the Merger Agreement by Parent or Merger Sub;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xii) above, to the extent that such changes, circumstances, events, effects or developments has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental materially disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•        due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company;

•        corporate power and authority of the Company to enter into and perform the Merger Agreement, consummate the Merger (subject to the requisite stockholder approval), and the enforceability of the Merger Agreement, subject to certain exceptions;

•        the necessary approval of the Board;

•        the opinion of the Company’s financial advisor;

•        the inapplicability of anti-takeover statutes to the Merger;

•        the necessary vote of stockholders in connection with the Merger Agreement;

•        the absence of any conflict, violation, or breach of any organizational documents, existing contracts or laws applicable to the Company or its subsidiaries or the resulting creation of any lien upon any properties or assets due to the performance of the Merger Agreement;

•        required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•        the ownership and capital structure of the Company as well as the ownership and capital structure of its subsidiaries;

•        the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Company Common Stock or equity or voting interests of the Company or any of its subsidiaries;

•        the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•        the accuracy and required filings of the Company’s SEC filings since January 1, 2020;

•        the Company’s financial statements;

•        the Company’s disclosure controls and procedures;

•        the Company’s internal accounting controls and procedures;

•        the absence of specified undisclosed liabilities;

•        the conduct of the business of the Company and its subsidiaries is, in all material respects, in the ordinary course since September 30, 2022, and the absence of any effect, change, event, development or occurrence that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect since September 30, 2022;

•        the existence and enforceability of specified categories of the Company’s material contracts, and the absence of any breach or default by the Company and its subsidiaries in relation to such material contracts;

•        real property owned or leased by the Company and its subsidiaries;

•        environmental matters;

•        intellectual property matters and compliance with information privacy and security laws;

•        tax matters;

•        employee benefit plans;

•        labor matters;

•        the Company’s compliance with laws;

•        the absence of litigation or orders;

•        insurance matters;

•        payment of fees to brokers in connection with the Merger;

•        this proxy statement; and

•        government contracts.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•        due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•        Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement, subject to certain exceptions;

•        the absence of any conflict, violation or breach of any organizational documents, existing contracts or applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s properties or assets due to the performance of the Merger Agreement;

•        required consents and regulatory filings in connection with the Merger Agreement;

•        the absence of litigation or orders;

•        ownership of Company Common Stock;

•        payment of fees to brokers in connection with the Merger;

•        ownership and operations of Merger Sub;

•        the absence of any required consent of holders of voting interests in Parent;

•        delivery and enforceability of the Limited Guarantee;

•        matters with respect to Parent’s financing and sufficiency of funds; and

•        the absence of agreements or arrangements between Parent or Merger Sub (or their respective affiliates) and members of the Board or Company management, except for the Voting and Support Agreement, dated as of January 30, 2023, among Parent, AS&M SPV, LLC, and Arrow Environmental SPV, LLC.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except: (1) as expressly contemplated by the Merger Agreement; (2) as set forth in the confidential disclosure letter to the Merger Agreement; (3) as required by applicable law; or (4) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, the Company will, and will cause each of its subsidiaries to, use:

•        reasonable best efforts to conduct its business in all material respects in the ordinary course of business; and

•        commercially reasonable efforts to preserve intact in all material respects its relationships with customers, suppliers, lenders, lessors, business and joint venture partners, employees, regulators, Governmental Authorities, vendors and other business relations; provided, that, in each case, the Company and its subsidiaries may make any reasonably necessary changes in their respective business practices in response to COVID-19 and any COVID-19 measures.

In addition, the Company has also agreed that, except: (1) as expressly contemplated by the Merger Agreement; (2) as set forth in the confidential disclosure letter to the Merger Agreement; (3) as required by applicable law; (4) as necessary or advisable in response to COVID-19 and any COVID-19 measures, or (5) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between January 30, 2023 and the termination of the Merger Agreement pursuant to its terms, the Company will not, and will not permit any of its subsidiaries to:

•        amend the organizational documents of the Company or its subsidiaries in any respect;

•        propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        issue, sell, deliver or agree or commit to issue, sell or deliver any securities of the Company, subject to certain exceptions;

•        reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, subject to certain exceptions;

•        declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or pledge or encumber any shares of its capital stock or other equity or voting interest, subject to certain exceptions;

•        incur, assume endorse, guarantee or otherwise become liable for any indebtedness for borrowed money, subject to certain exceptions;

•        With respect to clauses (i) and (ii) below, other than (A) as required by applicable law, (B) pursuant to any employee plan in effect and disclosed on the confidential disclosure letter, (C) in conjunction with immaterial annual renewal or plan design changes for health and welfare benefit plans that are made in the ordinary course of business consistent with past practice, or (D) excluding equity awards in conjunction with new hires and promotions of non-executive employees earning less than $200,000 and who are below the Senior Vice President or Director level, and changes in job position or status of any current employee or other service provider earning less than $200,000 and who are below the Senior Vice President or Director level, consistent with past practice: (i) adopt or amend in any material respect, or terminate any material employee plan or any arrangement that would be a material employee plan if it were in effect on the date of the Merger Agreement; (ii) increase the compensation or benefits of, or grant any equity awards to, any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries (excluding any non-executive employees or individual service providers with compensation that is, in whole or in part, directly billable to a client and does not create a net overhead burden to the Company its subsidiaries of more than $200,000); or (iii) hire, engage or terminate the employment or engagement of any employee or independent contractor earning annual base compensation equal to or in excess of $200,000 or at or above the Senior Vice President or Director level (excluding any non-executive employees or individual service providers with compensation that is, in whole or in part, directly billable to a client and does not create a net overhead burden to the Company its subsidiaries of more than $200,000);

•        materially change the Company’s or its subsidiaries’ methods of financial accounting or annual accounting period, subject to certain exceptions;

•        enter into, modify in any material respect, amend in any material respect, waive any material rights under or terminate any material contract, subject to certain exceptions;

•        acquire any material interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) by ATC Holdings LLC (“ATC Holdings”) or any wholly owned subsidiary of ATC Holdings, (ii) in the ordinary course of business or (iii) that do not exceed $1,000,000 in the aggregate;

•        sell, assign, transfer, lease, mortgage, pledge, surrender, encumber, divest or otherwise dispose of, any of the Company’s or its subsidiaries’ material tangible assets or businesses, subject to certain exceptions;

•        sell, assign, transfer, convey, abandon, allow to lapse, or otherwise dispose of or impair any material Company intellectual property, subject to certain exceptions;

•        engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or certain Company related parties, except for transactions, agreements, arrangements or understandings (i) entered into in the ordinary course of business on arm’s length terms with a value of less than $100,000 with or (ii) relating to employment;

•        make any capital expenditure equal to or greater than $1,000,000 in any one instance or $2,000,000 in the aggregate, subject to certain exceptions;

•        make any loans, advances or capital contributions to or investments in any person (other than (i) by the Company or ATC Holdings in any of ATC Holdings’ direct or indirect wholly owned subsidiaries or (ii) pursuant to operating leases and extensions of credit terms to customers, in each case in the ordinary course of business consistent with past practice);

•        make (outside the ordinary course of business), change or revoke any material tax election, (ii) enter into any settlement or compromise of any material tax liability, (iii) file any amended material tax return, (iv) adopt or change any material method of tax accounting, (v) enter into any closing agreement relating to any material amount of taxes, (vi) agree to extend the statute of limitations in respect of any material amount of taxes (except in the ordinary course of business) or (vii) surrender any right to claim a material tax refund;

•        negotiate, enter into, amend, extend, or terminate any collective bargaining agreements, labor agreements, or other labor-related contracts with any labor union or other employee representative body, or recognize or certify any labor union or other employee representative body as the bargaining representative for any employees of the Company or any of its subsidiaries;

•        implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of, 25 or more employees at any site of employment at one time;

•        waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation in favor of the Company or any of its subsidiaries that is material to the Company and its subsidiaries;

•        settle any earn-out obligation of the Company or any of its securities that has become due and payable in Company securities other than in cash (other than as expressly permitted by the terms of such agreement);

•        settle or compromise any litigation, other than for the payment of cash in an aggregate amount that does not exceed $250,000 in any one instance or $1,000,000 in the aggregate and do not impose terms with any material restriction on the Company’s or any of its subsidiaries’ business or operations (or Parent’s or any of its subsidiaries’ after the closing of the Merger);

•        enter into agreements, authorize, or commit to take any of the actions prohibited by any of the foregoing or as specifically set forth in the Company disclosure letter.

The “No-Shop” Period — No Solicitation of Offers

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as the date of the Merger Agreement or (y) executed, delivered and effective after the date of the Merger Agreement and, in either case, containing terms that are not less favorable in any substantive respect to the Company than those contained in the confidentiality agreement referred to in the Merger Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal and that such agreement does not contain provisions which prohibit the Company from complying with the provisions of the Merger Agreement.

“Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or any of its affiliate) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

1.      any direct or indirect purchase or other acquisition by any person or group, whether from the Company or any other person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

2.      any direct or indirect purchase or other acquisition by any person or group, or stockholders of any such person or group, of more than 20% of the consolidated assets or net revenue of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Board or a committee thereof);

3.      any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any person or group, or stockholders of any such person or group, would hold, directly or indirectly, shares of Company Common Stock representing more than 20% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

4.      any combination of the foregoing.

“Superior Proposal” means any Acquisition Proposal for an Acquisition Transaction on terms that the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable to the Company stockholders from a financial point of view than the Merger and is reasonably likely to be consummated on the terms and timing proposed (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Board (or a committee thereof) considers relevant and any revisions to the Merger Agreement committed to in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company and its subsidiaries will not, and will not instruct, authorize or knowingly permit any of their officers or directors or any of their other representatives to:

1.      solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

2.      furnish to any third party any non-public information relating to the Company and its subsidiaries or afford to any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case that could reasonably be expected to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

3.      participate or engage in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or inquiry (other than informing such third parties described above);

4.      approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or

5.      enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than certain permitted confidentiality agreements (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”).

In addition, the Company will, and will cause its subsidiaries and its and their respective officers and directors and will instruct and use reasonable best efforts to cause its representatives to immediately cease and cause to be terminated any discussions or negotiations with any third party and its representatives and will immediately (i) cease providing any further information with respect to the Company or Acquisition Proposal, (ii) terminate all access granted to any physical or electronic data room, with any such persons and (iii) instruct that each person that has entered into a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to return or destroy all confidential information thereunder.

In addition, until the earlier of the termination of the Merger Agreement and the Company’s receipt of the requisite stockholder approval, the Company and the Board (or committee thereof) may (i) participate or engage in discussions with, (ii) furnish any non-public information relating to the Company or its subsidiaries to a person who has made or delivered a bona fide Acquisition Proposal to the Company, and (iii) otherwise facilitate such Acquisition Proposal or assist such person (and its representatives and prospective debt and equity financing sources (and their respective representatives)) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from a material breach of the Company’s obligations, as described in the immediately preceding paragraph) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably likely lead to a Superior Proposal and (after consultation with its outside legal counsel) the failure to take such actions in respect of the Acquisition Proposal would be inconsistent with the Board’s fiduciary duties to stockholders under applicable law.

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the Effective Time, the Company shall promptly (and, in any event, within 24 hours) notify Parent if the Company, any of its subsidiaries or any of their respective representatives receives (i) any inquiries, offers, proposals or requests for non-public information or discussions that constitute or could reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals. Such notice must include (i) the identity of the person or group making such inquiries, offers, or proposals; (ii) a summary of the material terms and conditions of such inquiries, offers or proposals to the extent not included in clause (iii); and (iii) copies of any written materials relating thereto provided to the Company or its representatives. The Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status and material change to the terms of any such inquiries, offers, proposals or requests (including any amendments thereto) and the status of any related discussions or negotiations.

Voting and Support Agreement

As an inducement to Parent and the Company entering into the Merger Agreement, on January 30, 2023, the Holders, which collectively beneficially own, in the aggregate, approximately 43% of the outstanding Company Common Stock entered into the Voting Agreement, by and among the Company, Parent, Merger Sub and the Holders, pursuant to which each Holder has agreed to vote its shares in favor of the matters to be submitted to the Company’s stockholders in connection with the Merger, subject to the terms and conditions set forth in the Voting Agreement.

The Voting Agreement provides that if the Board changes its recommendation with regard to the Company’s stockholders’ approval of the Merger Agreement, then the number of the Holders’ shares of Company Common Stock subject to the obligations under the Voting Agreement will be reduced such that the aggregate number of shares required to vote in favor of the Merger will be equal to at least the percentage of aggregate voting power with respect to all outstanding shares of Company Common Stock held by stockholders of the Company (excluding the Holder) voting in favor of approving the Merger Agreement, and transactions contemplated thereby, multiplied by such Holder’s shares of Company Common Stock subject to the obligations under the Voting Agreement.

Unless earlier terminated by the written consent of all parties, the Voting Agreement will terminate at the earliest of the date the Merger Agreement is validly terminated in accordance with its terms, the consummation of the Merger and the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the amount of the Per Share Price, changes the form of the Per Share Price or is otherwise materially adverse to the Holders.

The foregoing description of the Voting Agreement does not purport to be complete is subject to, and is qualified in its entirety by, the full text of the Voting Agreement, a copy of which is attached as Annex D to this proxy statement.

The Board of Directors’ Recommendation; Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Company Common Stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Board Recommendation Change (as defined below) except as described below.

Prior to the termination of the Merger Agreement by stockholders, the Board of Directors may not take any action described in the following:

•        withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Board Recommendation, in each case, in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board fails to issue a public press release within ten business days of such public announcement providing that the Board reaffirms the Board Recommendation);

•        adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal;

•        fail to publicly reaffirm the Board Recommendation within two business days after Parent so requests in writing it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions; or

•        fail to include the Board Recommendation in this proxy statement (any action described in the foregoing four bullets, a “Board Recommendation Change”); or

•        cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement;

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may effect a Board Recommendation Change (1) in response to an Intervening Event (as defined below) if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably expected to be inconsistent with its directors’ fiduciary duties under applicable law; or (2) the Company has an Acquisition Proposal that the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal.

The Board of Directors may only effect a Board Recommendation Change for an Intervening Event if:

•        the Company has provided prior written notice to Parent at least four business days in advance to the effect that the Board (or a committee thereof) so intends, which notice will specify the basis for such Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

•        prior to effecting such Board Recommendation Change, the Company and its representatives, during such four business day period, must have (A) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee to obviate the need to effect a Board Recommendation Change, in response to such Intervening Event; and (B) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee proposed by Parent and other information provided by Parent in response to the notice described the preceding bullet, in each case, that are offered in writing by Parent, no later than 11:59 p.m. on the last day of such four business day period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; and

•        following such four business day period, the Board (or a committee thereof) (after taking into account, in consultation with the Company’s financial advisor and outside legal counsel, Parent’s proposed revisions to the terms and conditions of the Merger Agreement) shall have determined, after consultation with the Company’s outside legal counsel, that the failure of the Board (or a committee thereof) to make such a Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; provided that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding bullet shall recommence and be extended for two business days from the day of such notification.

The Board of Directors may only effect a Board Recommendation Change for a Superior Proposal, or cause the Company to terminate the Merger Agreement pursuant to its terms to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case, if:

•        the Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law;

•        the Company and its subsidiaries and their respective representatives have complied in all material respects with their obligations pursuant to its no-shop obligations with respect to such Acquisition Proposal;

•        (i) the Company has provided prior written notice to Parent at least four business days in advance to the effect that the Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Board Recommendation Change absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Board Recommendation Change, including the identity of the person or “group” of persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Board Recommendation Change, the Company and its representatives, during such four business day period, must have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee proposed by Parent and other information provided by Parent during such four business day period, in each case, that are offered in writing by Parent, no later than 11:59 p.m. on the last day of such four business day period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided, however, that in the event of any material modifications to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this bullet and the time period set forth in the preceding bullet shall recommence and be extended for two business days from the day of such notification; and

•        following such four business day period, including any subsequent extension, the Board (or a committee thereof) (after taking into account, in consultation with the Company’s financial advisor and outside legal counsel, Parent’s proposed revisions to the terms and conditions of the Merger Agreement) shall have determined that, after consultation with the Company’s outside legal counsel, the failure of the Board (or a committee thereof) to make such a Board Recommendation Change or to terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any material change, circumstance, event, effect, development or occurrence with respect to the Company or any of its subsidiaries that (A) was not known to, or reasonably foreseeable by, the Board as of the date of the Merger Agreement; and (B) does not relate to (1) any Acquisition Proposal (or any proposal that could constitute or is reasonably expected to lead to an Acquisition Proposal or inquiry); or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account).

Employee Benefits

The Merger Agreement provides that Parent acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Company’s benefit plans, as applicable, will occur as of the Effective Time. Further, from and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company’s benefit plans and compensation and severance arrangements following the Merger in accordance with their terms as in effect immediately prior to the Effective Time, as well as all collective bargaining agreements the Company and its subsidiaries are party to (with respect to any Continuing Union Employees, as defined below).

In addition, for a period of one year following the Effective Time (or, if shorter, the applicable employee’s period of employment) (the “Continuation Period”), the Surviving Corporation and its subsidiaries will (and Parent shall cause the Surviving Corporation and its subsidiaries to) maintain for the benefit of each employee who continues employment following the Merger (a “Continuing Employee”) (i) a base salary or wage rate, as applicable, and target short-term cash incentive opportunities (including bonus and commission opportunities) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time (either as set forth in the Continuing Employee’s employment agreement or consistent with the severance practice described in the confidential disclosure letter to the Merger Agreement); and (iii) other employee benefits (excluding any defined benefit pension, retiree medical, nonqualified deferred compensation, change in control, transaction, incentive equity or equity-based arrangements (“Excluded Benefits”)) that are no less favorable, in the aggregate, than those in effect for (or available to) such Continuing Employee as of the Effective Time, provided that base salary or wage rate, as applicable, and target short-term cash incentive compensation opportunities will not be decreased during the Continuation Period for any Continuing Employee employed during that period.

With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee (including any Continuing Employee whose terms and conditions of employment are governed by a collective bargaining agreement, labor agreement or other labor-related contract with any labor union (a “Continuing Union Employee”), as applicable), at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) grant to such Continuing Employee and Continuing Union Employee credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement or termination pay), except to the extent that it would result in duplication of coverage or benefits for the same period of service and except for purposes of any Excluded Benefits. In addition, and without limiting the generality of the foregoing, (i) the Surviving Corporation and its subsidiaries shall (and Parent will cause the Surviving Corporation and its subsidiaries to) use commercially reasonable efforts to provide that each Continuing Employee and Continuing Union Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding existing compensation plan, program, policy, arrangement or agreement (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees (and, as applicable, Continuing Union Employees) and their covered dependents; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees (and, as applicable, Continuing Union Employees) and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ (and, as applicable, Continuing Union Employees’) participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees (and, as applicable, Continuing Union Employees) and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) credit the accounts of the Continuing Employees (and, as applicable, Continuing Union Employees) pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee or Continuing Union Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeiture and shall not limit future accruals. Parent and the Surviving Corporation shall be solely responsible for any and all obligations under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

With respect to each of the Company’s annual cash incentive plans (each, a “Company Incentive Plan”), for the fiscal year in which the Effective Time occurs, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective affiliates through the end of such fiscal year, at the same time or times that Parent, the Surviving Corporation or their applicable affiliate pays annual bonuses in respect of such fiscal year to their other similarly situated employees, but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (the “Annual Bonus”) that is equal to the Annual Bonus that such Continuing Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the transactions contemplated by the Merger Agreement). Unless otherwise provided in an applicable employee plan, if the employment of a Continuing Employee who is at the Senior Vice President or Director level or above is terminated without “Cause” or due to such Continuing Employee’s resignation with “Good Reason” (as such terms are defined in the confidential disclosure letter to the Merger Agreement) before payment of the Annual Bonus (each, a “Qualifying Termination”), subject to such employee’s execution and non-revocation of a release of claims agreement in the Company’s standard form, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) pay to such Continuing Employee, at the time that Annual Bonuses for the applicable year are paid to employees of the Surviving Corporation and its subsidiaries generally, a pro-rated portion of the target Annual Bonus that such Continuing Employee would have been entitled to receive under the applicable Company Incentive Plan for such fiscal year if such Continuing Employee had remained employed, with such proration based on the relative portion of the fiscal year during which such Continuing Employee was employed with the Company, Parent, the Surviving Corporation or any of their respective affiliates.

Notwithstanding anything in the Merger Agreement to the contrary, express or implied, the covenants described above will not be deemed to: (i) guarantee to any employee or other service provider any right to employment or engagement, or continued employment or engagement for any period of time, or any term or condition of employment or engagement, or preclude the ability of Parent, the Surviving Corporation or any of their respective subsidiaries, to terminate the employment of any Continuing Employee or Continuing Union Employee; (ii) establish, amend, or modify any benefit plan or any other compensation or benefit plan, policy, program, agreement or arrangement maintained or sponsored by Parent, the Company, the Surviving Corporation or their respective affiliates; or (iii) create any third party beneficiary rights in any current or former employee, director, officer, independent contractor, or other service provider of the Company or any of its subsidiaries (including Continuing Employees, Continuing Union Employees, retirees or beneficiaries or dependents thereof) or any other person (other than the parties).

Efforts to Close the Merger

Under the Merger Agreement, Parent and Merger Sub shall (and shall cause their respective affiliates, as applicable) and the Company shall use their respective reasonable best efforts to take all actions, do all things and assist and cooperate with the other parties in doing all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement.

Each of the Parent and Merger Sub shall (and shall cause their respective subsidiaries, if applicable) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and any other laws, including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of the Parent and Merger Sub (and their respective subsidiaries, if applicable) and the Company and its subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of the Parent and Merger Sub (and their respective subsidiaries, if applicable) or of the Company and its subsidiaries; (iii) the modification of any course of conduct regarding future operations of the Parent and Merger Sub (and their respective subsidiaries, if applicable) or of the Company and its subsidiaries, including the freedom of action of the Parent and Merger Sub (and their respective subsidiaries, if applicable) or of the Company and its subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to the Merger Agreement.

Cooperation with Debt Financing

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), the Company has agreed that it will, and will cause its subsidiaries and their respective officers, employees, advisors and other representatives, to use commercially reasonable efforts to provide Parent and Merger Sub with all customary cooperation as is reasonably requested by Parent or Merger Sub to arrange, syndicate and obtain the Debt Financing.

Notwithstanding the foregoing, the Company, any of its affiliates and its and their respective subsidiaries are not required to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the closing of the Merger (iii) take any action that would unreasonably interfere with the ongoing operations of the business or the Company or any of its affiliates or it and their respective subsidiaries, (iv) provide any investor, arranger or syndicate lender access to the personnel or facilities of any of the Company or any of its affiliates or its and their respective subsidiaries that is greater in scope or frequency than the access afforded to the Parent under the Merger Agreement; or (vi) provide any disclosures that would breach the Merger Agreement or would cause the breach of any contract to which any member of the Company or any of its affiliates or its and their respective subsidiaries is a party. Furthermore, persons who are on the board of directors or the board of managers (or similar governing body)

of the Company or any of its affiliates or its and their respective subsidiaries prior to the closing of the Merger in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing that are not contingent upon the closing of the Merger or that would be effective prior to the closing of the Merger.

In addition, no action, liability or obligation of the Company or any of its subsidiaries or any of its or their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing is required to be effective until the Effective Time, and neither the Company nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument related to the Debt Financing that is not contingent on the occurrence of the closing of the Merger or that must be effective prior to the Effective Time.

In addition, Parent shall (a) reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its subsidiaries and its and their respective representatives in connection with the cooperation requirements described herein and in the Debt Commitment Letter and (b) indemnify the Company, its subsidiaries, and its and their respective officers, directors, employees or agents from and against any and all losses suffered or incurred by them in connection with any of their cooperation or assistance with respect to the arrangement of the Debt Financing and any information utilized in connection therewith except, in each case, to the extent arising from the willful misconduct, gross negligence, intentional fraud or intentional misrepresentation of the Company or any of its subsidiaries or their respective officers, directors, employees or agents or information provided by or on behalf of the Company or any of its subsidiaries for use in connection with the Debt Financing.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries shall, and Parent shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill the obligations of the Company and any of its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its subsidiaries prior to the Effective Time), on the other hand, with respect to such acts or omissions occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director, officer or employee of the Company and its subsidiaries, to the fullest extent permitted by law, in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) the fact that an indemnified person is or was a director, officer, employee or agent of the Company or its subsidiaries or other affiliates; (2) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Company or its subsidiaries or other affiliates, or taken at the request of the Company or such subsidiary or affiliate as a director, officer, employee, agent, trustee or fiduciary of another person, regardless of whether such action or omission, or alleged action or omission, occurred prior to, or at the Effective Time; and (3) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto. The Surviving Corporation will (and Parent must cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, unless the Company has purchased a “tail” policy prior to the Effective Time (which the Company may purchase, provided that the premium for such insurance does not exceed 350% of the aggregate annual premiums paid by the Company in the last full fiscal year), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance on terms that are equivalent to the Company’s current directors’ and officers’ insurance policies, for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such annual premiums exceed 350% of the aggregate annual premiums paid by the Company in the last full fiscal year, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost not exceeding such amount.

Other Covenants

Special Meeting

Following the clearance of this proxy statement by the SEC, the Company will call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as practicable, and in any event within thirty business days following the mailing of this proxy statement to Company stockholders. and the Company will (i) use its reasonable best efforts to solicit proxies to obtain the requisite stockholder approval, unless a Board Recommendation Change occurs, and therefore, such obligation to use reasonable best efforts automatically terminates and (ii) take all necessary actions in accordance with applicable law, the Company’s organization documents and the rules and regulations of NASDAQ to duly call, give notice or, convene and hold the Company Stockholder Meeting.

Call Election Notice

No later than five business days prior to closing of the Merger, the Company will deliver to the holders of ATCH common units a call election notice (the “Call Election Notice”), stating that pursuant to the Company’s rights, the Company elects to exercise its call right in respect of all ATCH common units not held by the Company, effective immediately prior to and conditioned upon the Closing. Each holder of ATCH common units, other than the Company, will be deemed to have offered to sell its ATCH common units and the Company will then elect to purchase directly and acquire such ATCH common units on the date of the closing of the Merger, and immediately prior to the consummation of the Merger, by issuing to such holders of ATCH common units (or its permitted designee) a number of shares of Company Common Stock such holder of ATCH common units (or its designee) would otherwise receive under the underlying limited liability company agreement.

Stockholder Litigation

The Company will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Parent reasonably informed with respect to the status thereof; (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) consult with Parent with respect to the defense, settlement or prosecution of such litigation. The Company may not compromise or settle any such litigation without Parent’s prior written consent, except as permitted under the Merger Agreement.

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•        the adoption of the Merger Agreement by the requisite affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger at the Special Meeting;

•        the expiration or termination of the applicable waiting period under the HSR Act, and any timing agreement between a party and a Governmental Authority not to consummate the Merger shall have expired or otherwise been terminated and the requisite approvals by applicable federal and state nuclear materials regulators; and

•        the consummation of the Merger not being prohibited, restricted, enjoined or otherwise made illegal by any law, injunction or order issued by any Governmental Authority of competent jurisdiction.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•        the representations and warranties of the Company relating to organization, good standing, corporate power, enforceability, the Board of Directors’ approval of the Merger Agreement and the Merger, opinion of financial advisor, anti-takeover laws, capitalization, lack of voting trusts (other than the Voting and Support Agreement), and brokers being true and correct in all material respects on closing date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty will have been true and correct in all material respects only as of such specified date);

•        the representations and warranties of the Company relating to certain aspects of its capitalization and the ownership of its subsidiaries being true and correct in all respects as of the date of the Merger Agreement and the date on which the closing of the Merger occurs, except for any failure to be true and correct that is de minimis in nature;

•        the other representations and warranties of the Company set forth elsewhere in the Merger Agreement being true and correct (without giving effect to any materiality to Company Material Adverse Effect qualifications set forth therein) as of the date of the Merger Agreement and the date on which the closing of the Merger occurs as if made at and as of such time, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•        the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger;

•        that there shall not have been a material adverse effect on the Company since the date of the Merger Agreement that is continuing;

•        the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions described in the preceding four bullets have been satisfied; and

•        the receipt by Parent of customary executed payoff letters with respect to all Company indebtedness to be retired at closing.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•        the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) as of the date of the Merger Agreement and the date on which the closing of the Merger occurs as if made at and as of such time, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•        Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent or Merger Sub at or prior to the closing of the Merger; and

•        the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Conditions to the Closing of the Merger.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time (unless otherwise stated below) in the following ways (subject to certain specified exceptions and qualifications set forth in the Merger Agreement):

•        by mutual written agreement of the Company and Parent;

•        by either Parent or the Company, if

1.      any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or

2.      any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

•        the Merger has not been consummated by 11:59 p.m., Central Time, on the Termination Date; or

•        stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof (a “Stockholder Vote Termination”);

•        by Parent if:

1.      the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement (or in the case of any representation or warranty, such representation or warranty shall have become inaccurate), which breach or failure to perform or inaccuracy would result in a failure of a condition of closing of the Merger applicable to the Company (refer to the section of this proxy statement captioned “— Conditions to the Closing of the Merger”) as of the Termination Date, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement if the breach has been cured within 45 days of written notice of such breach by Parent to the Company (a “Company Breach Termination”); or

2.      the Board of Directors has effected a Board Recommendation Change (a “Recommendation Change Termination”); and

•        by the Company if:

1.      Parent or Merger Sub has breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements set forth in the Merger Agreement (or in the case of any representation or warranty, such representation or warranty shall have become inaccurate), which breach or failure to perform or inaccuracy would result in a failure of a condition of closing of the Merger applicable to Parent or Merger Sub (refer to the section of this proxy statement captioned “— Conditions to the Closing of the Merger.”) as of the date of termination, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate the Merger Agreement if the breach has been cured within 45 days of written notice of such breach by the Company to Parent (a “Parent Breach Termination”); or

2.      all conditions of the Company set forth in the Merger Agreement have been satisfied and the Company has notified Parent in writing that it is ready, willing and able to consummate the Merger, but Parent and Merger Sub fail to consummate the Merger within three business days following notice by the Company of its intent to consummate the Merger (a “Parent Closing Failure Termination”).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, the termination of the Merger Agreement will not relieve any party from any liability for fraud or any intentional breach of the Merger Agreement by such party prior to termination (subject to certain limitations on liability).

In addition, the termination of the Merger Agreement will not affect the rights or obligations of any party pursuant to the confidentiality agreement between the GI Funds and the Company, the Limited Guarantee or any financing document, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Parent will be entitled to receive a $20,300,000 termination fee (the “Company Termination Fee”) from the Company if:

•        (A) the Merger Agreement is validly terminated (x) by Parent or the Company because it has not been consummated by the Termination Date or a Stockholder Vote Termination only if at such time that no breach of the Agreement by the terminating party has been the primary cause of, or resulted in, the failure of the Merger to be consummated prior to the Termination Date, or (y) by Parent pursuant to a Company Breach Termination, and during the period beginning at execution and delivery of the Merger Agreement and ending immediately prior to such valid termination, (B)(x) in the event of a termination because the Merger Agreement has not been consummated by the Termination Date or a Company Breach Termination, or an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed or otherwise communicated to the Company or the Board and not withdrawn or (y) in the event of a termination due to a Stockholder Vote Termination, an Acquisition Proposal for an Acquisition Transaction has been publicly announced, disclosed or made to the Company or the Board and not publicly withdrawn or publicly abandoned, and (C) within twelve months following such applicable termination, an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will pay to Parent the Company Termination Fee concurrently with the earlier of entry into such definitive agreement or consummation of such Acquisition Transaction (provided, that for purposes of this bullet, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”);

•        the Merger Agreement is terminated because the Merger has not been consummated by the Termination Date or a Stockholder Vote Termination and, at such time the Merger Agreement could have been terminated for Recommendation Change Termination; or

•        a Recommendation Change Termination occurs.

The Company will be entitled to receive a $45,750,000 termination fee (the “Parent Termination Fee”) from Parent if:

•        a Parent Breach Termination occurs;

•        a Parent Closing Failure Termination occurs; or

•        the Merger Agreement is terminated because the Merger has not been consummated by the Termination Date and at such time the Company could have terminated the Merger Agreement due to a Parent Breach Termination or a Parent Closing Failure Termination.

Specific Performance

The parties are entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof.

The Company is entitled to specific performance of each of Parent’s and Merger Sub’s obligations to cause the equity financing to be funded and to consummate the transactions only if:

•        all of the conditions to the closing of the Merger (as described under the caption “— Conditions to the Closing of the Merger”), other than those conditions that by their terms are to be satisfied at the closing of the Merger so long as such conditions are at the time capable of being satisfied, have been satisfied at the time the closing of the Merger is required to be consummated;

•        Parent and Merger Sub fail to complete the closing of the Merger by the date that is three business days after when required to do so in accordance with the terms of the Merger Agreement (as described under the caption “— Closing and Effective Time”); and

•        the Company has irrevocably confirmed in writing (that has not been withdrawn or revoked) to Parent that the Closing will occur if specific performance is granted and the equity financing is funded in accordance with the Equity Commitment Letter.

Sole Remedy

Subject to the Company’s right to specific performance (as described under the caption “— Specific Performance”), the sole and exclusive remedies of the Company against Parent, Merger Sub and the GI Funds the Company’s receipt in full of the Parent Termination Fee (as described under the caption “— Termination Fees”), together with any out-of-pocket costs and expenses (including attorneys’ fees) related to the Company’s efforts to obtain payment of such Parent Termination Fee.

The sole and exclusive remedy of Parent and Merger Sub against the Company in respect of the Merger Agreement is, subject to certain exceptions, Parent’s receipt of the Company Termination Fee (to the extent owed) and or certain out-of-pocket costs and expenses (including attorneys’ fees) related to Parent’s efforts to obtain payment of such Company Termination Fee.

Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and the Company may be entitled to an injunction, specific performance or other equitable remedies as provided in the Merger Agreement (as described under the caption “— Specific Performance”).

Fees and Expenses

Except in specified circumstances, whether or not the Merger is consummated, the Company, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended at any time in a writing signed on behalf of each party (pursuant to authorized action by the Board (or a committee thereof)), except that in the event that the Company has received the requisite stockholder approval, no amendment may be made to the Merger Agreement that requires the approval of the Company stockholders pursuant to the DGCL without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

Vote Required and Board of Directors Recommendation

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote (present in person by virtual attendance or represented by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger at the Special Meeting. Assuming a quorum is present, a failure to vote in person by virtual attendance or by proxy at the Special Meeting, abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Shares of Company Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Company stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Company Common Stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Vote Required and Board of Directors Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Company Common Stock present in person by virtual attendance or represented by proxy at the Special Meeting. A failure to vote in person by virtual attendance or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and broker “non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. Shares of Company Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Company stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Company Common Stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors recommends that you vote “FOR” this proposal.

MARKET PRICES AND DIVIDEND DATA

The Class A Common Stock is listed on the NASDAQ under the symbol “ATCX.” As of February 13, 2023, there were 37,885,284 shares of Class A Common Stock outstanding held by approximately 136 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees. We have not declared or paid any cash dividends on the Class A Common Stock to date.

On February 13, 2023, the latest practicable trading day before the filing of this proxy statement, the closing price for the Class A Common Stock on the NASDAQ was $12.20 per share. You are encouraged to obtain current market quotations for the Class A Common Stock.

Following the Merger, there will be no further market for the Class A Common Stock and it will be delisted from the NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company Common Stock as of February 13, 2023 by:

•        each person or group of affiliated persons, who we know to beneficially own more than 5% of the Company Common Stock;

•        each of our executive officers;

•        each of our directors; and

•        all of our current executive officers and directors as a group.

The beneficial ownership of shares of Company Common Stock is based on 39,231,496 shares of Company Common Stock, consisting of (i) 37,885,284 shares of Class A Common Stock and (ii) 1,346,212 shares of Class B Common Stock, in each case issued and outstanding as of February 13, 2023.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Atlas Technical Consultants, Inc., 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name and Address of Beneficial Owner	Number of shares of Class A Common Stock	Number of shares of Class B Common Stock	Class A %	Class B %	Total Company Common Stock %
Directors, Named Executive Officers
L. Joe Boyer(1)	900,527	—	2.38%	—	2.30%
David D. Quinn Sr.(2)	150,885	—	*	—	*
Jonathan M. Parnell(3)	128,737	—	*	—	*
Brian K. Ferraioli(4)	101,855	—	*	—	*
Leonard K. Lemoine(5)	102,660	—	*	—	*
Thomas H. Henley	—	—	—	—	—
Collis Temple III(5)	9,183	—	*	—	*
R. Foster Duncan(5)	36,849	—	*	—	*
Daniel G. Weiss(5)	38,366	—	*	—	*
Raquel G. Richmond	—	—	—	—	—
All Directors and Executive Officers as a Group (Thirteen Individuals)	1,631,972	—	4.31%	—	4.16%
Five Percent Holders:
Bernhard Capital Partners(6)	16,883,244	—	44.56%	—	43.03%
GSO Entity(7)	2,200,000	—	5.81%	—	5.61%

____________

*        Represents beneficial ownership of less than 1% of Class A Common Stock or Company Common Stock outstanding, as applicable.

(1)      Includes shares of Class A Common Stock underlying 35,689 unvested RSUs granted on May 15, 2020, which are scheduled to vest on May 15, 2023, 36,036 unvested RSUs granted on May 6, 2021, which 1/2 are scheduled to vest on May 6, 2023 and 1/2 are scheduled to vest on May 6, 2024, and 44,077 unvested RSUs granted on March 18, 2022 of which 1/3 are scheduled to vest on March 18, 2023, 1/3 are scheduled to vest on March 18, 2024 and 1/3 are scheduled to vest on March 18, 2025.

(2)      Includes shares of Class A Common Stock underlying 8,922 unvested RSUs granted on May 15, 2020, which are scheduled to vest on May 15, 2022, 15,014 unvested RSUs granted on May 6, 2021 which 1/2 are scheduled to vest on May 6, 2023 and 1/2 are scheduled to vest on May 6, 2024, and 18,366 unvested RSUs granted on March 18, 2022, of which 1/3 are scheduled to vest on March 18, 2023, 1/3 are scheduled to vest on March 18, 2024 and 1/3 are scheduled to vest on March 18, 2025.

(3)      Includes shares of Class A Common Stock underlying 4,461 unvested RSUs granted on May 15, 2020, which are scheduled to vest on May 15, 2023, 7,507 unvested RSUs granted on May 6, 2021, which 1/2 are scheduled to vest on May 6, 2023 and 1/2 are scheduled to vest on May 6, 2024, and 13,774 unvested RSUs granted on March 18, 2022, of which 1/3 are scheduled to vest on March 18, 2023, 1/3 are scheduled to vest on March 18, 2024 and 1/3 are scheduled to vest on March 18, 2025.

(4)      Includes shares of Class A Common Stock underlying 16,529 unvested RSUs granted on March 18, 2022, which are scheduled to vest on March 18, 2023 and 85,326 shares of Class A Common Stock held by Brian K. Ferraioli Revocable Trust.

(5)      Includes shares of Class A Common Stock underlying 9,183 unvested RSUs granted on March 18, 2022, which are scheduled to vest on March 18, 2023.

(6)      Based on the Schedule 13D/A filed with the Securities and Exchange Commission on February 9, 2021. Comprised of 8,971,339 shares of Class A Common Stock held by AS&M SPV, LLC (“AS&M SPV”) and 7,911,905 shares of Class A Common Stock held by Arrow Environmental SPV, LLC (“Arrow SPV”), all of which are owned indirectly by the BCP Energy Services Funds (as defined below). Each of AS&M SPV and Arrow SPV is a limited partner of AS&M Holdings LP (“AS&M Holdings”). The general partner of AS&M Holding is AS&M Holdings GP LLC, which is indirectly wholly owned by BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (collectively, the “BCP Energy Services Funds”). The general partner of all three BCP Energy Services Funds is BCP Energy Services Fund GP, LP. The general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J. M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its or their pecuniary interest therein. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.

(7)      GSO Capital Opportunities Fund III LP (the “GSO Entity”) directly holds the reported shares shown above. GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone Inc.’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of its direct holdings). The principal business address of this stockholder is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of the Company. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

The Company will hold the regular annual meeting of its stockholders in 2023 only if the Merger is not completed.

Under rules promulgated by the SEC and in accordance with our bylaws, nominations of individuals for election to the Board and the proposal of other business to be considered by the stockholders may be made at our 2023 annual meeting of stockholders (if held) by any stockholder of the Company who was a stockholder of record both at the time of giving of notice and as of the record date of such meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the other applicable requirements in our bylaws. For any nomination or other business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our corporate secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely for our 2023 annual meeting of stockholders (if held), a stockholder’s notice must set forth all information required under our bylaws and must be received by our corporate secretary at our principal executive office not later than the close of business on March 13, 2023, the first business day following the 90th day before the anniversary date of our 2022 annual meeting, nor earlier than the close of business on February 9, 2023, the 120th day before the anniversary date of our 2022 annual meeting. However, that in the event that our 2023 annual meeting (if held) is more than 30 days before or more than 70 days after the anniversary date of our 2022 annual meeting, to be timely a stockholder’s notice must be received by our corporate secretary at our principal executive office not earlier than the close of business on the 120th day before the 2023 annual meeting and not later than (1) the close of business on the 90th day before the 2023 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made by the Company.

In addition to our bylaws, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Our bylaw provisions do not affect the right of a stockholder to request inclusion of a proposal in, or our right to omit a proposal from, our proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. In order for a stockholder to have a proposal included in our 2023 annual meeting proxy materials, the stockholder must comply with the requirements of Rule 14a-8 and have submitted the proposal to our corporate secretary at our principal executive office not later than the close of business on December 27, 2022.

A stockholder who wishes to submit recommendations for director candidates to the Company should send a written recommendation to our corporate secretary. Each nomination must be made in accordance with our bylaws. The stockholder must represent that the stockholder is a stockholder of our Company and the stockholder will remain so through the record date the relevant meeting of stockholders and, if the stockholder is not a record owner of shares of Class A Common Stock, provide such information about the record owner as we may request. The recommendation must also include the written consent of the person so recommended, or the recommended person, to serve as a director if nominated and elected. The stockholder and the recommended person must also provide such additional information as we may request, including any information requested concerning their respective backgrounds and relationships with one another and our Company and concerning the qualifications of the recommended person. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days before the first anniversary of the preceding year’s annual meeting.

In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of our second amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports, statements or other information that we file with the SEC are available to the public from commercial document retrieval services and at www.sec.gov.

If you have any questions about this proxy statement, the Special Meeting or the Merger after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: ATCX.info@investor.morrowsodali.com

This proxy statement contains references to the availability of certain information from our website, https://ir.atlascorporation.com. By making such references, we do not incorporate into this proxy statement the information included on our website.

MISCELLANEOUS

The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement and the annexes to this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated             , 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version
CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

GI APPLE MIDCO LLC

GI APPLE MERGER SUB LLC

and

ATLAS TECHNICAL CONSULTANTS, INC.

Dated as of January 30, 2023

Annex A Page No.
ARTICLE I DEFINITIONS & INTERPRETATIONS		A-1
1.1	Certain Definitions	A-1
1.2	Certain Interpretations	A-13

ARTICLE II THE MERGER		A-14
2.1	The Merger	A-14
2.2	The Effective Time	A-14
2.3	The Closing	A-15
2.4	Effect of the Merger	A-15
2.5	Certificate of Incorporation and Bylaws	A-15
2.6	Directors and Officers	A-15
2.7	Effect on Capital Stock	A-15
2.8	Equity Awards	A-16
2.9	Payment of Merger Consideration	A-17
2.10	No Further Ownership Rights in Company Common Stock	A-19
2.11	Lost, Stolen or Destroyed Certificates	A-19
2.12	Required Withholding	A-19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-19
3.1	Organization; Good Standing	A-20
3.2	Power; Enforceability	A-20
3.3	Company Board Approval; Opinion of Financial Advisor; Anti-Takeover Laws	A-20
3.4	Non-Contravention	A-21
3.5	Requisite Governmental Approvals	A-21
3.6	Company Capitalization	A-21
3.7	Subsidiaries	A-22
3.8	Company SEC Documents	A-23
3.9	Company Financial Statements; Internal Controls; Disclosure Controls and Procedures	A-23
3.10	No Undisclosed Liabilities	A-24
3.11	Absence of Certain Changes	A-24
3.12	Material Contracts	A-24
3.13	Real Property	A-25
3.14	Environmental Matters	A-25
3.15	Intellectual Property	A-25
3.16	Tax Matters	A-26
3.17	Employee Benefits	A-27
3.18	Labor Matters	A-28
3.19	Compliance with Laws	A-29
3.20	Data Privacy	A-29
3.21	Legal Proceedings; Orders	A-30
3.22	Insurance	A-30
3.23	Anti-Corruption Sanctions and Export and Import Controls Compliance	A-30
3.24	Brokers	A-31
3.25	Proxy Statement	A-31
3.26	Government Contracts	A-31
3.27	No Other Representations or Warranties	A-31

Annex A-i

Annex A Page No.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT ENTITIES		A-32
4.1	Organization; Good Standing	A-32
4.2	Power; Enforceability	A-32
4.3	Non-Contravention	A-32
4.4	Requisite Governmental Approvals	A-32
4.5	Legal Proceedings; Orders	A-32
4.6	Ownership of Company Common Stock	A-32
4.7	Brokers	A-33
4.8	Ownership and Operations of Merger Sub	A-33
4.9	No Parent Vote or Approval Required	A-33
4.10	Stockholder and Management Arrangements	A-33
4.11	Financing	A-33
4.12	Limited Guarantee	A-34
4.13	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	A-34
4.14	Parent Entities Information	A-34
4.15	No Other Representations or Warranties	A-34

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		A-35
5.1	Affirmative Obligations	A-35
5.2	Forbearance Covenants	A-35
5.3	No Solicitation	A-37
5.4	No Control of the Other Party’s Business	A-41

ARTICLE VI ADDITIONAL COVENANTS		A-41
6.1	Required Action and Forbearance; Efforts	A-41
6.2	Antitrust and Regulatory Matters	A-41
6.3	Proxy Statement and Other Required SEC Filings	A-43
6.4	Company Stockholder Meeting	A-44
6.5	Anti-Takeover Laws	A-45
6.6	Access	A-45
6.7	Rule 16b-3 Exemption	A-46
6.8	Directors’ and Officers’ Exculpation, Indemnification and Insurance	A-46
6.9	Employee Matters	A-47
6.10	Obligations of Merger Sub	A-49
6.11	Obligations in Respect of ATCH Common Units and Class B Common Stock	A-49
6.12	Transaction Litigation	A-49
6.13	Public Statements and Disclosure	A-49
6.14	Stock Exchange Delisting; Deregistration	A-50
6.15	Additional Agreements	A-50
6.16	Parent Approval	A-50
6.17	Certain Arrangements	A-50
6.18	Financing	A-50
6.19	USRPHC Certificate	A-52
6.20	Preparation of Tax Returns	A-52

ARTICLE VII CONDITIONS TO THE MERGER		A-52
7.1	Conditions to Each Party’s Obligations to Effect the Merger	A-52
7.2	Conditions to the Obligations of Parent Entities	A-52
7.3	Conditions to the Company’s Obligations to Effect the Merger	A-53

Annex A-ii

Annex A Page No.
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-54
8.1	Termination	A-54
8.2	Manner and Notice of Termination; Effect of Termination	A-55
8.3	Fees and Expenses	A-55
8.4	Amendment	A-57
8.5	Extension; Waiver	A-57

ARTICLE IX GENERAL PROVISIONS		A-58
9.1	Survival of Representations, Warranties and Covenants	A-58
9.2	Notices	A-58
9.3	Assignment	A-59
9.4	Confidentiality	A-59
9.5	Entire Agreement	A-59
9.6	Third Party Beneficiaries	A-59
9.7	Severability	A-60
9.8	Remedies	A-60
9.9	Governing Law	A-61
9.10	Consent to Jurisdiction	A-61
9.11	WAIVER OF JURY TRIAL	A-61
9.12	No Recourse	A-61
9.13	Company Disclosure Letter References	A-62
9.14	Counterparts	A-62
9.15	Debt Financing Matters.	A-62
Exhibits:
Exhibit A-1	Certificate of Incorporation
Exhibit A-2	Bylaws
Schedules:
Nuclear Consents Schedule

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 30, 2023, by and among GI Apple Midco LLC, a Delaware limited liability company (“Parent”), GI Apple Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Entities”), and Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The Company Board (as defined below) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”) upon the terms and subject to the conditions set forth herein; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders (as defined below) adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders.

B. The sole and managing member of each of Parent and Merger Sub has (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution and delivery of this Agreement, the Principal Stockholder (as defined below) has executed and delivered to the Parent Entities a voting and support agreement (the “Voting and Support Agreement”), pursuant to which the Principal Stockholder has agreed, upon the terms and subject to the conditions set forth therein, to vote all of the Company Common Stock (as defined below) it beneficially holds in favor of the adoption of this Agreement and to otherwise support, the Transactions (as defined below).

D. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, each of GI Partners Fund VI LP, GI Partners Fund VI-A LP and GI Partners Executive Fund VI LP (each, a “Guarantor” and, collectively, the “Guarantors”), has executed and delivered (i) the Limited Guarantee (as defined below) and (ii) the Equity Commitment Letter (as defined below).

E. The Parties desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as the date hereof or (y) executed, delivered and effective after the date hereof of, in either case, containing terms that are not less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal and that such agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with Section 5.3 or that otherwise prohibits the Company from complying with the provisions of Section 5.3.

Annex A-1

(b) “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by any Parent Entity or any Affiliate thereof) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets or net revenue of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board or a committee thereof); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, shares of Company Common Stock representing more than 20% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding anything herein to the contrary, none of the Principal Stockholder or any trust, investment funds or investment vehicles affiliated with or under common management with the Principal Stockholder, any affiliated company or investment of the Principal Stockholder or any other Person that would otherwise be an Affiliate of the Principal Stockholder pursuant to this definition shall be an “Affiliate” of the Company or any of its Subsidiaries.

(e) “Agreement” has the meaning defined in the Preamble.

(f) “Agreement State” means any U.S. state with which the NRC has entered into an agreement to discontinue its authority to license certain nuclear materials, and the applicable state has agreed to assume such authority pursuant to Section 274 of the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2021).

(g) “Alternative Acquisition Agreement” has the meaning defined in Section 5.3(a).

(h) “Annual Bonus” has the meaning defined in Section 6.9(e).

(i) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(j) “Applicable Termination” has the meaning defined in Section 8.3(b)(i).

(k) “ATC Holdings” means Atlas TC Holdings LLC, a Delaware limited liability company.

(l) “ATCH Common Units” has the meaning given to the term “Common Units” in the ATCH LLCA.

Annex A-2

(m) “ATCH LLCA” means that certain Amended and Restated Limited Liability Company Agreement of Atlas TC Holdings LLC, dated as of February 14, 2022.

(n) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021, set forth in the Company’s Form 10-K filed by the Company with the SEC on March 16, 2022.

(o) “Book-Entry Equity Interests” has the meaning defined in Section 2.9(c).

(p) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(q) “Bylaws” means the Amended and Restated Bylaws of the Company.

(r) “Call Election Notice” has the meaning given to the term “Call Election Notice” in the ATCH LLCA.

(s) “Call Right” has the meaning given to the term “Call Right” in the ATCH LLCA.

(t) “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (Pub. L. 116-136).

(u) “CBA” means any collective bargaining agreement, labor agreement or other labor-related Contract with any Union.

(v) “Charter” means the Third Amended and Restated Certificate of Incorporation of the Company dated June 21, 2022.

(w) “Closing” has the meaning defined in Section 2.3.

(x) “Closing Date” has the meaning defined in Section 2.3.

(y) “Code” means the Internal Revenue Code of 1986.

(z) “Company” has the meaning defined in the Preamble.

(aa) “Company Board” means the Board of Directors of the Company.

(bb) “Company Board Recommendation” has the meaning defined in Section 3.3(a).

(cc) “Company Board Recommendation Change” has the meaning defined in Section 5.3(c)(i).

(dd) “Company Class A Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

(ee) “Company Class B Common Stock” means the Class B common stock of the Company, par value $0.0001 per share.

(ff) “Company Common Stock” means Company Class A Common Stock and Company Class B Common Stock.

(gg) “Company Credit Agreements” means, collectively, (i) the Credit Agreement, dated as of February 25, 2021, among ATC Holdings, Atlas Intermediate Holdings LLC, the lenders party thereto from time to time and Wilmington Trust, National Association, as administrative agent and as collateral agent and (ii) the Credit Agreement, dated as of February 25, 2021 (the “ABL Company Credit Agreement”), among ATC Holdings, Atlas Intermediate Holdings LLC, the other loan parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, in each case, as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.

(hh) “Company Disclosure Letter” has the meaning defined in Article III.

(ii) “Company Equity Awards” means, collectively, the Company PSOs, the Company PSUs and the Company RSUs.

Annex A-3

(jj) “Company Incentive Plan” has the meaning defined in Section 6.9(e).

(kk) “Company Indebtedness” means indebtedness outstanding under the Company Credit Agreements.

(ll) “Company Intellectual Property” means all of the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(mm) “Company Material Adverse Effect” means any change, circumstance, event, effect or development that, (A) individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent the consummation by the Company of the Merger prior to the Termination Date; provided that, for purposes of clause (A), none of the following, and no change, circumstance, event, effect or development arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would occur (subject to the limitations set forth below):

(i) general economic conditions, or conditions in the global, international, regional or local economy generally;

(ii) conditions in the financial markets, credit markets, currency markets, capital markets or other markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its Subsidiaries conduct business;

(iv) any change in commodity prices, including natural gas prices;

(v) regulatory, legislative or political conditions;

(vi) any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), sabotage, rebellion, insurrection, cyber-attack, terrorism (including cyberterrorism) or military actions, including any escalation or worsening of the foregoing or any threats thereof;

(vii) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs and other force majeure events, including any escalation or worsening of any of the foregoing;

(viii) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business or joint venture partners, employees (including any such resulting employee attrition), regulators, Governmental Authorities, vendors or any other third party (other than for purposes of the representations and warranties contained in Section 3.4 and Section 3.17(f));

(ix) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement, including the failure of the Company or any Subsidiary to take any action that is specifically prohibited by the terms of this Agreement to the extent Parent unreasonably fails to give its consent thereto after a written request therefor;

(x) any action taken or refrained from being taken, in each case to which Parent has approved or consented to or otherwise requested in writing following the date of this Agreement;

(xi) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing by a Governmental Authority) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law by any Governmental Authority;

Annex A-4

(xii) any epidemics, pandemics (including COVID-19, any evolutions or mutations thereof and any COVID-19 Measures), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by an applicable Governmental Authority), including any escalation or worsening of any of the foregoing;

(xiii) any changes in the price or trading volume of the Company Common Stock or to the Company’s credit ratings, in each case in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the exceptions to this definition);

(xiv) any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in clause (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xv) the availability or cost of equity, debt or other financing to any Parent Entity or Guarantor;

(xvi) the identity of, or any facts or circumstances relating to, the Parent Entities or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business, or the respective plans or intentions of the foregoing, with respect to the Company and its business; and

(xvii) any breach by any Parent Entity of this Agreement;

provided that, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xii) to the extent that such changes, circumstances, events, effects or developments have had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental materially disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(nn) “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

(oo) “Company PSOs” means awards of price-vested stock options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(pp) “Company PSUs” means awards of performance-based restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(qq) “Company Related Parties” has the meaning defined in Section 8.3(d).

(rr) “Company RSUs” means awards of restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(ss) “Company SEC Documents” has the meaning defined in Article III.

(tt) “Company Securities” has the meaning defined in Section 3.6(c).

(uu) “Company Software” has the meaning defined in Section 3.15(a).

(vv) “Company Stock Plans” means the Atlas 2019 Omnibus Incentive Plan and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(ww) “Company Stockholder Meeting” has the meaning defined in Section 6.4(a).

(xx) “Company Stockholders” means the holders of shares of Company Common Stock.

Annex A-5

(yy) “Company Termination Fee” has the meaning defined in Section 8.3(b)(i).

(zz) “Company Warrants” means the warrants to purchase shares of Company Class A Common Stock originally issued by the Company in a private placement.

(aaa) “Confidentiality Agreement” has the meaning defined in Section 9.4.

(bbb) “Continuation Period” has the meaning defined in Section 6.9(c).

(ccc) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation or its Subsidiaries) immediately following the Effective Time or upon the employees’ return from paid time off or leave of absence; provided that “Continuing Employee” shall not include any Continuing Union Employee.

(ddd) “Continuing Union Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation or its Subsidiaries) immediately following the Effective Time or upon the employees’ return from paid time off or leave of absence, and whose terms and conditions of employment are governed by a CBA.

(eee) “Contract” means any binding written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(fff) “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(ggg) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

(hhh) “Current Year Company PSU” means a Company PSU issued during the calendar year in which the Effective Time occurs.

(iii) “Current Year Company RSU” means a Company RSU issued during the calendar year in which the Effective Time occurs.

(jjj) “D&O Insurance” has the meaning defined in Section 6.8(b).

(kkk) “Debt Commitment Letter” means an executed debt commitment letter and executed fee letter (the “Fee Letter”), dated as of the date of this Agreement (including all exhibits, schedules, annexes, supplements and amendments thereto and such Fee Letter), from the Debt Financing Sources providing the terms and conditions upon which the Debt Financing Sources have committed to provide the Debt Financing.

(lll) “Debt Financing” has the meaning specified in the definition of “Debt Financing Sources”.

(mmm) “Debt Financing Sources” mean the agents, arrangers, lenders and other similar entities that have committed to provide or arrange or act as administrative agent or collateral agent with respect to any debt financing to be incurred or issued in connection with the transactions contemplated by this Agreement (the “Debt Financing”) (including the parties to any commitment letters, engagement letters, joinder agreements, credit agreements or other definitive agreements relating thereto) or any other financings (other than the Equity Financing or any other equity financing) in connection with the transactions contemplated hereby, together with their respective Affiliates and such entities’ (and their respective Affiliates’) officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and their successors and permitted assigns.

(nnn) “DGCL” has the meaning defined in the Recitals.

Annex A-6

(ooo) “Dissenting Company Shares” has the meaning defined in Section 2.7(c).

(ppp) “DLLCA” has the meaning defined in the Recitals.

(qqq) “DOJ” means the United States Department of Justice or any successor thereto.

(rrr) “Effective Time” has the meaning defined in Section 2.2.

(sss) “Electronic Delivery” has the meaning defined in Section 9.14.

(ttt) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase, phantom stock or other equity-based, incentive compensation, profit sharing, savings, retirement, pension, disability, medical, dental, vacation, deferred compensation, severance, separation, termination, retention, change of control, transaction, stay bonus, fringe benefit, employee loan and other compensation or benefit plan, program, policy, agreement or arrangement, in each case whether written or unwritten and whether or not subject to ERISA, that is sponsored, maintained, contributed to by or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any actual or contingent liability, for the benefit of any current or former employee, director, officer or independent contractor (other than an entity independent contractor) of the Company or any of its Subsidiaries, other than (x) any plan, program, policy, agreement or arrangement that is maintained by a Governmental Authority and to which the Company or its Subsidiaries are required to contribute under applicable Law or (y) any Multiemployer Plan, but for the avoidance of doubt, not including any CBA.

(uuu) “Enforceability Exceptions” has the meaning defined in Section 3.2(b).

(vvv) “Enforcement Expenses” has the meaning defined in Section 8.3(f).

(www) “Environmental Law” means any applicable Law relating to the protection of (i) the environment, (ii) pollution or (iii) human health and safety (in the case of this clause (iii), in relation to exposure to Hazardous Substances).

(xxx) “Environmental Permits” means Governmental Authorizations required under Environmental Laws.

(yyy) “Equity Award Consideration” has the meaning defined in Section 2.8(c).

(zzz) “Equity Award Holders” has the meaning defined in Section 2.8(d).

(aaaa) “Equity Commitment Letter” has the meaning defined in Section 4.11(a).

(bbbb) “Equity Financing” has the meaning defined in Section 4.11(a).

(cccc) “ERISA” means the Employee Retirement Income Security Act of 1974.

(dddd) “Event Notice Period” has the meaning defined in Section 5.3(d)(i)(1).

(eeee) “Exchange Act” means the Securities Exchange Act of 1934.

(ffff) “Fee Letter” has the meaning specified in the definition of “Debt Commitment Letter”.

(gggg) “FCPA” has the meaning set forth in Section 3.23.

(hhhh) “FTC” means the U.S. Federal Trade Commission or any successor thereto.

(iiii) “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(jjjj) “Government Contract” means any Contract for the sale of supplies or services currently being performed, or that has not been closed, that is between the Company or any of its Subsidiaries on one hand and a Governmental Authority on the other or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier with a higher tiered Person in connection with a Contract between that Person or another Person and a Governmental Authority.

Annex A-7

(kkkk) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or mediation or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(llll) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(mmmm) “Group” has the meaning as used in Section 13 of the Exchange Act.

(nnnn) “Hazardous Substance” means any material, substance or waste defined, listed or regulated as “toxic,” “hazardous,” a “contaminant,” a “pollutant,” or words of similar meaning under Environmental Laws due to its dangerous or deleterious properties or characteristics.

(oooo) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(pppp) “Indemnified Person(s)” has the meaning defined in Section 6.8(a).

(qqqq) “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(rrrr) “Intellectual Property” means all worldwide rights, title and interests in and to intellectual property and proprietary rights, including: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), patents and applications therefor (“Patents”); (ii) all copyrights, works of authorship, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, corporate names, trade names, logos, brand names, trade dress rights and similar designation of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in trade secrets and confidential information, including know-how, methods, processes, designs, drawings, technical data, customer lists and any other information that derives actual or potential value from not being generally known to the public (“Trade Secrets”); (v) software, databases and data, and other technology, and all rights therein; and (vi) internet domain name registrations and social media accounts and handles.

(ssss) “IT Assets” means all hardware, systems, databases, websites, applications, software, data processing equipment, networks, servers, platforms, interfaces and other information technology assets that are owned or used by Company and its Subsidiaries.

(tttt) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of L. Joe Boyer, David D. Quinn Sr., Kenneth J. Burns, Jr., Jonathan M. Parnell and Walter G. Powell.

(uuuu) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, policy, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(vvvv) “Leased Real Property” has the meaning defined in Section 3.13.

(wwww) “Legal Proceeding” means any claim, action, charge, audit, inquiry, lawsuit, litigation, arbitration or other similar legal proceeding (whether investigative, criminal, administrative or civil) or investigation brought by or pending before any Governmental Authority or arbitrator or other tribunal.

(xxxx) “Lien” means any lien, security interest, attachment, license, option, right of first offer or first refusal, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, right of way, defect in title, encroachment, easement, restrictive covenant, conditional sale or other title retention agreement, the interest of a lessor under a capital lease or other similar encumbrance.

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(yyyy) “Limited Guarantee” has the meaning defined in Section 4.12.

(zzzz) “Material Contract” means any of the following Contracts (other than Employee Plans):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any Contract (A) containing any covenant limiting the right of the Company or any of its Subsidiaries to engage in any line of business or geographic area, other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less (B) that provides for “exclusivity” in favor of any third party; or (C) grants any rights of first refusal, rights of first negotiation or “most favored nation” rights to any third party, in each case, in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) any Contract relating to the disposition or acquisition of equity or real or tangible assets by the Company (by merger or otherwise) or any of its Subsidiaries outside of the ordinary course of business (A) with an aggregate value in excess of $1,000,000 and (B) pursuant to which the Company or its Subsidiaries have any continuing earn-out (or similar payment based on future performance of an acquired business or asset), indemnification (other than customary indemnification obligations, none of which are reasonably expected to result in material liability), restrictive covenant or other material obligations;

(iv) any Contract with any customer of the Company or any of its Subsidiaries, who, in the year ended December 31, 2022, was one of the twenty largest sources of revenues for the Company and its Subsidiaries, based on amounts paid during such period (excluding any purchase orders, service orders or similar) (each a “Material Customer”);

(v) any Contract with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2022, was one of the fifteen largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid during such period (excluding any purchase orders, service orders or similar) (each, a “Material Supplier”)

(vi) any Contract that involves any exchange traded over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument relating to a hedging transaction;

(vii) any Contract evidencing any indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $2,500,000 (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company), or with respect to a Lien upon any material assets or properties of the Company or any of its Subsidiaries;

(viii) any partnership, joint venture, profit sharing, strategic alliance or similar Contract to which any of the Company or its Subsidiaries is a party that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ix) any Contract that (A) grants the Company or any of its Subsidiaries a license, right to use or covenant-not-to-sue over any Intellectual Property owned by any other Person, excluding licenses for off-the-shelf software obtained from a third party on generally available commercial terms having total annual payments of less than $250,000 in the aggregate and non-exclusive licenses incidental to the supply of goods or services, or (B) grants a license, right to use, or covenant-not-to-sue from the Company or any of its Subsidiaries to any other Person to use any Company Intellectual Property, excluding non-exclusive licenses granted by the Company or any of its Subsidiaries to customers or service providers in the ordinary course of business;

(x) any Contract involving any resolution or settlement of any actual or threatened Action involving the Company or any of its Subsidiaries involving (A) remaining payment in excess of $250,000 (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company and its Subsidiaries) or (B) any material ongoing requirements or restrictions on the operations of the Company or any of its Subsidiaries;

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(xi) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, any obligations to make a capital contribution to, or other investment in, any Person in excess of $1,000,000;

(xii) any Contract that creates a Lien (other than a Permitted Lien) over any Company Security;

(xiii) any CBA; and

(xiv) any Government Contract with any U.S. Federal Governmental Authority as a prime contractor, except for Government Contracts having total annual receipts of less than $2,000,000 in the aggregate.

(aaaaa) “Material Customer” has the meaning defined in the definition of “Material Contract.”

(bbbbb) “Material Supplier” has the meaning defined in the definition of “Material Contract.”

(ccccc) “Maximum Annual Premium” has the meaning defined in Section 6.8(b).

(ddddd) “Merger” has the meaning defined in the Recitals

(eeeee) “Merger Sub” has the meaning defined in the Preamble.

(fffff) “Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(ggggg) “NASDAQ” means the NASDAQ Global Market and any successor stock exchange or inter-dealer quotation system operated by the NASDAQ Global Market or any successor thereto.

(hhhhh) “New Plan” has the meaning defined in Section 6.9(d).

(iiiii) “NRC” is the U.S. Nuclear Regulatory Commission.

(jjjjj) “Old Plans” has the meaning defined in Section 6.9(d).

(kkkkk) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(lllll) “Other Indemnified Persons” has the meaning defined in Section 6.8(d).

(mmmmm) “Other Required Company Filing” has the meaning defined in Section 6.3(b).

(nnnnn) “Owned Company Shares” has the meaning defined in Section 2.7(a)(iii).

(ooooo) “Owned Real Property” has the meaning defined in Section 3.13.

(ppppp) “Parent” has the meaning defined in the Preamble.

(qqqqq) “Parent Entities” has the meaning defined in the Preamble.

(rrrrr) “Parent Material Adverse Effect” has the meaning defined in Section 7.3(a).

(sssss) “Parent Related Parties” has the meaning defined in Section 8.3(e).

(ttttt) “Parent Termination Fee” means an amount equal to $45,750,000.

(uuuuu) “Party” has the meaning defined in the Preamble.

(vvvvv) “Pass-Through Income Tax Return” has the meaning defined in Section 6.20.

(wwwww) “Payment Agent” has the meaning defined in Section 2.9(a).

(xxxxx) “Payment Fund” has the meaning defined in Section 2.9(b).

(yyyyy) “Payoff Letters” has the meaning defined in Section 7.2(e).

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(zzzzz) “Per Share Price” has the meaning defined in Section 2.7(a)(i).

(aaaaaa) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar statutory liens arising or incurred in the ordinary course of business for amounts that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) liens of lessors and licensors arising under leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type) affecting title to the real property that do not materially impair the use or occupancy of such property for the purposes for which it is currently used or proposed to be used; (vii) zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property; (viii) any non-exclusive license of Company Intellectual Property granted in the ordinary course of business; (ix) Liens pursuant to any Company Indebtedness; (x) statutory, common Law or contractual Liens (or other encumbrances of any type) securing payments not yet due, including Liens of landlords pursuant to the terms of any lease or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xi) Liens associated with the Company Credit Agreements (that will be released and discharged upon the payoff of such indebtedness in accordance with the applicable Payoff Letter); or (xii) Liens (or other encumbrances of any type) disclosed on the Company Disclosure Letter.

(bbbbbb) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(cccccc) “Personal Data” means any data or information in any media that identifies, relates to, describes, is reasonably capable of being associated with, or reasonably could be linked, directly or indirectly, to the identity of a particular individual or household, browser, or device, and any other data or information that constitutes “personal data,” “personal information,” or any similar or equivalent term as defined in applicable Privacy Obligations.

(dddddd) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

(eeeeee) “Principal Stockholder” means Bernhard Capital Partners Management, LP, a Delaware limited partnership.

(ffffff) “Privacy Obligations” means all applicable Laws, provisions of Contracts to which the Company is a party, self-regulatory standards to which the Company is bound or purports to adhere to, posted and internal written policies or terms of use of the Company, or consents, in each case pertaining to data protection, privacy, cybersecurity, data breach notification, cross-border data transfer, or the Processing of Personal Data, including but not limited to the Federal Acquisition Regulations and other applicable government contracting requirements, the Federal Trade Act and other consumer protection laws, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), the Illinois Biometric Information Privacy Act (BIPA), the Telephone Consumer Protection Act (TCPA), the CAN-SPAM Act, and the Payment Card Industry Data Security Standard, as well as any other applicable Laws of any jurisdiction, in each case to the extent applicable to the operation of the Company.

(gggggg) “Process” or “Processing” (or its conjugates) means any operation or set of operations that is performed upon Sensitive Data or sets of Sensitive Data, whether or not by automatic means, such as receipt, access, acquisition, collection, recording, monitoring, maintenance, creation, analysis, compilation, processing, safeguarding, security, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, disposal, destruction, or transfer of Sensitive Data.

(hhhhhh) “Proposal Notice Period” has the meaning defined in Section 5.3(d)(ii)(3).

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(iiiiii) “Proxy Statement” has the meaning defined in Section 6.3(a).

(jjjjjj) “PSU Consideration” has the meaning defined in Section 2.8(b).

(kkkkkk) “Qualifying Termination” has the meaning defined in Section 6.9(e).

(llllll) “Real Property” has the meaning defined in Section 3.13.

(mmmmmm) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) domain name registrations.

(nnnnnn) “Representatives” has the meaning defined in Section 5.3(a).

(oooooo) “RSU Consideration” has the meaning defined in Section 2.8(a).

(pppppp) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(qqqqqq) “Securities Act” means the Securities Act of 1933.

(rrrrrr) “Security Breach” means any (i) unauthorized destruction, alteration, disclosure, acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data; (ii) unauthorized or unlawful Processing, sale, or rental of Sensitive Data; (iii) phishing, ransomware, denial of service (DoS), or other cyberattack that results in a monetary loss or a material business disruption; or (iv) anything else that constitutes a notifiable data security breach under the Privacy Obligations.

(ssssss) “Sensitive Data” means (a) all Personal Data, and (b) other confidential or proprietary business information or trade secret information.

(tttttt) “Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

(uuuuuu) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person and, with respect to the Company, shall include ATC Holdings and its Subsidiaries.

(vvvvvv) “Superior Proposal” means any Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable to the Company Stockholders from a financial point of view than the Merger and is reasonably likely to be consummated on the terms and timing proposed (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant and any revisions to this Agreement committed to in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(wwwwww) “Surviving Corporation” has the meaning defined in Section 2.1.

(xxxxxx) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, estimated, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon, whether disputed or not.

(yyyyyy) “Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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(zzzzzz) “Termination Date” has the meaning defined in Section 8.1(c).

(aaaaaaa) “Transaction Document” has the meaning defined in Section 9.5.

(bbbbbbb) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings solely among the Parties related to this Agreement, the Equity Commitment Letter or the Limited Guarantee.

(ccccccc) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(ddddddd) “Treasury Regulations” means the regulations promulgated under the Code.

(eeeeeee) “Union” means any labor union or other employee representative body.

(fffffff) “Voting and Support Agreement” has the meaning defined in the Recitals.

(ggggggg) “Willful and Material Breach” means a material breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute or would reasonably be expected to cause or constitute a material breach of this Agreement.

1.2 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated, and by this reference incorporated herein for all purposes. Any capitalized terms used in any Exhibit or Schedule (including the disclosure schedules) attached hereto and not otherwise defined therein shall have the meaning set forth in this Agreement.

(b) Headings, captions or titles appearing at the beginning of any Articles, Sections, clauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(c) When used herein, (i) the words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation” and (iii) the words “this Article,” “this Section,” “this clause,” and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. References to “written” or “in writing” include in electronic form. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(d) When used in this Agreement, references to “$” or “dollars” are references to U.S. dollars.

(e) Any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days. If any action is to be taken on or by a particular calendar day that is not also a Business Day, then such action may be deferred until the immediately succeeding Business Day.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

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(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at www.services.intralinks.com prior to the execution and delivery of this Agreement.

(p) In addition to Section 1.2(o), the phrases “delivered,” “provided,” “furnished,” or “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party (provided, that in the case of information or documents of the Company or any of its Affiliates, such phrases or words means that such information or documents that were posted to the virtual data room prior to the execution and delivery hereof).

(q) All references to time shall refer to Central Time unless otherwise specified.

ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL and DLLCA, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate limited liability company existence of Merger Sub will thereupon cease; and (c) the Company will continue under the name “Atlas Technical Consultants, Inc.” as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL and DLLCA by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

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2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. Central Time, at the offices of Kirkland & Ellis LLP, located at 609 Main Street, Houston, TX 77002, or remotely by exchange of documents and signatures (or their electronic counterparts), on the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); provided, however, that notwithstanding the foregoing, in no event shall the Closing occur pursuant to this clause (a) prior to March 31, 2023, or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be as set forth in Exhibit A-1 attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.8(a)).

(b) Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be as set forth in Exhibit A-2 attached hereto, and, as so amended and restated shall become the bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.8(a)).

2.6 Directors and Officers. The Parties shall take all actions necessary so that the designees of the sole and managing member of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any of the securities described in this Section 2.7(a), the following will occur:

(i) each share of Company Class A Common Stock, including all shares of Company Class A Common Stock issued upon the acquisition of ATCH Common Units and the surrender of Company Class B Common Stock pursuant to and in accordance with Section 6.11, that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $12.25 per share of Company Common Stock, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 and in accordance with the provisions of Section 2.12;

(ii) each limited liability company interest of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

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(iv) each share of Company Class B Common Stock will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time; provided that for the avoidance of doubt, no adjustment shall be made for the issuance of Company Class A Common Stock upon the acquisition of Company Class B Common Stock pursuant to and in accordance with Section 6.11). Nothing in this Section 2.7(b) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that are held by Company Stockholders who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly demanded appraisal rights with respect thereto in accordance with, and who have otherwise complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, but instead will be entitled to only such rights as are granted by Section 262 of the DGCL. Holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or otherwise loses their rights to appraisal under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such rights, or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) notice of any demands received by the Company for appraisal of Company Common Stock and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

2.8 Equity Awards. Except as otherwise agreed by Parent and an individual holder of a Company Equity Award, as applicable:

(a) Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time that is not a Current Year Company RSU will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time (the “RSU Consideration”).

(b) Company PSUs. At the Effective Time, each Company PSU outstanding as of immediately prior to the Effective Time that is not a Current Year PSU will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (the “PSU Consideration”); provided that to the extent any Company PSU remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, the performance metrics of such Company PSU will be deemed achieved at the greater of target and actual performance effective as of the Effective Time (up to a maximum of 137.5% of target), without any pro-ration.

(c) Company PSOs. At the Effective Time, each Company PSO outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Per Share Price, whether vested or unvested but with respect to which the performance-based vesting conditions would be achieved if the Per Share Price was equal to or greater than the “Threshold Stock Price” thereunder, will automatically, without any action on the part of the

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Parties or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSO as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company PSO (collectively with the RSU Consideration and the PSU Consideration, the “Equity Award Consideration”). Each Company PSO with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.

(d) Payment Procedures. On the Closing Date, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Equity Award Consideration owed to all holders of Company Equity Awards (collectively, the “Equity Award Holders”). As promptly as reasonably practicable, but in any event no later than next regular payday of the Surviving Corporation that is at least five Business Days after the Closing Date, the Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such Equity Award Holders in respect of Company Equity Awards that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12.

(e) Cash Replacement Awards. At the Effective Time, each Current Year Company RSU and each Current Year Company PSU will, without any action on the part of the Parties or the holder thereof, be cancelled and converted into and will become the conditional right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes (each, a “Cash Replacement Award”), equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Current Year Company RSU or Current Year Company PSU, as applicable, as of immediately prior to the Effective Time (the “Cash Replacement Consideration”). Each Cash Replacement Award will be subject to the same terms and conditions (including vesting terms and terms providing for the acceleration of vesting) that apply to the Current Year Company RSU or Current Year Company PSU, as applicable, that it has replaced, other than the right to receive equity rather than cash upon vestings, and provided that, with respect to any Current Year Company PSUs, performance metrics will be deemed achieved at target performance as of the Effective Time, without any pro-ration (such that only time-based vesting conditions remain applicable). Any Cash Replacement Consideration will become payable with respect to a portion of a Cash Replacement Award only to the extent that such portion becomes vested by its terms (subject to the immediately preceding sentence), and in such event will be paid to the holder thereof by the Company or the Surviving Corporation, through its payroll system or payroll provider, on its next regular payday that is at least three (3) business days after the applicable vesting date. For the avoidance of doubt, in the event that a Cash Replacement Award, or portion thereof, does not vest and is therefore forfeited by its terms, then no Cash Replacement Consideration (or other consideration) will be owed with respect to such Cash Replacement Award or portion thereof.

(f) Further Actions. The Company shall take all action necessary to effect the cancellation and conversion of Company Equity Awards and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act), such that, as of the Effective Time, each Company Stock Plan and each Equity Award will have been terminated, and no Person will have any rights in respect of the Equity Awards hereunder or otherwise, including any right to acquire any equity securities of the Company or the Surviving Corporation, other than the right to receive the amounts contemplated by this Section 2.8, if any.

2.9 Payment of Merger Consideration.

(a) Payment Agent. Prior to the Closing, Parent shall (i) at its sole cost and expense, select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. On the Closing Date, at or prior to the Closing, Parent shall (i) deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7 and (ii) pay, on behalf of the Company, by wire transfer of immediately available funds, to the accounts or accounts designated by the respective payee in writing: (A) to each lender or holder of Company Indebtedness and outstanding as of immediately prior to Closing, the amount(s) of Company Indebtedness owed to such lender or holder, which amount is set forth in the applicable Payoff Letter in order to repay in full in cash the Company Indebtedness set forth in each such Payoff Letter

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as of the Closing Date, in exchange for such lender’s or holder’s release of its liens and encumbrances upon the assets of the Company and its Subsidiaries and release of the Company and its Subsidiaries from any obligations under such Company Indebtedness. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of, or fully guaranteed by, the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7, including upon shares of Company Common Stock ceasing to qualify as Dissenting Company Shares; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund shall be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7. All Company Equity Awards have been issued under a Company Stock Plan.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days after the Closing Date), the Parent Entities shall cause the Payment Agent to mail to each holder of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavits of loss in lieu thereof as provided in Section 2.11)), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.11) for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of book-entry shares of Company Common Stock (the “Book-Entry Equity Interests”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Book-Entry Equity Interests. In lieu thereof, each holder of record of a Book-Entry Equity Interest that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (if required) (it being understood that the holders of Book Entry Equity Interests will be deemed to have surrendered such Book Entry Equity Interests upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) following the Effective Time, be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s Book-Entry Equity Interests by (B) the Per Share Price. No interest shall be paid or accrued for the benefit of holders of the Certificates and Book-Entry Equity Interests on the Per Share Price payable upon the surrender of such Certificates and exchange of Book-Entry Equity Interests pursuant to this Section 2.9(c). Until so surrendered or exchanged, outstanding Certificates and Book-Entry Equity Interests shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately

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available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Book-Entry Equity Interests in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Book-Entry Equity Interest surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(f) No Liability. Subject to applicable Law, none of the Payment Agent, Parent, the Surviving Corporation or any other Party shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Equity Interests on the date that is one year after the Effective Time shall be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Book-Entry Equity Interests representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Book-Entry Equity Interests solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Equity Interests are presented to the Surviving Corporation for any reason, they shall (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, the Parties, and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company RSUs, Company PSUs and Company PSOs such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of applicable Taxes. The Parent Entities shall use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding (other than (a) withholding because of the compensatory nature of the applicable payment or (b) U.S. backup withholding) and to cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by Law. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC since February 14, 2020 and at least one Business Day prior to the date of this Agreement (the “Company SEC Documents”) (other than any disclosures contained

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(i) solely in the “Risk Factors” sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) solely in the “Company Statement Regarding Forward-Looking Statements” section in such Company SEC Documents); provided, that this clause (a) shall not be applicable to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6(a), the first two sentences of Section 3.6(b) and Section 3.11(b) or Section 3.24; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to the Parent Entities on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Parent Entities, as of the date hereof and as of the Closing, as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate or other power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2 Power; Enforceability.

(a) The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger, have been duly authorized and approved by the Company Board, and except for obtaining the Requisite Stockholder Approval and filing of the Company Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations and the consummation of the Merger.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Entities, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3 Company Board Approval; Opinion of Financial Advisor; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger, in accordance with the DGCL and the DLLCA upon the terms and subject to the conditions set forth herein; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”).

(b) Opinion of Financial Advisor. The Company Board has received the opinion of BofA Securities, Inc. to the effect that, as of the date of such opinion, and based on and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters set forth therein, the Per Share Price is fair, from a financial point of view, to holders of Company Class A Common Stock (other than GI Partners, L.L.C., Parent, Merger Sub and their respective Affiliates).

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(c) Anti-Takeover Laws. Assuming the accuracy of the representations of the Parent Entities set forth in Section 4.6, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

(d) Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws.

3.4 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract or material Governmental Authorization to which the Company or any of its Subsidiaries are a party or by which any of their properties or assets are bound; (c) do not, assuming the Governmental Authorizations referred to in Section 3.5 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with: (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NASDAQ; (iv) compliance with any applicable requirements of the HSR Act; (v) the Governmental Authorizations set forth on the Nuclear Consents Schedule and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Company Capitalization.

(a) Equity Interests. The authorized capital stock of the Company consists of (i) 500,000,000 shares of common stock, par value $0.0001 per share, including (a) 400,000,000 shares of Company Class A Common Stock and (b) 100,000,000 shares of Company Class B Common Stock; and (iii) 1,000,000 shares of Company Preferred Stock. As of 9:00 p.m., Central Time, on January 27, 2023 (such time and date, the “Capitalization Date”), (A) 37,885,284 shares of Company Class A Common Stock were issued and outstanding; (B) 1,346,212 shares of Company Class B Common Stock were issued and outstanding; (C) no shares of Company Preferred Stock were issued and outstanding; (D) no shares of Company Common Stock were held by the Company as treasury shares; and (E) no Company Warrants were issued and outstanding. As of the Capitalization Date: (1) 1,346,212 ATCH Common Units were issued and outstanding; and (2) no “Series A Preferred Units” of ATC Holdings were issued and outstanding. All issued and outstanding shares of Company Common Stock and the equity interests of ATC Holdings are validly issued, fully paid and nonassessable.

(b) Stock Awards. As of the Capitalization Date, there were (i) 1,063,104 shares of Company Class A Common Stock subject to outstanding Company RSUs; (ii) 634,806 shares of Company Class A Common Stock subject to outstanding Company PSUs (assuming achievement of maximum levels of performance); and (iii) outstanding Company PSOs (assuming achievement of all performance levels) to acquire 547,943 shares of Company Class A Common Stock with a weighted average exercise price of $10.50 per share. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Preferred Stock or Company Common Stock, other than pursuant to the vesting and settlement of Company RSUs or Company PSUs or the exercise of Company PSOs, in each case, which were granted prior to the date of this Agreement and disclosed

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in the prior sentence. Each Company PSO (A) was issued with an exercise price that is at least equal to the fair market value of a share of Company Common Stock as of the grant date and (B) was issued with respect to a share of common stock of the Company that constitutes service recipient stock for purposes of Section 409A of the Code. Each Company Equity Award issued under a Company Stock Plan has at all relevant times been exempt from or complied with Section 409A of the Code.

(c) Company Securities. Except as set forth in Sections 3.6(a) and (b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those which have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date, as set forth in Section 3.6(b); (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary thereof); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”). Immediately after the Effective Time, no Company Securities will be subject to any Liens except for (i) Permitted Liens, (ii) any such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Laws of other applicable jurisdictions or (iii) Liens arising out of or resulting from any financing actions by or on behalf of Parent and its Affiliates.

(d) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. None of the Company or any of its Subsidiaries has outstanding, any bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of Company Shares or other Company Securities on any matter.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter set forth, as of the date hereof, a true, correct and complete list of the Subsidiaries of the Company and the ownership interest of the Company or its applicable Subsidiary in each Subsidiary. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company or a wholly owned Subsidiary of the Company owns 100% of the capital stock or other equity interest of each direct or indirect Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No

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Subsidiary of the Company owns any shares of capital stock or other securities of the Company. Each of the Subsidiaries’ Company Securities have been validly issued and are fully paid and, to the extent such concept is applicable to such Company Securities, non-assessable.

3.8 Company SEC Documents. Since January 1, 2020 and through the date of this Agreement, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing, or, in the case of any registration statement or proxy statement, as of the date of effectiveness thereof and as of the date of mailing, respectively), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Document was filed. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of active, ongoing SEC review.

3.9 Company Financial Statements; Internal Controls; Disclosure Controls and Procedures.

(a) Company Financial Statements. The consolidated financial statements (including any notes and schedules thereto) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and year-end adjustments as permitted).

(b) Disclosure Controls and Procedures, Internal Controls. The Company has established and maintains “disclosure controls and procedures” and a system of “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) as required by the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that that information required to be disclosed by the Company in the reports that it files or furnished under the Exchange Act is (A) recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act of 2002.

(c) Since January 1, 2020, none of the Company, nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and/or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting or any claim or allegation regarding any of the foregoing. For the purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the respective meanings ascribed to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement.

(d) Since January 1, 2020, (i) neither the Company nor any of its Subsidiaries, nor any director or officer nor any employee, auditor, accountant or other representative of the Company or any of its Subsidiaries, has received any written, or to the Knowledge of the Company, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any written, or to the Knowledge of the Company, oral, complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported in writing evidence of a material violation of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated thereunder, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

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(e) The books of account of the Company and its Subsidiaries have been kept and maintained accurately in all material respects in accordance with GAAP, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects.

(f) There are no off-balance sheet arrangements (as described in Instruction 8 to Section 303(b) of Regulation S-K promulgated under the Exchange Act) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements included in the Company SEC Documents.

(g) Since January 1, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and requirements of NASDAQ.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) specifically reflected or reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents; (b) arising pursuant to this Agreement or incurred in connection with the Transactions or in connection with obligations under existing Contracts or applicable Law (but not in connection with any breach of Contract or violation of Law); (c) incurred in the ordinary course of business since September 30, 2022 (but none of which arises from breach of Contract, violation of Law, tort, infringement, or misappropriation); or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Absence of Certain Changes.

(a) Since September 30, 2022, through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures) and have not taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to Section 5.2.

(b) Since September 30, 2022, through the date of this Agreement, there has not been any effect, change, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Material Contracts.

(a) List of Material Contracts. Section 3.12(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each counterparty thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed, all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to, or would give rise to a right of termination, cancellation or acceleration of any right or obligation under, any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) Section 3.12(c) of the Company Disclosure Letter sets forth a true, correct and complete list of the Material Customers and the Material Suppliers. To the Knowledge of the Company, since December 31, 2021, the Company has not received any written notice from or on behalf of any Material Customer or Material Supplier indicating that such Material Customer or Material Supplier intends to terminate or not renew, any Material Contract with such Material Customer or Material Supplier.

3.13 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good and valid fee simple title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”), free and clear of Liens, except Permitted Liens; (b) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all Liens (except for Permitted Liens); (c) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,” together with the Owned Real Property, the “Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (d) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods. Section 3.13 of the Company Disclosure Letter sets forth a true and complete list of all material Owned Real Property and material Leased Real Property other than Leased Real Property that is licensed or used by the Company or its Subsidiaries in the ordinary course of business pursuant to commercial contracts the primary purpose of which is not the license or use of real property.

3.14 Environmental Matters.

(a) The Company and its Subsidiaries are and, since January 1, 2020, have been in compliance in all material respects with all applicable Environmental Laws, which such compliance includes the possession of and material compliance with all Environmental Permits required for the operation of their business as currently conducted;

(b) No material written notice of violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved;

(c) No material Legal Proceeding is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law;

(d) There has been no release of Hazardous Substances by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person on the Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case which such release was in material violation of Environmental Laws, occurred in a manner or to a degree that required any material reporting, investigation, remediation or other response pursuant to any Environmental Law, or that reasonably could be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental Law.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter includes a complete and accurate list of all Registered Intellectual Property issued to, or registered or applied for by or on behalf of, the Company or any of its Subsidiaries, specifying as to each such item, as applicable, the registered owner (and any co-owner(s), as applicable), the jurisdiction of application or registration, the application or registration number and the date of application or registration. The Company has maintained all Registered Intellectual Property in the ordinary course of business and all such Registered Intellectual Property is subsisting, valid, and, to the Knowledge of the Company, enforceable, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property used or held for use in their respective businesses as currently conducted, all such Intellectual Property constitutes all of the Intellectual Property that is necessary for the business of the Company and its Subsidiaries as currently conducted, and the Company and its Subsidiaries will continue to own, license or have the right to use all such Intellectual Property immediately following the Closing to the same extent as prior to the Closing; provided, however, that the representation and warranty in the first sentence in this Section 3.15(b) shall not constitute or be deemed or construed as any representation or warranty with respect

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to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property. The Company or any of its Subsidiaries, as applicable, exclusively own all right, title and interest to the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c) Except as would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth in Section 3.15(c) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company as of the date of this Agreement, threatened Legal Proceedings by any Person against the Company or any of its Subsidiaries, and in the three years prior to the date hereof there have been no pending Legal Proceedings or Legal Proceedings threatened in writing, (i) alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of any other Person (including any demand to refrain from using, or any invitation to license, any Intellectual Property of any other Person), or (ii) challenging the ownership, validity, scope, use or enforceability of any Company Intellectual Property.

(d) Except as would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not currently infringe, misappropriate or violate, and in the three years prior to the date hereof has not infringed, misappropriated, or violated, any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property. In the last three years neither the Company nor any of its Subsidiaries has sent any notice, charge, complaint or demand to, or asserted or threatened any material Legal Proceeding or material claim against any Person, alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(e) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of Trade Secrets owned, held or possessed by them. The Company and its Subsidiaries are not in breach of and have not breached, in any material respect, any obligations or undertakings of confidentiality which they owe or have owed to any third party.

(f) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect in all material respects the IT Assets. The IT Assets are adequate and satisfactory in all material respects for the business as presently conducted, and the Company or any of its Subsidiaries have the rights to use the IT Assets as such. In the two years prior to the date hereof, (i) the IT Assets have not suffered any material failures, defects, or disruptions, and have functioned consistently and accurately in all material respects since being installed, (ii) to the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of any of the Company and its Subsidiaries’ IT Assets, and (iii) there have been no material shortfalls reported through any audits of the IT Assets.

3.16 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed (taking into account valid extensions) all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has paid, all material amounts of Taxes (including any material withholding Taxes) that are required to be paid by it.

(c) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired (other than automatic extensions of time in which to file Tax Returns obtained in the ordinary course of business).

(d) No audits or other examinations with respect to a material amount of Taxes of the Company or any of its Subsidiaries are presently in progress and neither the Company nor any of its Subsidiaries has received any written notice that any such audit or examination with respect to a material amount of Taxes is pending or threatened. No taxing authority has asserted in writing any deficiency, claim or proposed adjustment with respect to a material amount of Taxes of the Company or any of its Subsidiaries, which deficiency, claim or proposed adjustment has not been satisfied by payment, fully settled or withdrawn.

(e) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any

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material liability for the Taxes of any other Person, other than the Company and its Subsidiaries by operation of Law, including pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), assumption, or transferee or successor liability.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in, or use of an incorrect method of, accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement”, as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign tax law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing or (iv) prepaid amount received or deferred revenue accrued prior to the Closing.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code in the two year period ending on the date of this Agreement.

(h) The U.S. federal income tax classifications of the Company and each of its Subsidiaries are set forth on Section 3.16(a)(viii) of the Company Disclosure Letter.

(i) No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be required to file Tax Returns in, or subject to Tax by, that jurisdiction, which claim has not been fully resolved or withdrawn.

(j) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is tax resident in, in a country other than the country in which it is organized.

(k) The Company is not classified as a United States real property holding corporation within the meaning of Section 897(c) of the Code.

(l) No election has been made with respect to ATC Holdings (or any other Subsidiary of the Company that is classified as a partnership for U.S. federal income tax purposes) to apply Subchapter C of Chapter 63 of the Code to any taxable year beginning before January 1, 2018, and no similar election has been made with under any similar provisions of state or local Law.

(m) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

3.17 Employee Benefits.

(a) Employee Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all material Employee Plans. True and complete copies of the following information with respect to all material Employee Plans have been made available to Parent, as applicable: (i) the plan document (or, if such Employee Plan is unwritten, a written description thereof), (ii) the most recent annual Form 5500 and all schedules thereto, (iii) trust, group annuity contract or other funding arrangements, (iv) a current U.S. Internal Revenue Service opinion or favorable determination letter, (v) the most recent summary plan description, if any, together with any summaries of material modifications required under ERISA, (vi) any non-routine correspondence from any Governmental Authority received in the last three (3) years; and (vii) Forms 1094-C for 2017 through 2021 and a sample Form 1095-C for 2021.

(b) Absence of Certain Plans. Except as set forth on Section 3.17(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to, or has any liability with respect to, or to the Knowledge of the Company and solely with respect to the following clauses (i) and (iv), within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to, in each case, including on behalf of an entity that would be considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code, and no Employee Plan is, (i) a “multiemployer

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plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a plan that is subject to Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Laws, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and any related trust intended to be exempt under Section 501(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan or the loss of tax exemption of such related trust under Section 501(a) of the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA or, to the Knowledge of the Company, any breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that, in each case, would reasonably be expected to result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Employee Plan Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or with respect to any Employee Plan, other than routine claims for benefits. No Employee Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Authority, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program (other than any such events that have been closed and for which no material liability remains outstanding).

(e) No Welfare Benefit Plan. Except as set forth on Section 3.17(e) of the Company Disclosure Letter, no Employee Plan provides, and neither the Company nor any of its Subsidiaries is required to provide, post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law at the sole expense of the participant.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Letter or as provided in this Agreement, none of the execution and delivery of this Agreement or the consummation of the Transactions shall (alone or in combination with any other event) (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any compensation or benefits, any increase in compensation or benefits, or any acceleration in the payment or vesting of any compensation or benefits, (ii) result in the forgiveness of indebtedness of any current or former employee, officer, director or independent contractor, or (iii) result in any payment or benefit made by the Company or any of its Subsidiaries that, individually or in combination with any other payment or benefit, could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or would not be deductible by reason of Section 280G of the Code or would be subject to any excise Tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up indemnify or otherwise reimburse any Person with respect to any Tax under Sections 409A or 4999 of the Code.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan that is a “group health plan” for purposes of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (the “ACA”) has been maintained and administered in compliance in all material respects with the ACA, including, to the extent required by the ACA, offering health care coverage that does not subject the Company or any of its Subsidiaries to any assessment under Section 4980H(a) or 4980H(b) of the Code.

3.18 Labor Matters.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to, bound by, or currently negotiating, any CBA; (ii) no employee of the Company or any of its Subsidiaries is represented by a Union with regard to their employment with the Company or any of its Subsidiaries; (iii) to the Knowledge of the Company, there are no, and for the past three years there have been no, threatened or pending (x) petitions filed or proceedings instituted with any labor relations board or similar Governmental Authority, seeking recognition of a bargaining representative by or on behalf of any employee or group

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of employees of the Company or any of its Subsidiaries, or (y) demands for recognition or efforts made to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries; (iv) there is no, and for the past three years has been no, strike, lockout, slowdown, work stoppage, picketing, handbilling or similar material labor activities pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (v) there are no, and for the past three years there have been no, unfair labor practice charges, material labor arbitrations, or material labor grievances pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or similar Governmental Authority; and (vi) no notice, consent, or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) True and complete information as to the name, current job title and current base wage or base salary for all current employees of the Company and its Subsidiaries has been provided to Parent. No officer or executive of the Company or any its Subsidiaries, or any other employee of the Company or any of its Subsidiaries earning an annual base salary equal to or greater than $200,000, (i) has, to the Knowledge of the Company, given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12) month period following the Effective Time or (ii) is employed pursuant to a non-immigrant work visa, work permit or other work authorization that is limited in duration.

(c) There is no pending, or to the Knowledge of the Company, threatened, and for the past three (3) years, there has not been any, (A) Legal Proceeding, (B) to the Knowledge of the Company, actual breach of Company or Subsidiary policy or (C) settlement or similar out-of-course or pre-litigation arrangement, in each case of (A), (B) and (C), relating to sexual or other type of discrimination or harassment by any current or former director, officer or supervisory employee of the Company or any of its Subsidiaries in relation to their work for the Company and its Subsidiaries.

(d) Except as set forth on Section 3.18(d) of the Company Disclosure Letter, since January 1, 2020, neither the Company nor any of its Subsidiaries has implemented any reductions in force or layoffs affecting, placed on unpaid leave or furlough, or materially reduced the hours or weekly pay of, twenty-five (25) or more employees at any site of employment within any ninety (90)-day period.

3.19 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and has been, since January 1, 2020, in material compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2020, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.20 Data Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries’ collection, use, analysis, disclosure, retention, storage, security, and dissemination, and other Processing of Personal Data complies, and during the past two years has complied, with all Privacy Obligations applicable to the Company and its Subsidiaries or to which they are bound in all material respects. The execution, delivery, performance, and consummation of the transaction contemplated hereunder (including the Processing of Personal Data in connection therewith) will not result in a violations of any applicable material Privacy Obligations.

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(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have undertaken reasonable due diligence in respect of any and all third party processors, outsourcers and service providers they have appointed to Process Sensitive Data or their behalf or provide access to the Company’s IT Assets (together, “Processors”) and have taken reasonable steps designed to ensure the protection by such Processors of the security, confidentiality, integrity and availability of all Sensitive Data and the Company’s IT Assets.

(c) To the Knowledge of the Company, the Company and its Subsidiaries have not experienced any material Security Breaches in the past two years. In the past two years, no Person has given written notice to the Company of any Security Breach impacting the Company and its Subsidiaries’ Sensitive Data, and the Company has not notified, or been required by applicable Privacy Obligation to notify, any Person of any Security Breach. To the Knowledge of the Company, the Company has not received any notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Privacy Obligations with respect to Personal Data Processed by the Company or Security Breaches allegedly affecting Sensitive Data Processed by the Company and its subsidiaries or on their behalf. The Company has not, to the Knowledge of the Company, incurred any material liabilities under any Privacy Obligation relating to the privacy or security of Personal Data and has not been involved in, and has never been involved in, any Legal Proceedings related to any Privacy Obligations.

3.21 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and other than any Transaction Litigation brought after the date of this Agreement, there are no, and have not been, since January 1, 2020, any Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b) No Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is, or since January 1, 2020, has been, subject to any order that would prevent or delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.22 Insurance. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete list of all insurance policies (excluding any insurance policies relating to Employee Plans) maintained by the Company or any of its Subsidiaries, including the name of the insurer, policy limits, retentions, premiums and effective dates of each policy (collectively, the “Insurance Policies”). As of the date of this Agreement, the Insurance Policies represent coverage of the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance (excluding, in each case, insurance policies relating to Employee Plans), that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries and in amounts no less than is required by applicable Law and any Contract to which the Company or any of its Subsidiaries is a party. As of the date of this Agreement, all such insurance policies are in full force and effect, and, to the Knowledge of the Company, (a) no written notice of termination, cancellation or non-renewal has been received (other than an expiration of such insurance policy in the ordinary course of business) and (b) there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.23 Anti-Corruption Sanctions and Export and Import Controls Compliance.

(a) None of the Company, any of its Subsidiaries or any officer, director or employee of the Company or its Subsidiaries, or, to the Knowledge of the Company any agent or other third party representative when acting on behalf of any of the Company or its Subsidiaries, is currently or has, in the last three years, taken any action that would cause any of the foregoing to be in violation of any provision of the United States Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010, or any other applicable anticorruption Laws.

(b) The Company and its Subsidiaries have been, for the last three years in compliance with (i) applicable sanctions Laws (including those Laws enforced by the U.S. Treasury, Office of Foreign Assets Control); (ii) applicable export control regulations, including but not limited to laws and regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) U.S. anti-boycott laws and

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requirements (Section 999 of the U.S. Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); or (v) applicable anti-money laundering laws, regulations, rules and guidelines.

(c) The Company and its Subsidiaries maintain effective policies and procedures reasonably designed to comply with applicable anticorruption, sanctions, export control, anti-boycott, and money laundering Laws.

3.24 Brokers. Except for BofA Securities, Inc., there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

3.25 Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement is first filed with the SEC, at any time it is amended or supplemented, as of the date it is first disseminated to the Company Stockholders, in the case of the Proxy Statement, at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent Entities in writing specifically for inclusion or incorporation by reference therein. The Proxy Statement will, as at the date of filing with the SEC, comply as to form in all material respects with the requirements of the Exchange Act.

3.26 Government Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, neither the Company nor its Subsidiaries has (a) materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been the subject of an audit or investigation by any Governmental Authority with respect to any Government Contract (aside from routine audits), nor conducted an internal investigation or made any disclosure with respect to any alleged or potential noncompliance, misstatement, or omission arising under or relating to a Government Contract; (c) been suspended, debarred, proposed for debarment, or otherwise excluded from bidding on, or being awarded, a Government Contract by a Governmental Authority; (d) received from any Governmental Authority or any other Person any written notice of show cause, cure, breach, or default with respect to any Government Contract; or (e) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform.

3.27 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered hereunder, or in any document or agreement executed and delivered in connection with the Transactions, including in any Transaction Document, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent Entities or any of their Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Parent Entities or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III or in any other Transaction Document, any oral or written information presented to the Parent Entities or any of their respective representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties expressly set forth in Article IV or in any other Transaction Document, Company hereby acknowledges that neither the Parent Entities nor any Parent Related Party nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the such Persons, including with respect to any information provided or made available to the Company or its Subsidiaries or any of their respective representatives.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT ENTITIES

The Parent Entities hereby represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite limited liability company power and authority, as applicable, to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. No Parent Entity is in violation of its Organizational Documents.

4.2 Power; Enforceability. Each Parent Entity has the requisite corporate or limited liability company power and authority, as applicable, to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions. This Agreement has been duly executed and delivered by each Parent Entity and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Parent Entity, enforceable against each Parent Entity in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each Parent Entity, the performance by each of Parent Entity of their respective obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of any Parent Entity; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which any Parent Entity is a party or by which any Parent Entity or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to any Parent Entity; and (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Parent Entities, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of any Parent Entity or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each Parent Entity; (b) the performance by each Parent Entity of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, as of the date of this Agreement, threatened against any Parent Entity that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. No Parent Entity is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of the Parent Entities to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Common Stock. No Parent Entity (a) has owned any shares of Company Common Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

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4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Parent Entity or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions for which any Company Related Party would have any liability.

4.8 Ownership and Operations of Merger Sub. Parent owns, beneficially and of record all of the outstanding equity and voting interests in Merger Sub free and clear of all Liens (except for Liens under applicable federal, state and other securities laws). Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by this Agreement.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The approval or adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.10 Stockholder and Management Arrangements. Except for the Voting and Support Agreement, no Parent Entity nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person has agreed to provide, directly or indirectly, equity investment to any Parent Entity to finance any portion of the Merger (other than pursuant to the Equity Commitment Letter).

4.11 Financing.

(a) The Guarantors have delivered to the Company a true, complete and correct copy of a duly and fully executed equity commitment letter, together with all schedules, exhibits, annexes and term sheets attached thereto (the “Equity Commitment Letter”), pursuant to which the Guarantors have committed, subject to the terms and conditions therein, to make a cash equity investment in Parent in the aggregate amount set forth therein solely for the purposes of funding the amounts required to be paid by Parent on the Closing Date pursuant to Section 2.8 and Section 2.9 (the “Equity Financing”). As of the date of this Agreement, the Equity Commitment Letter in the form delivered to the Company has not been amended or modified, no such amendment or modification is contemplated and none of the obligations and commitments contained in such Equity Commitment Letter have been waived, withdrawn, terminated, rescinded or released in any respect and no such waiver, withdrawal, termination, rescission or release is contemplated. Assuming the representations and warranties of the Company set forth in Section 3.6 are accurate, the net proceeds contemplated by the Equity Commitment Letter will in the aggregate be sufficient for Parent and Merger Sub to pay the aggregate Per Share Price, the Equity Award Consideration and any other amount (including any fees or expenses) required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, including as is contemplated by Section 6.11.

(b) The Equity Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of the Guarantors, Parent, Merger Sub and any other party thereto, except as enforcement may be limited by and subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any party to the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated hereby being unavailable or delayed. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent does not have any reason to believe that any party to the Equity Commitment Letter will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it, that the conditions to the Equity Financing in the Equity Commitment Letter will not otherwise be satisfied or that the full amount of the Equity Financing will not be available on the Closing Date. The only conditions precedent or other contingencies related to the obligations to fund the full amount of the Equity Financing are those expressly set forth in the Equity Commitment Letter and this Agreement. As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into side

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letters or other Contracts, arrangements or understandings (whether oral or written and whether or not legally binding) to which any Guarantor, Parent, Merger Sub or any of their Affiliates is a party related to the Equity Financing other than as expressly contained in the Equity Commitment Letter delivered to the Company on or prior to the date of this Agreement. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent or Merger Sub be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

4.12 Limited Guarantee. Concurrently with the execution and delivery of this Agreement, the Guarantors have delivered to the Company the duly executed guarantee of the Guarantor, in favor of the Company, in respect of certain of Parent’s and Merger Sub’s payment obligations under this Agreement (the “Limited Guarantee”). The Limited Guarantee is (a) a legal, valid and binding obligation of the Guarantors, (b) enforceable against the Guarantors in accordance with its terms, subject to the Enforceability Exceptions and (c) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantors under the Limited Guarantee.

4.13 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent Entities, the Parent Entities have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Parent Entities hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which the Parent Entities are familiar, that, except for the representations and warranties expressly set forth in Article III or in any other Transaction Document, the Parent Entities are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III or in any other Transaction Document the Parent Entities have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement or in any other Transaction Document, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, each Parent Entity acknowledges and agrees that, except to the extent expressly set forth in this Agreement or in any other Transaction Document, neither the Company, nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to the Parent Entities or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.14 Parent Entities Information. The information supplied or to be supplied by the Parent Entities in writing specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first filed with the SEC, at any time it is amended or supplemented, as of the date it is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The representation and warranty in this Section 4.14 does not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information that supplied by the Company or any of its Representatives.

4.15 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Parent Entities in this Article IV or in any certificate delivered pursuant to this Agreement, no Parent Entity nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to any Parent Entity or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of their Affiliates or representatives. Except for the representations and warranties expressly set forth in Article III or in any other Transaction Document, the Parent Entities hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to any Parent Entity or any of their respective representatives or any information developed by any Parent Entity or any of their respective Representatives.

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ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as may be required, contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 the Company Disclosure Letter, (c) as required by applicable Law or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its (i) reasonable best efforts to conduct its business in all material respects in the ordinary course of business, and (ii) commercially reasonable efforts to preserve intact in all material respects its relationships with customers, suppliers, lenders, lessors, business and joint venture partners, employees, regulators, Governmental Authorities, vendors and other business relations; provided, that, in each case, the Company and its Subsidiaries may make any reasonably necessary changes in their respective business practices in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees; or (B) mitigate third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided that (1) such changes are substantially consistent with the Company’s and its Subsidiaries past practice and (2) prior to making such reasonably necessary changes, the Company shall have, in each case, to the extent reasonably practicable, notified and consulted with Parent and considered in good faith Parent’s views with respect to such changes.

5.2 Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law, (d) as necessary or advisable in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees; or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided that prior to making any such changes, the Company shall have, in each case, to the extent reasonably practicable, notified and consulted with Parent and considered in good faith Parent’s views with respect to such changes or (e) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of their Subsidiaries, to:

(a) amend the Organizational Documents of the Company or any of its Subsidiaries in any respect;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except (i) upon the vesting, exercise, or settlement of, Company Equity Awards; or (ii) as contemplated by Section 5.2(g), Section 6.9 or Section 6.11;

(d) reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Class A Common Stock in connection with the surrender of shares of Company Class A Common Stock by holders of Company PSOs issued prior to the date hereof in order to pay the exercise price of such Company PSOs as part of the net settlement thereof, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company PSOs issued prior to the date hereof and the vesting and settlement of Company RSUs or Company PSUs, in each case, issued prior to the date hereof and (iii) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards, in the case of clauses (i), (ii) and (iii), in accordance with their terms;

(e) (i) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for (A) cash dividends made by any direct or indirect Subsidiary of ATC Holdings to another Subsidiary of the Company that, is directly or indirectly, wholly owned by ATC Holdings; or (B) Tax distributions made in accordance with the Organizational Documents of ATC Holdings; or (ii) pledge or encumber any shares of its capital stock or other equity or voting interest, except under the Company Credit Agreement;

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(f) (i) incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money, except (A) borrowings in the ordinary course of business for working capital purposes under the ABL Company Credit Agreement as in effect on the date hereof or under revolving facilities that replace, renew, extend, refinance or refund such existing credit facilities (including indebtedness incurred to repay or refinance related fees and expenses), (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (C) performance bonds and surety bonds entered into in the ordinary course of business in a manner consistent with past practices, (D) any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries or (E) any additional indebtedness in an amount not to exceed $5,000,000 in the aggregate; provided that such indebtedness referred to in this clause (E) may be repaid without penalty at the Closing or (ii) permit any of its material assets to become subject to a lien or other encumbrance (other than a Permitted Lien);

(g) (i) adopt or amend in any material respect, or terminate any material Employee Plan or any arrangement that would be a material Employee Plan if it were in effect on the date hereof; (ii) increase the compensation or benefits of, or grant any equity awards to, any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries; or (iii) hire, engage or terminate the employment or engagement of any employee or independent contractor earning annual base compensation equal to or in excess of $200,000 or at or above the Senior Vice President or Director level; except, in the case of each of clauses (i) and (ii), (A) any increase in base compensation in the ordinary course of business consistent with past practice for non-officer employees whose annual base compensation does not exceed $200,000 after giving effect to such increase and whose title is below the Senior Vice President or Director level; (B) to the extent required by applicable Law or pursuant to any Employee Plan in effect on the date of this Agreement and disclosed on the Company Disclosure Letter; or (C) in conjunction with immaterial annual renewal or plan design changes for health and welfare Employee Plans that are made in the ordinary course of business consistent with past practice or (D) other than with respect to equity awards, in conjunction with new hires and promotions of non-executive employees earning less than $200,000 per year and who are below the Senior Vice President or Director level and changes in job position or status of any current employee or other service provider to non-executive employee positions earning less than $200,000 per year and that are below the Senior Vice President or Director level, consistent with past practice; and except, in the case of each of clauses (ii) and (iii), with respect to a non-executive employee or individual service provider whose compensation is, in whole or in part, directly billable to a client of the Company or its Subsidiaries and does not create a net annual compensation overhead burden borne by the Company or any of its Subsidiaries that exceeds $200,000;

(h) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by any change in GAAP, Regulation S-X of the Exchange Act (or any change in the interpretation thereof), or by any Governmental Authority or other applicable change in Law;

(i) enter into, modify in any material respect, amend in any material respect, waive any material rights under or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract except, in each case, for renewals in the ordinary course of business on terms that are not less favorable to the Company and its Subsidiaries; provided that any Material Contract (x) described by the definition set forth in Section 1.1(zzzz)(iii) shall be exclusively governed by Section 5.2(k) and (y) described by the definition set forth in Section 1.1(zzzz)(vii) shall be exclusively governed by Section 5.2(f);

(j) acquire any material interest in any Person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) by ATC Holdings or any of its direct or indirect wholly owned subsidiaries of any other direct or indirect wholly owned Subsidiary ATC Holdings LLC, (ii) purchases of assets in the ordinary course of business (other than for the purpose of acquiring a Person through an alternate structure) or (iii) that do not exceed $1,000,000 in the aggregate;

(k) sell, assign, transfer, lease, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of (other than pursuant to the expiration thereof in the ordinary course of business), any of the Company’s or its Subsidiaries’ material tangible assets or businesses, other than (i) such sales, assignments, transfers, leases, mortgages, pledges, surrenders, encumbrances, divestitures or other dispositions that (A) are in the ordinary course of business, or (B) do not have a purchase price that exceeds $500,000 and (ii) such mortgages or pledges pursuant to the Company Credit Agreements;

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(l) sell, assign, transfer, convey, license, abandon, allow to lapse or otherwise dispose of or impair any material Company Intellectual Property, except (i) for non-exclusive licenses granted to customers and service providers in the ordinary course of business and (ii) the expiration of items of Company Intellectual Property in accordance with their maximum statutory term;

(m) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or any Company Related Party, other than transactions, agreements, arrangements or understandings entered into in the ordinary course of business on arm’s length terms with, other than in respect of transactions, agreements, arrangements or understandings relating to employment (which shall not be subject to the following amount), a value of less than $100,000 individually;

(n) make any capital expenditure other than expenditures that (A) are specifically enumerated in the Company’s plan set forth on Section 5.2(n) of the Company Disclosure Letter or (B) are less than $1,000,000 in any one instance and $2,000,000 in the aggregate;

(o) make any loans, advances or capital contributions to or investments in any Person (other than (i) by the Company or ATC Holdings in any of ATC Holdings’ direct or indirect wholly owned Subsidiaries or (ii) pursuant to operating leases and extensions of credit terms to customers, in each case in the ordinary course of business consistent with past practice);

(p) (A) make (outside of the ordinary course of business), change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended material Tax Return, (D) adopt or change any material method of Tax accounting, (E) enter into any closing agreement relating to any material amount of Taxes, (F) agree to extend the statute of limitations in respect of any material amount of Taxes (other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business) or (G) surrender any right to claim a material Tax refund;

(q) negotiate, enter into, amend, extend, or terminate any CBA or recognize or certify any Union as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(r) implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of, twenty-five (25) or more employees at any site of employment at one time;

(s) waive or release in writing any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation in favor of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(t) settle any earn-out obligation of the Company or any of its Securities that has become due and payable in Company Securities other than in cash (to the extent permitted by the terms thereof), as required by the terms thereof as in effect as of the date of this Agreement;

(u) settle or compromise any litigation other than for the payment of cash in aggregate amount not to exceed $250,000 in any one instance or $1,000,000 in the aggregate and other terms that do not impose any material restriction on the business or operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing);

(v) take any action set forth on Section 5.2(v) of the Company Disclosure Letter; or

(w) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of this Section 5.3, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors, and will instruct and use reasonable best efforts to cause each of its other employees, investment bankers, financial advisors, attorneys, accountants, and other representatives and advisors (collectively, “Representatives”) to immediately cease and cause to be terminated any discussions or negotiations with any third party and its Representatives that would be prohibited by this Section 5.3(a) and will immediately (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such third party or its Representatives; (B) terminate all access granted

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to any such third party and its Representatives to any physical or electronic data room (or any other diligence access) and (C) instruct that each Person (other than Parent and its Representatives) that has entered into a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information provided thereunder. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, and will not instruct, authorize or knowingly permit any of their officers or directors or any of their other Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any third party any non-public information relating to the Company and its Subsidiaries or afford to any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case that would reasonably be expected to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or Inquiry (other than informing such third parties of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board or a committee thereof has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives (including its financial advisor), (i) participate or engage in discussions or negotiations with, (ii) subject to an Acceptable Confidentiality Agreement, furnish any non-public information relating to the Company or its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries to any Person or its Representatives that has made or delivered to the Company a bona fide Acquisition Proposal, and (iii) otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was not the result of any material breach of this Section 5.3; provided, however, that the Company and the Company Board (or a committee thereof) may only take the foregoing actions if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably likely lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and provided, further, that the Company will provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access that was not previously made available to Parent prior to or substantially concurrently (but in no event later than twenty-four hours after) the time it is provided to such Person. Notwithstanding anything to the contrary set forth in this Section 5.3, the Company and its Representatives may contact any third party with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal, it being agreed that if the Company Board (or a committee thereof) receives any clarifications from such third party, the Proposal Notice Period will not be deemed commenced until such clarifications are provided to Parent.

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(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof, but prior to the termination of this Agreement pursuant to Article VIII, may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within two Business Days after Parent so requests in writing it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions; or (D) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (D), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication that is required by Law), or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will in and of itself constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and obtaining the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any material change, circumstance, event, effect, development or occurrence with respect to the Company or any of its Subsidiaries that (A) was not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not relate to (1) any Acquisition Proposal (or any proposal that could constitute or is reasonably expected to lead to an Acquisition Proposal or Inquiry); or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(1)         the Company has provided prior written notice to Parent at least four Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(2)prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter or the Limited Guarantee to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event; and (B) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter or the Limited Guarantee proposed by Parent and other information provided by Parent in response to the notice described in clause (1) of this Section 5.3(d)(i), in each case, that are offered in writing by Parent, no later than 11:59 p.m. on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; and

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(3)         following such Event Notice Period, the Company Board (or a committee thereof) (after taking into account, in consultation with the Company’s financial advisor and outside legal counsel, Parent’s proposed revisions to the terms and conditions of this Agreement) shall have determined, after consultation with the Company’s outside legal counsel, that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for two Business Days from the day of such notification.

(ii) if the Company has received a bona fide Acquisition Proposal, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may effect a Company Board Recommendation Change with respect to such Superior Proposal; provided, however, that the Company Board (or a committee thereof) shall not take any such action unless:

(1)         the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)         the Company and its Subsidiaries and their respective Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3)         (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change pursuant to Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during the Proposal Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter or the Limited Guarantee so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter or the Limited Guarantee proposed by Parent and other information provided by Parent during the Proposal Notice Period, in each case, that are offered in writing by Parent, no later than 11:59 p.m. on the last day of the Proposal Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided, however, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be two Business Days); and

(4)         following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(d)(ii)(3), the Company Board (or a committee thereof) (after taking into account, in consultation with the Company’s financial advisor and outside legal counsel, Parent’s proposed revisions to the terms and conditions of this Agreement) shall have determined that, after consultation with the Company’s outside legal counsel, the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change or to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

(e) Notice.

(i) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within twenty-four hours) notify Parent if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to Section 5.3(a), are

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received by the Company or any of its Representatives. Such notice must include (i) the identity of the third party making such Inquiries, offers or proposals, (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii); and (iii) copies of any written materials relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer that is required by Law), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the Company Stockholders required by applicable securities Laws with regard to the Transactions or an Acquisition Proposal and any communication by the Company or the Company Board pursuant to this Section 5.3(f) shall not be deemed to be a Company Board Recommendation Change; provided that the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under this Agreement or permit the Company Board to effect a Company Board Recommendation Change except in accordance with Section 5.3(d).

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give any Parent Entity, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI
ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation, the Parent Entities shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Transactions, including by (i) causing the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, but without limiting Section 6.2, neither the Company or any of its Subsidiaries nor any of the Parent Entities will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty) with effect prior to the Closing; or (iii) material conditions or obligations, including amendments to existing material conditions and obligations with effect prior to the Closing, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c) Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2 Antitrust and Regulatory Matters.

(a) Filings Under Antitrust Laws. Each Parent Entity shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form

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relating to this Agreement and the Merger as required by the HSR Act within ten Business Days following the date of this Agreement. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the relevant Governmental Authorities; and (D) for any applicable Antitrust Laws, take (and cause their Subsidiaries to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act; and (2) obtain all clearances, consents, approvals and waivers pursuant to any Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. Each Parent Entity shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided that (x) no Party may stay, toll or extend any applicable waiting period under the HSR Act or enter into any agreement or understanding with any Governmental Authority with respect to the HSR Act without the permission of the other Parties, which shall not be unreasonably withheld, conditioned or delayed and (y) Parent may, with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), withdraw the Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act one or more times and shall refile on a date agreed upon between outside counsel for Parent and the Company.

(b) Filings Under Nuclear Regulatory Laws. Each Parent Entity shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall make all filings necessary to apply for the consents set forth on the Nuclear Consents Schedule within ten Business Days following the date of this Agreement. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or reasonably requested by the relevant Governmental Authorities; and (D) take all action necessary, proper or advisable to obtain the consents set forth on the Nuclear Consents Schedule as promptly as practicable and in any event prior to the Termination Date.

(c) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to avoid or eliminate each and every impediment under any Antitrust Law and any other Laws applicable to the Merger as promptly as practicable, each Parent Entity shall (and shall cause their respective Subsidiaries to, if applicable) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and any other Laws including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of the Parent Entities (and their respective Subsidiaries, if applicable) or of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of the Parent Entities (and their respective Subsidiaries, if applicable) or of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of the Parent Entities (and their respective Subsidiaries, if applicable) or of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of the Parent Entities (and their respective Subsidiaries, if applicable) or of the Company and its Subsidiaries, including the freedom of action of the Parent Entities (and their respective Subsidiaries, if applicable) or of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement. Parent shall oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority, it being understood that the costs and expenses of all such actions shall borne by the party

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incurring such costs and expenses, whether or not the Merger is consummated, except that the fees for the Parties’ filings required under the HSR Act shall be borne by Parent. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority that is not conditioned on the Closing (provided that Parent may compel the Company to enter into any such agreement or consent decree if they are conditioned on the Closing).

(d) Cooperation. In furtherance and not in limitation of the foregoing, the Parties shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material substantive communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other material written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, substantive meetings or substantive discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any material substantive meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such material substantive meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, however, that Parent shall be primarily responsible for directing the process by which the Parties seek to avoid or eliminate impediments under any applicable authorizations, consents, orders, declarations or approvals of any Governmental Authority, including any Antitrust Law (including the HSR Act) and shall take the lead in all substantive meetings, discussions, videoconferences, telephone conversations or correspondence with any Governmental Authority. Each Party may designate any non-public or competitively sensitive information (including trade secrets) provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public or competitively sensitive information; provided that each Party may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis, and that the Parties shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege, or otherwise not be permitted under applicable Law or Contract.

(e) Other Actions. None of the Parent Entities or the Company shall, and each shall cause each of their Subsidiaries not to, enter into, agree to enter into, or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person that would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of the Parties to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger, or (C) cause any Party to be required to obtain any additional clearances, consents, approvals and waivers under any Laws with respect to the Transactions that would have the effect set forth in clause (A) or (B).

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as practicable following the date of this Agreement, but in no event later than the 15th day following the date thereof, the Company (with the assistance and cooperation of the Parent Entities as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(d), the Company shall include the Company Board Recommendation in the Proxy Statement.

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(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of the Parent Entities as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment on such document and will consider in good faith any such comments.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent Entities, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to any Party or any of their respective Affiliates should be discovered by the Company, on the one hand, or any Parent Entity, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and the Parent Entities and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, without first providing the other Party a reasonable opportunity to review such written communication, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e) Notices. The Company, on the one hand, and Parent Entities, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in any event within three Business Days, following confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (or, if earlier, the tenth day after the Proxy Statement is filed with the SEC if the SEC has not informed the Company that it will review the Proxy Statement).

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as practicable, and in any event within thirty days, following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. The Company shall (i) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval; provided, however, that the Company’s obligations pursuant to this clause (i) shall automatically terminate and be of no further effect upon any Company Board Recommendation Change, and (ii) take all necessary actions in accordance with applicable Law, the Company’s Organizational Documents and the rules and regulations of NASDAQ to duly call, give notice of, convene and hold the Company Stockholder Meeting. Other than with respect to the foregoing proviso, the obligations of the Company under this Section 6.4(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or the Company Board of any Acquisition Proposal or any Company Board Recommendation Change.

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(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, but subject at all times to the requirement of the Company to duly call and hold the Company Stockholder Meeting as promptly as practicable for the purpose of obtaining the Company Stockholder Approval, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) for up to ten Business Days, to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change) that, after consultation with Parent and outside legal counsel, the Company has determined is required by Law; provided that the Company shall not be permitted to adjourn or postpone the Company Stockholder Meeting to a date after seven Business Days prior to the Termination Date. The Company shall, if requested by Parent, postpone or adjourn the Company Stockholder Meeting (A) for the absence of a quorum or (B) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval. The Company agrees that no matters will be brought before the Company Stockholder Meeting other than the adoption of this Agreement and any related and customary procedural matters.

6.5 Anti-Takeover Laws. The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take reasonable actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, subject to reasonable restrictions or limitations as a result of COVID-19 or any COVID-19 Measures afford Parent reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company and its Subsidiaries, except that this Section 6.6 shall not require the Company to provide access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would waive any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that if access, information or documents are withheld for the reasons set forth in clauses (a) – (c), the Company shall inform Parent as to the general nature of what is being withheld and the Company shall use commercially reasonable efforts to provide such access, documents or information without causing the loss of any attorney-client privilege (including entering into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege), violation of Law or Contract or disclosure of trade secrets. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any unreasonably significant interference with the prompt and timely discharge by officers, employees or other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) cause a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable safety and security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor or ambient air, or other environmental media. Notwithstanding anything herein to the contrary, the Parent Entities shall not, and shall cause their respective representatives not to, contact any employee of the Company or any of its Subsidiaries not involved in the negotiation of the transactions contemplated by this Agreement or any customer, technology or other partner, vendor or supplier of the Company in connection with the Transactions, in each case, without the Company’s prior written consent, and the Parent Entities acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 6.6 must be directed to each Co-General Counsel of the Company, or another Person designated in writing by the Company.

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6.7 Rule 16b-3 Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock or Company Equity Awards) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries (i) pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) and (ii) with respect to rights of exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time (including matters arising in connection with the Transactions), now existing in favor of the Indemnified Persons. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation, contribution and the advancement of expenses that are at least as favorable as the indemnification, exculpation, contribution and advancement of expenses provisions set forth in the Organizational Documents of the Company and the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.8(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 350% of the amount paid by the Company for coverage for its last full fiscal year (such 350% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annualized cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.8(b) for an annual cost less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to, instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium.

(c) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

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(d) No Impairment. The obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.8(b) (and their and the Indemnified Persons’ respective successors, heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third-party beneficiaries of this Section 6.8, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(e) Other Claims. Nothing in this Agreement is intended to, or shall be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.9 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding anything to the contrary in Section 6.9(c) - 6.9(f), from and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all CBAs in accordance with their terms as in effect immediately prior to the Effective Time, with respect to any Continuing Union Employees.

(c) Employment; Benefits. For a period of twelve months following the Effective Time (or, if shorter, the applicable employee’s period of employment) (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) a base salary or wage rate, as applicable, and target short-term cash incentive opportunities (including bonus and commission opportunities) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time as set forth in the Employment Agreements and the Severance Practice referenced in Section 6.9(c) of the Company Disclosure Letter; and (iii) other employee benefits (excluding any defined benefit pension, retiree medical, nonqualified deferred compensation, change in control, transaction, incentive equity or equity based arrangements (“Excluded Benefits”)) that are no less favorable in the aggregate than those in effect for (or available to) such Continuing Employee as of the Effective Time. For the avoidance of doubt, and notwithstanding anything to the contrary herein, base salary or wage rate, as applicable, and target short-term cash incentive compensation opportunities shall not be decreased during the Continuation Period for any Continuing Employee employed during that period.

(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee or Continuing Union Employee, as applicable, at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to each Continuing Employee and Continuing Union Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement or termination pay), except to the extent that it would result in duplication of coverage or benefits for the same period of service and except for purposes of any Excluded Benefits. In addition, and without limiting the generality of the foregoing, (i) the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) use commercially reasonable efforts to provide that each Continuing Employee and Continuing Union Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces

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coverage pursuant to a corresponding existing compensation plan, program, policy, arrangement or agreement (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees (and, as applicable, Continuing Union Employees) and their covered dependents; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees (and, as applicable, Continuing Union Employees) and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ (and, as applicable, Continuing Union Employees’) participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees (and, as applicable, Continuing Union Employees) and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) credit the accounts of the Continuing Employees (and, as applicable, Continuing Union Employees) pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee or Continuing Union Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeiture and shall not limit future accruals. Parent and the Surviving Corporation shall be solely responsible for any and all obligations under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

(e) Company Incentive Plans. With respect to each of the Company’s annual cash incentive plans (each, a “Company Incentive Plan”), for the fiscal year in which the Effective Time occurs, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the end of such fiscal year, at the same time or times that Parent, the Surviving Corporation or their applicable Affiliate pays annual bonuses in respect of such fiscal year to other similarly situated employees thereof, but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (the “Annual Bonus”) that is equal to the Annual Bonus that such Continuing Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the Transactions). Notwithstanding anything to the contrary in the foregoing and unless otherwise provided in an applicable Employee Plan, if the employment of a Continuing Employee who is at the Senior Vice President or Director level or above is terminated without “Cause” or due to such Continuing Employee’s resignation with “Good Reason” (as each such term is defined in Section 6.9(e) of the Company Disclosure Letter) before payment of the Annual Bonus (each, a “Qualifying Termination”), subject to such employee’s execution and non-revocation of a release of claims agreement in the Company’s standard form as provided by the Company at the time of termination, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) pay to such Continuing Employee, at the time that Annual Bonuses for the applicable year are paid to employees of the Surviving Corporation and its Subsidiaries generally, a pro-rated portion of the target Annual Bonus that such Continuing Employee would have been entitled to receive under the applicable Company Incentive Plan for such fiscal year if such Continuing Employee had remained employed, with such proration based on the relative portion of the fiscal year during which such Continuing Employee was employed with the Company, Parent, the Surviving Corporation or any of their respective Affiliates.

(f) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, express or implied, this Section 6.9 will not be deemed to: (i) guarantee to any employee or other service provider any right to employment or engagement, or continued employment or engagement for any period of time, or any term or condition of employment or engagement, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries, to terminate the employment of any Continuing Employee or Continuing Union Employee; (ii) establish, amend, or modify any Employee Plan or any other compensation or benefit plan, policy, program, agreement or arrangement maintained or sponsored by Parent, the Company, the Surviving Corporation or their respective Affiliates; or (iii) create any third party beneficiary rights in any current or former employee,

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director, officer, independent contractor, or other service provider of the Company or any of its Subsidiaries (including Continuing Employees, Continuing Union Employees, retirees or beneficiaries or dependents thereof) or any other Person (other than the Parties).

6.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to, and subject to the terms and conditions of, this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. The Parent Entities shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.11 Obligations in Respect of ATCH Common Units and Class B Common Stock. No later than five Business Days prior to Closing, the Company shall deliver to the holders of ATCH Common Units (other than the Company) a Call Election Notice, stating that pursuant to the Company’s rights under Section 4.6(f) of the ATCH LLCA, the Company elects to exercise its Call Right in respect of all ATCH Common Units not held by the Company, effective immediately prior to and conditioned upon the Closing. Each holder of ATCH Common Units, other than the Company, shall be deemed to have offered to sell its ATCH Common Units and the Company shall thereby elect to purchase directly and acquire such ATCH Common Units (together with the surrender and delivery of the same number of shares of Company Class B Common Stock) on the Closing Date, and immediately prior to the Effective Time, by issuing to such holders of ATCH Common Units (or its permitted designee) that number of shares of Class A Common Stock such holder of ATCH Common Units (or its designee) would otherwise receive pursuant to Section 4.6(a)(i) of the ATCH LLCA, whereupon the Company shall acquire the ATCH Common Units deemed to be offered for redemption by such holder of ATCH Common Units (together with the surrender and delivery of the same number of shares of Company Class B Common Stock to the Company for cancellation). The Call Election Notice shall comply in form and substance with the ATCH LLCA.

6.12 Transaction Litigation. Each of the Company and Parent shall keep the other reasonably informed of (including by providing copies of all pleadings with respect thereto), and cooperate with such Party in connection with, any Transaction Litigation. Without limiting the generality of the foregoing, the Company shall (i) give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim, (ii) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) not compromise or settle, or agree to compromise or settle, any Transaction Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.12, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected, provided that if information is withheld due to the attorney-client privilege, the Company shall inform Parent as to the general nature of what is being withheld and the Company shall use commercially reasonable efforts to provide such information without causing the loss of any attorney-client privilege, including entering into a customary common interest or joint defense agreement or implementing such other techniques as reasonably required to preserve any attorney-client privilege), and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company and its counsel shall consider in good faith.

6.13 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided that the Company shall not be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.13; provided, further, that the restrictions set forth in this Section 6.13 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger. Notwithstanding anything herein to the contrary, Parent and its Affiliates and its and their Representatives, without the consent of, or consultation with, the

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Company, may make ordinary course disclosures and communications in connection with fundraising, marketing, reporting or other investment related activities or obligations to its current or prospective general or limited partners, equityholders, members, managers or investors, or in response to routine regulatory inquiries not targeted at information relating to the Company, this Agreement or the Transactions; provided, however, that such ordinary course disclosures and communications are not inconsistent with public statements previously made in accordance with this Section 6.13.

6.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.15 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, as applicable, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.16 Parent Approval. Immediately following the execution and delivery of this Agreement, Parent, in its capacities as the sole member and manager of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DLLCA.

6.17 Certain Arrangements. Without the prior consent of the Company Board, no Parent Entity nor any of their respective Affiliates, directly or indirectly, shall have any formal or informal discussions with respect to, or enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.10 of this Agreement.

6.18 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not, without the prior written consent of the Company in its sole discretion, effect or permit any amendment or modification to be made to, or any waiver of any provision of the Equity Commitment Letter or grant any release of any term of the Equity Commitment Letter.

(b) Subject to the terms and conditions set forth herein, prior to the earlier of the Closing and the valid termination of this Agreement, Parent and Merger Sub shall each use its respective reasonable best efforts to (i) maintain in effect the Equity Commitment Letter and (ii) comply with its obligations pursuant to the Equity Commitment Letter. Nothing in this Agreement shall require, and in no event shall the reasonable best efforts of Parent and Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing (x) from any source other than the Guarantors, (y) in excess of that contemplated by, the Equity Commitment Letter or (z) in circumstances other than those set forth in Section 9.8(b)(ii). Parent and Merger Sub shall give the Company prompt notice of, and keep the Company reasonably informed on a current basis and in reasonable detail of, (1) any breach, default, termination or repudiation by any party to the Equity Commitment Letter of which Parent or Merger Sub becomes aware, including the receipt of any written notice or communication with respect thereto and (2) the occurrence of any change, circumstance, event, effect or development that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or a portion of the Equity Financing at the Closing.

(c) Company Cooperation.

(i) Prior to the earlier of the Closing and the valid termination of this Agreement, the Company agrees to, and shall cause its Subsidiaries and its and their respective officers, employees, advisors and other representatives to, upon the reasonable request of the Parent Entities, to use commercially reasonable efforts to cooperate with the Parent and Merger Sub in connection with the arrangement of the Debt Financing, including, but not limited to, (A) participating in a reasonable number of bank meetings, due diligence sessions and similar presentations to and with prospective Debt Financing Sources and rating agencies, including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, in each case, at times to be agreed; provided it is acknowledged and agreed that such meetings may be conducted through telephonic or electronic means, (B) assisting with the preparation of

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customary materials for rating agency presentations, lender and investor presentations, business projections, bank information memoranda and other customary marketing and syndication materials required in connection with the Debt Financing, (C) assisting with the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, as may be reasonably requested by Parent, (D) cooperating in satisfying the conditions precedent set forth in the Debt Commitment letter or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company or its Subsidiaries, (E) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by the Parent Entities or otherwise reasonably facilitating the pledging of collateral, provided that, such documents will not take effect until the Closing, (F) solely to the extent required pursuant to the terms of the Debt Financing, providing quarterly and annual financial statements of the Company (excluding footnotes) to the extent the Company customarily prepares such financial statements, within the time such statements are normally prepared, (G) taking all corporate or organizational actions reasonably requested by the Parent Entities to permit the consummation of the Debt Financing and the borrowing or incurrence of the Debt Financing (provided that no such action shall be effective prior (and subject) to the Closing), and (H) providing to Parent and its Debt Financing Sources at least three (3) Business Days prior to the Closing Date all documentation and other information requested by Parent in connection with “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) to the extent requested at least ten (10) days prior to the Closing. Notwithstanding the foregoing, (1) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates or its and their respective subsidiaries and shall not require the Company or any of its Affiliates or its and their respective subsidiaries to provide any investor, arranger or syndicate lender access to the personnel or facilities of any of the Company or any of its Affiliates or its and their respective subsidiaries that is greater in scope or frequency than the access afforded to the Parent Entities under this Agreement, (2) none of the Company or any of its Affiliates or its and their respective subsidiaries shall be required to provide any disclosures that would breach this Agreement or would cause the breach of any Contract to which any member of the Company or any of its Affiliates or its and their respective Subsidiaries is a party, (3) none of the Company or any of its Affiliates or its and their respective Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing prior to the Closing, (4) none of the Company or any of its Affiliates or its and their respective Subsidiaries nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (5) Persons who are on the board of directors or the board of managers (or similar governing body) of the Company or any of its Affiliates or its and their respective Subsidiaries prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing that are not contingent upon the Closing or that would be effective prior to the Closing, and (6) no obligation of the Company or any of its Affiliates or its and their respective Subsidiaries or any of their respective representatives undertaken pursuant to the foregoing shall be effective until the Closing. For the avoidance of doubt, none of the Company or any of its Affiliates or its and their respective Subsidiaries shall be required to provide, and the Parent Entities shall be solely responsible for the preparation of, (I) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (II) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure, (III) projections, risk factors or other forward-looking statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of the Regulation S-X or (IV) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K. Nothing contained in this Section 6.18(c) or otherwise shall require the Company or any of its Affiliates or its and their respective Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. The Company shall be given a reasonable opportunity to review and comment on any materials, if any, that are to be presented by the Buyer or its affiliates during any bank meetings (if any) conducted in connection with any syndication of the Debt Financing prior to Closing.

(ii) None of the Company or any of its Affiliates or its and their respective Subsidiaries or any of their respective representatives shall be required to take any action that would subject such Person to actual or potential Liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other Liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 6.18(c) or any information utilized in connection therewith. The Parent Entities shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors, employees or agents from and against any and all losses suffered or incurred by them in connection with any of their cooperation or assistance with respect to the arrangement of the Debt Financing and the performance

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of their respective obligations under this Section 6.18(c) and any information utilized in connection therewith except, in each case, to the extent arising from the willful misconduct, gross negligence, intentional fraud or intentional misrepresentation of the Company or any of its Subsidiaries or their respective officers, directors, employees or agents or information provided by or on behalf of the Company or any of its Subsidiaries for use in connection with the Debt Financing. Parent Entities shall, promptly upon request of the Company, reimburse the Company or any of its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with the cooperation required by this Section 6.18(c).

(iii) The Company and its Subsidiaries consent to the customary and reasonable use of their logos in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d) Notwithstanding the foregoing or anything contained in this Agreement, the Parent Entities each acknowledge and agrees that (i) the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by any of the Parent Entities or their Affiliates of the proceeds of the Debt Financing or the Equity Financing and that any failure by the Parent Entities to consummate the Closing on the Closing Date by reason of absence of the Debt Financing or Equity Financing shall constitute a breach by the Parent Entities of this Agreement and (ii) a breach by the Company, its Affiliates or their respective Subsidiaries or representatives of their obligations under this Section 6.18 shall not result in the failure of any condition set forth in this Agreement or provide Parent Entities with the right to terminate this Agreement unless such breach is a Willful and Material Breach.

6.19 USRPHC Certificate. On or prior to the Closing, the Company shall provide Parent with a properly completed and executed certificate satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

6.20 Preparation of Tax Returns. Parent shall prepare all income Tax Returns of ATC Holdings and its Subsidiaries the income shown on which is reflected on the Tax Returns of any member of ATC Holdings or any equityholders on a “pass-through” basis for all Pre-Closing Tax Periods and Straddle Periods that are due after the Closing Date (each, a “Pass-Through Income Tax Return”). Each Pass-Through Income Tax Return shall be prepared in accordance with the past practice of ATC Holdings and its Subsidiaries, unless otherwise required by Law or this Agreement.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger is subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof).

(b) Antitrust Laws. The waiting periods applicable to the Merger pursuant to the HSR Act, and any timing agreement between a party and a Governmental Authority not to consummate the Merger shall have expired or otherwise been terminated.

(c) Nuclear Consents. The Governmental Authorizations set forth in the Nuclear Consent Schedule have been obtained.

(d) No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect.

7.2 Conditions to the Obligations of Parent Entities. The obligations of Parent Entities to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1, Section 3.2, Section 3.3, Section 3.6(c), Section 3.6(d) and Section 3.24 shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent

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that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.6(a) and the first two sentences of Section 3.6(b) shall be true and correct in all respects except for de minimis inaccuracies on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), (iii) the representations and warranties of the Company set forth in Section 3.11(b) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred or arisen after the date of this Agreement that is continuing.

(d) Officer’s Certificate. Parent Entities shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) Payoff Letters. The Company shall have delivered to the Parent customary executed payoff letters (the “Payoff Letters”) with respect to all Company Indebtedness at least three (3) Business Day prior to the Closing Date, which Payoff Letters shall (i) evidence the repayment in full of the Company Indebtedness, (ii) provide instructions for the payment of such amount, and (iii) provide for, upon receipt of such amount, the termination and release of all security interests in, and liens on, the assets of the Company and its Subsidiaries, including any guarantee by the Company and any of its Subsidiaries of any other Person’s obligations securing such indebtedness.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent Entities set forth in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) on the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty need only be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of the Parent Entities to perform their obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).

(b) Performance of Obligations of Parent Entities. The Parent Entities shall have performed and complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by them at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of the Parent Entities, validly executed for and on behalf of the Parent Entities and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

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ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated, and the Transactions may be abandoned, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have materially failed to comply with its obligations under Section 6.2;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Central Time, on July 31, 2023 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (or, in the case of any representation or warranty, such representation or warranty shall have become inaccurate), which breach, failure to perform or inaccuracy (A) would result in a failure of a condition set forth in Section 7.2(a), (b) or (c) and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is 45 days following Parent’s delivery of written notice (stating that Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination) to the Company of such breach, failure to perform or inaccuracy; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if any Parent Entity is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

(f) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by the Company, if any Parent Entity has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement (or, in the case of any representation or warranty, such representation or warranty shall have become inaccurate), which breach, failure to perform or inaccuracy (A) would result in a failure of a condition set forth in Section 7.3(a) or (b) and (B) is not capable of being cured, or is not cured, by such Parent Entity on or before the earlier of (x) the Termination Date and (y) the date that is 45 days following the Company’s delivery of written notice (stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination) to such Parent Entity of such breach, failure to perform or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2; or

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(h) by the Company, (i) if all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their nature or terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (ii) Parent fails to consummate the Transactions by the date that is three Business Days after the later of the first date on which Parent is required to consummate the Closing pursuant to Section 2.3 and the delivery of the notice referred to in clause (iii), and (iii) the Company has irrevocably confirmed to the Parent in writing (that has not been withdrawn or revoked) that, if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letter is funded, the Company stands ready, willing and able to consummate, and will consummate, the Transactions.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or representative of such Party) to the other Parties, as applicable, except that this Section 8.2, Section 8.3 and Article IX shall each survive the termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement will relieve the Company from any liability for fraud or any Willful and Material Breach of this Agreement by the Company prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with its terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, value added, registration, gains, real property transfer, conveyance, excise, recording, license, stock transfer, and other similar Taxes and fees, in each case, arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated (x) by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d), only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the limitations set forth in Section 8.1(c), or (y) by Parent pursuant to Section 8.1(e) (each, an “Applicable Termination”); (B) following the execution and delivery of this Agreement and prior to an Applicable Termination, (x) in the event of a termination pursuant to Section 8.1(c) or Section 8.1(e) an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed or otherwise communicated to the Company or the Company Board and not withdrawn or (y) in the event of a termination pursuant to Section 8.1(d), an Acquisition Proposal for an Acquisition Transaction has been publicly announced, disclosed or made to the Company or the Company Board and not publicly withdrawn or publicly abandoned; and (C) within twelve months following such Applicable Termination, an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will pay to Parent an amount equal to $20,300,000 (the “Company Termination Fee”) concurrently with the earlier of entry into such definitive agreement or consummation of such Acquisition Transaction, in accordance with the payment instructions which have been provided to the Company by Parent as of the date of this Agreement, or as further updated by written notice by Parent from time to time. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

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(ii) If this Agreement is validly terminated pursuant to (A) Section 8.1(c) (and at such time Parent had the right to terminate pursuant to Section 8.1(f)) or Section 8.1(d) (and at such time Parent had the right to terminate pursuant to Section 8.1(f)) or (B) Section 8.1(f), then the Company must promptly (and in any event within three Business Days) following such termination, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c) Parent Payments. If this Agreement is validly terminated pursuant to (i) Section 8.1(g), (ii) Section 8.1(h) or (iii) Section 8.1(c) and at such time the Company has the right to terminate pursuant to Section 8.1(g) or Section 8.1(h), then, in each case, Parent shall promptly (and in any event within three Business Days) following such termination pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company. The Parties acknowledge and agree that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Parent’s Sole Remedy. Subject to Parent’s right to specific performance pursuant to Section 9.8, Parent’s receipt in full of the Company Termination Fee pursuant to Section 8.3(b), together with any Enforcement Expenses, shall be the sole and exclusive monetary remedy of the Parent Entities and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, in the circumstances where such Company Termination Fee, together with any Enforcement Expenses, is payable. Upon payment in full of the Company Termination Fee, together with any Enforcement Expenses, in the circumstances where the Company Termination Fee is payable, none of the Company Related Parties shall have any further liability or obligation to any Parent Entity relating to or arising out of this Agreement, any Transaction Document or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) shall remain obligated with respect to, and Parent its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a)) through the Company or otherwise, whether by or through the attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of any Party against any Company Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise. In the circumstances where the Company Termination Fee is payable, in no event shall the Company or any of its Subsidiaries have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Company Termination Fee together with any Enforcement Expenses (less any portion thereof that has been paid), in the circumstances where the Company Termination Fee together with any Enforcement Expenses is payable, and, in the case of this clause (ii), the Company Termination Fee, together with any Enforcement Expenses, shall be the maximum aggregate liability of the Company and its Subsidiaries hereunder in the Circumstances where the Company Termination Fee is payable. The Company Related Parties are intended third party beneficiaries of this Section 8.3(d).

(e) Company’s Sole Remedy. Subject to the Company’s right to specific performance pursuant to Section 9.8, the Company’s receipt in full of the Parent Termination Fee pursuant to Section 8.3(c), together with any Enforcement Expenses, shall be the sole and exclusive monetary remedy of the Company and each of their respective Affiliates against (A) the Parent Entities, the Guarantors, and each of their respective their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Parent Entities, the Guarantors, and each of their respective Affiliates (collectively, the “Parent Related Parties”) in respect of this Agreement, any Transaction Document and the transactions contemplated hereby and thereby. Upon payment in full of the Parent Termination Fee, together with any Enforcement Expenses, none of the Parent Related Parties shall

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have any further liability or obligation to the Company relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) shall remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a) and the Guarantors shall also be obligated pursuant to the terms and conditions of each Guarantor’s Limited Guarantee) through the Parent Entities or otherwise, whether by or through the attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of any Party against any Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise. In no event shall any Parent Entity have liability for monetary damages (including monetary damages in lieu of specific performance) (i) in circumstances where the Parent Termination Fee is not payable pursuant to this Agreement or (ii) in the aggregate in excess of the Parent Termination Fee together with any Enforcement Expenses (less any portion thereof that has been paid), in the circumstances where the Parent Termination Fee, together with any Enforcement Expenses, is payable, and, in the case of this clause (ii), the Parent Termination Fee, together with any Enforcement Expenses, shall be the maximum aggregate liability of the Parent Entities hereunder. The Parent Related Parties are intended third party beneficiaries of this Section 8.3(e).

(f) Payments; Default. Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of 2% plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”); provided that, in no event shall the Enforcement Expenses payable by the Company or the Parent Entities exceed $10,000,000 in the aggregate in either case.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each Party (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that the Parent Entities shall be deemed to be a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right.

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ARTICLE IX
GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail (absent an automated reply by email indicating that such email was not received) or by hand, in each case to the intended recipient as set forth below:

(a)     if to the Parent Entities to:

GI Apple Midco LLC
c/o GI Partners, L.L.C.
Four Embarcadero Center, Suite 3200
San Francisco, CA 94111
Attention:	David Smolen
Email:	david.smolen@gipartners.com

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention:	Neill Jakobe
Brandon Howald
Email:	Neill.Jakobe@ropesgray.com
Brandon.Howald@ropesgray.com

(b)    if to the Company (prior to the Effective Time) to:

Atlas Technical Consultants, Inc.
13215 Bee Cave Parkway
Building B, Suite 230
Austin, TX 78738
Attention:	Brad Twombly
Email:	Brad.Twombly@oneatlas.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention:	William J. Benitez, P.C.
Robert P. Goodin
Camille E. Walker
Email:	william.benitez@kirkland.com
robert.goodin@kirkland.com
camille.walker@kirkland.com

Annex A-58

Any notice received at the addressee’s location (including via e-mail) on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent or Merger Sub may, without the consent of any other Party, transfer or assign its respective rights hereunder (i) to any of its Affiliates or (ii) for collateral security purposes to the Debt Financing Sources; provided that such transfer or assignment referred to in clauses (i) or (ii) shall neither relieve Parent or Merger Sub of its obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. The Parties hereby acknowledge that GI Partners Acquisitions LLC, a Delaware limited liability company, and the Company have previously executed the Confidentiality Agreement, dated November 11, 2022 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Each of the Parent Entities and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to the Parent Entities or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each Parent Entity agrees to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the Parent Entities, GI Partners Acquisitions LLC and their Affiliates and Representatives shall be permitted to provide information and materials provided to or received by the Parent Entities by or on behalf of the Company or its Subsidiaries to actual or potential Debt Financing Sources and equity financing sources in connection with the Debt Financing or any equity financing, in each case, subject to such Debt Financing Sources or equity financing sources agreeing to treat such information and materials as confidential.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Exhibits and Schedules attached hereto, the Company Disclosure Letter, the Limited Guarantee and the Equity Commitment Letter, the Debt Commitment Letters, the Fee Letter, the Voting and Support Agreement or in any other document or agreement executed and delivered in connection with the Transactions (the “Transaction Documents”) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement shall (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except (a) as set forth in Section 6.8, (b) if the Closing occurs, for the right of the holders of Company Common Stock or Company Equity Awards or Cash Replacement Awards to receive the Per Share Price, the Equity Award Consideration and the Cash Replacement Consideration, respectively, in each case after the Effective Time in accordance with the terms of this Agreement, and (c) the Company Related Parties and the Parent Related Parties as set forth in or as contemplated by Section 8.3(d) and Section 8.3(e), as applicable.

Annex A-59

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Parent Entities, on the other hand, for the harm that would result from a breach of this Agreement, and shall not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree, other than objections to enforce the limitations set out in Section 9.8(b)(ii), not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or the Parent Entities, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement, or to enforce compliance with, the covenants, obligations and agreements of the Parent Entities pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require or request the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that, subject to Section 9.8(b)(ii), (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to specific performance of each Parent Entity’s obligations to cause the Equity Financing to be funded and to consummate the Transactions only if (i) all of the conditions set forth in Section 7.1 and 7.2 (other than those conditions that by their nature or terms are to be satisfied at the Closing, so long as such conditions are at the time capable of being satisfied as if such time were the Closing) have been satisfied as of the time when Closing is required to have occurred pursuant to Section 2.3 (ii) Parent fails to consummate the Transactions by the date that is three Business Days after the date on which Parent is required to consummate the Closing pursuant to Section 2.3 and (iii) the Company has irrevocably confirmed to the Parent in writing (that has not been withdrawn or revoked) that the Closing will occur pursuant to Article II if specific performance is granted and the Equity Financing is funded in accordance with the Equity Commitment Letter. For the avoidance of doubt, while the Company shall have the right to seek (i) an injunction, specific performance or other equitable remedies in accordance with this Section 9.8 and (ii) payment of the Parent Termination Fee, under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive both (A) a grant of specific performance to cause the Equity Financing to be funded (whether

Annex A-60

under this Agreement or the Equity Commitment Letter) or other equitable relief to cause the aggregate Per Share Price to be paid and the Closing to occur, on the one hand, and (B) payment of the Parent Termination Fee and any Enforcement Expenses (if any), on the other hand.

9.9 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of any Party in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding based on, arising out of or relating to this Agreement or the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy based on, arises out of or relating to this Agreement or the Transaction; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding based on, arising in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient forum and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding based on, arising out of or relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each Party agrees that a final judgment in any Legal Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS ARE LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as the Parties, except for claims that the Company may assert in accordance with the Limited Guarantee or Equity Commitment Letter. No Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith (other than the right of the Company to seek specific performance of the Equity Commitment Letter in accordance with the terms thereof and Section 9.8(b)(ii) and claims by the Company against each Guarantor under (and subject to the limitations of) its Limited Guarantee). Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to, and to cause the Company Related Parties not to, seek

Annex A-61

to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than the right of the Company to seek to cause specific performance by Parent of the Equity Commitment Letter in accordance with the terms thereof and Section 9.8(b)(ii) and claims by the Company against each Guarantor under (and subject to the limitations of) its Limited Guarantee). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, including with respect to the Comprehensive Environmental Response, Compensation, and Liability Act and any other Environmental Law, except pursuant to the provisions set forth in this Agreement.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15 Debt Financing Matters. The Parties hereby agree that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 9.15 shall limit the liability or obligations of the Debt Financing Sources under the Debt Commitment Letter or the Fee Letter), (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letter, the Fee Letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan in the City of New York and any appellate court thereof and each Party hereto irrevocably submits itself and its properties with respect to any such legal action to the exclusive jurisdiction of such court, (c) any interpretation of the Debt Commitment Letter or the Fee Letter will be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (d) no party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (e) the waiver of rights to trial by jury set forth in Section 9.11 applies to any such claim, suit, action or proceeding, (f) only Parent (including its successors and permitted assigns under the Debt Commitment Letter) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter, (g) no amendment or waiver of this Section 9.15 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provision) that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources and (h) the Debt Financing Sources are express and intended third party beneficiaries of, and may rely upon and enforce, this Section 9.15. This Section 9.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[Signature page follows.]

Annex A-62

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

GI APPLE MIDCO LLC
By:	/s/ David A. Smolen
Name:	David A. Smolen
Title:	Secretary
GI APPLE MERGER SUB LLC
By:	/s/ David A. Smolen
Name:	David A. Smolen
Title:	Secretary

[Signature Page to Merger Agreement]

Annex A-63

ATLAS TECHNICAL CONSULTANTS, INC.
By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A-64

Annex B

Opinion of BofA Securities, Inc.

January 30, 2023

The Board of Directors
Atlas Technical Consultants, Inc.
13215 Bee Cave Parkway, Building B, Suite 230
Austin, Texas 78738

The Board of Directors:

We understand that Atlas Technical Consultants, Inc. (“Atlas”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) among Atlas, GI Apple Midco LLC (“GI Apple Midco”), an affiliate of GI Partners, L.L.C. (“GI Partners”), and GI Apple Merger Sub LLC, a wholly owned subsidiary of GI Apple Midco (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Atlas (the “Merger”) and each outstanding share of Class A common stock, par value $0.0001 per share, of Atlas (“Atlas Class A Common Stock”) will be converted into the right to receive $12.25 in cash (the “Consideration”). We also understand that, prior to consummation of the Merger, Atlas will exercise a call option pursuant to which Atlas will acquire all outstanding common units of Atlas TC Holdings LLC (“ATCH Common Units”), together with the surrender and delivery of the same number of shares of Class B common stock, par value $0.0001 per share, of Atlas (“Atlas Class B Common Stock”), in exchange for shares of Atlas Class A Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to holders of Atlas Class A Common Stock (other than, as applicable, GI Partners, GI Apple Midco, Merger Sub and their respective affiliates) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)          reviewed certain publicly available business and financial information relating to Atlas;

(ii)         reviewed certain internal financial and operating information with respect to the business, operations and prospects of Atlas furnished to or discussed with us by the management of Atlas, including certain financial forecasts and estimates relating to Atlas prepared by the management of Atlas reflecting a standalone plan for Atlas (the “base case”) and an additional scenario reflecting an illustrative growth/M&A case (the “illustrative growth/M&A case”), and discussed with the management of Atlas its assessments as to the relative likelihood of achieving the future financial results reflected in the base case and the illustrative growth/M&A case;

(iii)        discussed the past and current business, operations, financial condition and prospects of Atlas with members of the senior management of Atlas;

(iv)        reviewed the trading history for Atlas Class A Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)         compared certain financial and stock market information of Atlas with similar information of other companies we deemed relevant;

(vi)        compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)       considered the results of our efforts on behalf of Atlas to solicit, at the direction of Atlas, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Atlas;

(viii)      reviewed an execution version, dated as of January 30, 2023, of the Merger Agreement; and

(ix)        performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Atlas that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the financial forecasts and other estimates relating to Atlas that we have been directed to utilize in our

Annex B-1

The Board of Directors

Atlas Technical Consultants, Inc.

January 30, 2023

analyses, we have been advised by the management of Atlas, and we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Atlas as to the future financial performance of Atlas under the scenarios reflected therein and the other matters covered thereby and, based on the assessments of the management of Atlas as to the relative likelihood of achieving the future financial results reflected in the base case and the illustrative growth/M&A case, we have relied, at the direction of Atlas, on the base case for purposes of our analyses and opinion.

At the direction of Atlas, we have relied upon the assessments of the management of Atlas as to, among other things, (i) the potential impact on Atlas of certain market, cyclical, competitive, macroeconomic and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the engineering and consulting services industry, including the infrastructure and environmental solutions sector thereof and the public and private sector clients served by Atlas, (ii) implications for Atlas of the global COVID-19 pandemic, (iii) matters relating to prior acquisitions of Atlas, including with respect to the integration thereof, any continuing obligations in connection therewith and assets, liabilities and financial and other aspects involved, and (iv) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees and other personnel, clients, subcontractors and other commercial relationships of Atlas. We have assumed, with the consent of Atlas, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of Atlas or any other entity, nor have we made any physical inspection of the properties or assets of Atlas or any other entity. We have not been requested to make, and we have not made, an independent evaluation of, and we express no opinion or view as to, any pending or potential litigation, claims or governmental, regulatory or other proceedings, actions or investigations or possible unasserted claims or other contingent liabilities affecting Atlas or any other entity. We have not evaluated the solvency or fair value of Atlas or any other entity under any state, federal, foreign or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Atlas, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements or amendments or modifications, will be imposed or occur that would have an adverse effect on Atlas or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, at the direction of Atlas, that the final executed Merger Agreement will not differ in any material respect from the execution version reviewed by us.

We express no opinion or view as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any terms, aspects or implications of any voting and support agreement, call option with respect to ATCH Common Units, surrender and cancellation of Atlas Class B Common Stock or related issuances of Atlas Class A Common Stock or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to holders of Atlas Class A Common Stock (other than as specified below), without regard to individual circumstances of specific holders, including as to any rights, preferences, restrictions or limitations (whether by virtue of voting, control, liquidity, contractual arrangements or otherwise), that may distinguish such holders or the securities held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. No opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation or other consideration to any of the officers, directors or employees of any party to the Merger or any related entities, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Atlas or in which Atlas might engage or as to the underlying business decision of Atlas to proceed with or effect the Merger. We also are not expressing any opinion or view with respect to accounting, tax, legal, regulatory or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws,

Annex B-2

The Board of Directors

Atlas Technical Consultants, Inc.

January 30, 2023

regulations and governmental and legislative policies affecting Atlas or any other entity or the Merger, as to which we understand such advice has been obtained as deemed necessary from qualified professionals, and we have relied, at the direction of Atlas, upon the assessments of representatives of Atlas as to such matters. In addition, we express no opinion or recommendation as to how any securityholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to Atlas in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, Atlas has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of (i) Atlas and certain of its affiliates, (ii) Bernhard Capital Partners Management, LP (“Bernhard Capital Partners”), a significant stockholder of Atlas, and certain of its affiliates and portfolio companies and (iii) GI Partners and certain of its affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bernhard Capital Partners and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lead arranger for a syndicated loan of a portfolio company of Bernhard Capital Partners, (ii) having acted or acting as a manager and arranger for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Bernhard Capital Partners and/or certain of its affiliates and portfolio companies, and (iii) having provided or providing certain treasury management products and services to Bernhard Capital Partners and/or certain of its affiliates and portfolio companies.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to GI Partners and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including having acted as financial advisor to a portfolio company of GI Partners in connection with a sale transaction.

Although we and our affiliates have not provided investment banking, commercial banking and other financial services to Atlas during the two-year period prior to the date hereof, we and/or our affiliates may provide such services to Atlas and/or its affiliates in the future, for which services we and our affiliates would expect to receive compensation.

It is understood that this letter is for the benefit and use of the Board of Directors of Atlas (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Atlas Class A Common Stock (other than GI Partners, GI Apple Midco, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

BOFA SECURITIES, INC.

Annex B-3

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF
DELAWARE

(a)         Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)         Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1)         Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)         Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a.           Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.           Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.           Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.           Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

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(3)         In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)         [Repealed.]

(c)         Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)         Appraisal rights shall be perfected as follows:

(1)         If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)         If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the

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merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)         Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)         Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f)          Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the

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surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)         At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)         After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)          The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)          The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)         From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of

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such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l)          The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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ANNEX D

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of January 30, 2023 (the “Agreement”), among GI Apple Midco LLC, a Delaware limited liability company (“Parent”), and AS&M SPV, LLC, a Delaware limited liability company, and Arrow Environmental SPV, LLC, a Delaware limited liability company, each of which is a stockholder (collectively, the “Holder”) of Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 3,1 hereof, and to the extent applicable, Article VI hereof, the Company.

WITNESSETH:

WHEREAS, Parent, the Company and GI Apple Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub, a Subsidiary of Parent with and into the Company (the “Merger”), as a result of which the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent;

WHEREAS, the Holder and its affiliates are the Beneficial Owners (as defined below) of 16,883,244 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) (such shares of Company Common Stock, the Holder’s and its affiliates’ “Existing Shares” and such Existing Shares, together with any additional capital stock of the Company Beneficially Owned or acquired by the Holder and its affiliates on or after the date hereof, the “Shares”);

WHEREAS, as a condition and an inducement to Parent entering into the Merger Agreement, the Holder is entering into this Agreement with respect to all Company Common Stock that the Holder Beneficially Owns and/or owns of record;

WHEREAS, Parent desires that the Holder agree, and the Holder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, and to deliver a written consent with respect to its Shares or vote its Shares, if applicable, in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
GENERAL

1.1              Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (including by gift, tender or exchange offer, merger, by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (including by gift, tender or exchange offer, merger, operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any hedge, swap, derivative instrument or

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any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date hereof. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

ARTICLE II
AGREEMENT TO RETAIN SHARES

2.1              Transfer and Encumbrance of Shares. From the date hereof until the Termination Date (as defined below), the Holder shall not, with respect to any Shares Beneficially Owned by the Holder, (a) Transfer any such Shares or (b) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto. Notwithstanding the foregoing, this Section 2,1 shall not prohibit a Transfer of any Shares by the Holder to an affiliate of the Holder (in which case such transferee shall be considered the “Holder” hereunder); provided, that a Transfer described in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing to be bound by the terms of this Agreement.

2.2              Additional Purchases; Adjustments. The Holder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity of the Company that the Holder purchases or otherwise acquires or with respect to which the Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date hereof, and the Holder shall promptly notify the Company of the existence and number of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

2.3              Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares or other actions taken or attempted to be taken in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio. In furtherance of the foregoing, the Holder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares. If any involuntary Transfer of any of the Holder’s Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III
AGREEMENT TO CONSENT AND VOTE

3.1              Agreement to Vote. Prior to the Termination Date, the Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted (in person or by proxy) at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Shares:

(a)              in favor of (i) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (ii) the adjournment of the Company Stockholder Meeting if necessary to solicit proxies in favor of the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby or to establish a quorum, and (iii) any other matter or action necessary to the consummation of the Merger (the votes described in clauses (i) - (iii), collectively, the “Transaction Matters”). In furtherance of the foregoing obligations of the Holder, the Holder hereby agrees to deliver or deposit a proxy or voting instruction form, as the case may be, duly completed and executed in respect of all of the Shares, as directed in the Proxy Statement, as soon as practicable following the mailing of the Proxy Statement to the Company Stockholders, and in any event at least 5 days prior to the Company Stockholder Meeting, voting all such Shares in accordance with the foregoing sentence. The Holder hereby agrees that neither it nor any person on its behalf will take any action to withdraw, amend or invalidate any proxy or voting instruction form deposited by the Holder pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Holder might have; provided that, when the Holder is permitted to vote (or consent) only the Recommendation Change Voting Power (as defined below) in favor of approving the Transaction Matters as contemplated by Section 3,2, the Holder may withdraw or amend a proxy or voting instruction form, or

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otherwise take any actions reasonably necessary or advisable, in order to reduce the voting power voted (or consented to) with respect to the approving the Transaction Matters from 100% of the aggregate voting power of the Shares to the Recommendation Change Voting Power; and

(b)              against (i) any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of the Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (A) any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled or (B) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s Organizational Documents); (iv) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company; (v) any election of directors of the Company (other than the election of directors proposed by the Company as part of “management’s slate” in the Company’s own proxy statement) or any other matters proposed by a third party in a proxy solicitation; and (vi) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone, adversely affect or frustrate the purposes of any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3,1 shall be null and void ab initio. If the Holder is the Beneficial Owner, but not the holder of record, of any Shares, the Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3,1.

3.2              Company Board Recommendation Change. Notwithstanding anything to the contrary herein, in the event that the Company Board makes a Company Board Recommendation Change (the “Trigger Event”), the obligations of the Holder under Section 3,1 shall be modified such that the number of Shares voted by the Holder (or with respect to which a written consent is exercised by the Holder) in accordance with Section 3,1 that the Holder must vote (or consent) in favor of approving the Transaction Matters shall, in lieu of all Shares, be no less than the number of Shares (rounded up to the nearest whole share) with voting power equal to (a) the aggregate voting power of the Shares, multiplied by (b) the Proportionate Percentage (such voting power, the “Recommendation Change Voting Power”). The term “Proportionate Percentage.” for purposes of this Agreement, means the percentage of aggregate voting power with respect to all outstanding shares of Company Common Stock held by stockholders of the Company (excluding the Holder) voting in favor of approving the Transaction Matters. For example, if fifty percent of the total aggregate voting power with respect to all outstanding shares of Company Common Stock held by stockholders of the Company (excluding the Holder) consents or votes to approve the Transaction Matters, the Holder must consent or vote no less than fifty percent of the aggregate voting power represented by all Shares of this Section 3,2 to approve the Transaction Matters.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1              Waiver of Appraisal Rights; Litigation. To the fullest extent permitted by law, the Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the DGCL, a copy of which is attached as Exhibit A hereto), any dissenters’ rights and any similar rights relating to the Merger that the Holder may directly or indirectly have by virtue of the ownership of any Shares. The Holder further agrees not to commence, participate in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing. Notwithstanding the foregoing, this Section 4,1 shall not apply to limit in any respect the right or ability of a party hereto to enforce the provisions of this Agreement or the Merger Agreement.

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4.2              Further Assurances. The Holder agrees that from and after the date hereof and until the Termination Date, the Holder shall and shall cause its Subsidiaries to take no action that (a) would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Antitrust Authority or the Company Stockholder Approval, as applicable, or other Governmental Authority required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under this Agreement, (b) would make any representation or warranty of the Holder herein untrue or incorrect, or (c) would have the effect of committing or agreeing to take any of the foregoing actions or any other action that would reasonably be expected to make any of the representations or warranties contained herein untrue or incorrect or would have the effect of preventing or otherwise materially delaying, impeding or impairing the Holder from performing any of its obligations hereunder. The Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

4.3              No Inconsistent Actions or Statements. The Holder shall not, and shall cause its affiliates not to, make any Acquisition Proposal.

4.4              Fiduciary Duties. The Holder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of the Holder’s designees serving solely in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by the Holder’s designees serving as a director of the Company shall not be deemed to constitute a breach of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1              Holder Representations and Warranties. The Holder hereby represents and warrants as follows:

(a)              Ownership. The Holder has, with respect to the Existing Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to deliver written consent, vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b)              Organization; Authority. The Holder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Holder is not in violation of any of the provisions of the Holder’s Organizational Documents. The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c)              No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any Law applicable to the Holder; (ii) violate any order, judgment or decree applicable to the Holder or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its affiliates is a party or any term or condition of its Organizational Documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d)              Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder, require the Holder or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Authority, except such filings and authorizations as may be required under the Exchange Act.

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(e)              Absence of Litigation. There is no action, suit, investigation, complaint or other proceeding pending against the Holder or, to the knowledge of the Holder, any other person, or, to the knowledge of the Holder, threatened against the Holder or any other person that would reasonably be expected to restrict or prohibit (or, if successful, would restrict or prohibit) the performance by the Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

(f)               Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Shares is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(g)              Finder’s Fee. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of the Holder.

5.2              Parent Representations and Warranties.

(a)              Organization; Authority. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is not in violation of any of the provisions of Parent’s Organizational Documents. Parent has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Holder) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions), and no other action is necessary to authorize the execution and delivery by Parent or the performance of Parent’s obligations hereunder.

(b)              No Violation. The execution, delivery and performance by Parent of this Agreement will not (i) violate any provision of any Law applicable to Parent; (ii) violate any order, judgment or decree applicable to Parent or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent or any of its affiliates is a party or any term or condition of its Organizational Documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Parent’s ability to satisfy its obligations hereunder.

(c)              Consents and Approvals. The execution and delivery by Parent of this Agreement does not, and the performance of Parent’s obligations hereunder, require Parent or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Authority, except such filings and authorizations as may be required under the Exchange Act.

(d)              Absence of Litigation. There is no action, suit, investigation, complaint or other proceeding pending against Parent or, to the knowledge of Parent, any other person, or, to the knowledge of Parent, threatened against Parent or any other person that would reasonably be expected to restrict or prohibit (or, if successful, would restrict or prohibit) the performance by Parent of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

ARTICLE VI
MISCELLANEOUS

6.1              No Solicitation. The Holder agrees that it will not, and will cause its affiliates that are under its control not to, and will use commercially reasonable efforts to cause its other affiliates and its and their respective Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) - (v) of Section 5.3(a) of the Merger Agreement. Nothing contained in this Section 6,1 shall prevent any officer of the Company or any member of the Company Board from discharging his or her fiduciary duties solely in his or her capacity as an officer of the Company or a member of the Company Board.

6.2              Notice of Certain Events. The Holder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Holder under this Agreement and (b) the receipt by the Holder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection

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with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6,2 shall not limit or otherwise affect the remedies available to any party.

6.3              No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Holder, and Parent shall not have the authority to direct the Holder in the voting or disposition of any Shares, except as otherwise expressly provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for the purposes of Rule 13d-5(b)(l) of the Exchange Act or for any other similar provision of applicable Law.

6.4              Disclosure. The Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.

6.5              Termination. This Agreement shall terminate at the earlier of (a) the date the Merger Agreement is validly terminated in accordance with its terms, (b) the consummation of the Merger, (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the amount of the Per Share Price, changes the form of the Per Share Price or is otherwise materially adverse to the Holder, or (d) the mutual written consent of the parties hereto (such date, the “Termination Date”). In the event of any such termination of this Agreement, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Parent or the Holder, other than liability for any willful and material breach of this Agreement prior to such termination.

6.6              Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

6.7              Extension; Waiver. At any time prior to the Effective Time, the Holder and Parent may, to the extent legally allowed:

(a)     extend the time for the performance of any of the obligations or acts of the other party hereunder;

(b)    waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c)     waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.8              Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

6.9              Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided,

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that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

if to the Holder, to:

AS&M SPV, LLC
Arrow Environmental SPV, LLC c/o Bernhard Capital Partners 400 Convention Street, Suite 1010 Baton Rouge, LA 70802 Attention:
Timothy J. Poche
Lucie R. Kantrow
E-mail:	tim@bernhardcapital.com
luci e@bernhardcapital. com

With a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 S. Wacker Dr.
Chicago, IL 60606
Attention:	Ameer I. Ahmad
Ryan H. Ferris
E-mail:	aahmad@mayerbrown.com
rferris@mayerbrown.com

and

if to Parent, to:

GI Apple Midco LLC
c/o GI Partners, L.L.C
Four Embarcadero Center, Suite 3200
San Francisco, CA 9411
Attention:	David Smolen
E-mail:	david.smolen@gipartners.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention:	Brandon Howald
Zachary Blume
E-mail:	Brandon.Howald@ropesgray.com
Zachary.Blume@ropesgray.com

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and

if to the Company, to:

Atlas Technical Consultants, Inc.
13215 Bee Cave Parkway
Building B, Suite 230
Austin, TX 78738
Attention:	Brad Twombly
Email:	Brad.Twombly@oneatlas.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention:	William J. Benitez, P.C.
Robert P. Goodin
Camille E. Walker
Email:	william.benitez@kirkland.com
robert.goodin@kirkland.com
camille.walker@kirkland.com

6.10            Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof’ shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Holder means the actual knowledge of any officer of Holder after due inquiry. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature, and (c) an “affiliate” of a specified person is any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or affiliate of the Holder; provided, further, that, for the avoidance of doubt, any member of the Holder shall be deemed an affiliate the Holder; and provided, further, that an affiliate of the Holder shall include any investment fund, vehicle or holding company of which the Holder or an affiliate thereof serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any affiliate of the Holder.

6.11            Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf’) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.12            Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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6.13            Governing Law; Venue; Waiver of Jury Trial.

(a)              THIS AGREEMENT AND ALL ACTIONS, PROCEEDINGS, CAUSES OF ACTION, CLAIMS OR COUNTERCLAIMS (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS, INCLUDING ANY STATUTES OF LIMITATIONS, OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)              THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATIONS LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6,9 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

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THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6,13.

6.14            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature.

6.15            Specific Performance. The parties hereto acknowledge and agree that (a) irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement), and (b) prior to the termination of this Agreement pursuant to Section 6,5, the parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6,15. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require or request the obtaining, furnishing or posting of any such bond or other security. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement (including the Holder’s obligation to deliver the Designated Stockholder Written Consent), all in accordance with the terms of this Section 6,15. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6,15, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.16       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.17       Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf’ format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

6.18       No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Holder and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate (other than the Holder) of any of the foregoing, including the Company (each, unless a permitted transferee contemplated by Section 2,1, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the

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transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. For the avoidance of doubt, nothing in this Section 6,18 shall be deemed to limit, restrict or otherwise affect in any way any rights or remedies available under the Merger Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

GI APPLE MICDO LLC
By:	GI Apple Intermediate Inc.
Its Member
By:	/s/ David A. Smolen
Name:	David A. Smolen
Title:	Secretary

[Signature Page to the Voting and Support Agreement]

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HOLDER:
AS&M SPV, LLC
By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Authorized Representative
ARROW ENVIRONMENTAL SPV, LLC
By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Authorized Representative

[Signature Page to the Voting and Support Agreement]

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COMPANY:
ATLAS TECHNICAL CONSULTANTS, INC.
Solely for purposes of Section 3.1 hereof, and, to the extent applicable Article VI hereof.
By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

[Signature Page to the Voting and Support Agreement]

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EXHIBIT A

The General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)   [Repealed.]

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(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)   If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days

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following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)   Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)   Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 25 l(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f)   Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

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(g)   At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)   After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)   From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval

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of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(1)  The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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ATLAS TECHNICAL CONSULTANTS, INC. 13215 BEE CAVE PARKWAY BUILDING B, SUITE 230 AUSTIN, TX 78738 VOTE BY INTERNET Before The Special Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. CT on , 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Special Meeting - Go to www.virtualshareholdermeeting.com/ATCX2023SM You may attend the meeting via the Internet and vote during the Special Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. CT on , 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ATLAS TECHNICAL CONSULTANTS, INC. The Board of Directors recommends you vote FOR proposals 1 and 2: For Against Abstain 1. To approve and adopt the Agreement and Plan of Merger, dated as of January 30, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Atlas Technical Consultants, Inc. (the “Company”), GI Apple Midco LLC and GI Apple Merger Sub LLC (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger; and 2. To approve the adjournment from time to time of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve and adopt the Merger Agreement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Special Meeting: The Proxy Statement is available at www.proxyvote.com ATLAS TECHNICAL CONSULTANTS, INC Virtual Special Meeting of Stockholders , 2023 CT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of ATLAS TECHNICAL CONSULTANTS, INC., hereby appoint(s) Brian Ferraioli and Bradford Twombly, or either of them, as proxies each with the power to appoint his substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock (including Class A and Class B common stock) of ATLAS TECHNICAL CONSULTANTS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at , CT on ,2023, at www.virtualshareholdermeeting.com/ATCX2023SM, and any adjournment or postponement thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Company’s Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. The undersigned stockholder hereby acknowledges receipt of the Notice of Special Meeting of Stockholders accompanying the proxy statement. Continued and to be signed on reverse side